As filed with the Securities and Exchange Commission on ___________, 2011

           Registration No. 333-177079

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D. C.  20549

Form S-1/A
Amendment No. 1
Registration Statement under The Securities Act of 1933

LIGHTPATH TECHNOLOGIES, INC.
(Exact name of registrant as specified in its Charter)

Delaware (State or other jurisdiction of incorporation)	3674 (Primary Standard Industrial Classification Code Number)	86-0708398 (IRS Employer Identification No.)

2603 Challenger Tech Court, Suite 100
Orlando, Florida 32826
Telephone: (407) 382-4003
(Address, including zip code, and telephone number, including area code, of Registrant’s Principal Executive Offices)

J. JAMES GAYNOR, PRESIDENT & CHIEF EXECUTIVE OFFICER
LightPath Technologies, Inc.
2603 Challenger Tech Court, Suite 100, Orlando, Florida 32826
Telephone:  (407) 382-4003
(Name, address, including zip code, and telephone number, including area code, of agent for service)

COPIES TO:

JEFFREY E. DECKER, ESQ. Baker & Hostetler LLP 200 South Orange Avenue, Suite 2300 Orlando, Florida 32801 Telephone: (407) 649-4017	MICHAEL A. HEDGE, ESQ. K&L Gates LLP 1900 Main Street, Suite 600 Irvine, California 92614 Telephone: (949) 253-0900

Approximate Date of Commencement of Proposed Sale to the Public:  From time to time after the effective date of this registration statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering☐ ______________________

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ ______________________

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: ☐ ______________________

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐

Non-accelerated filer ☐	Smaller reporting company ☒

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities To be Registered	Amount to be Registered	Proposed Maximum Offering Price Per Share	Proposed Maximum Aggregate Offering Price	Amount of Registration Fee
4,500,000 units, each consisting of:
(i) one share of Class A common stock, par value $0.01 per share, (ii) one Warrant A to purchase 0.25 shares of Class A common stock and (iii) one Warrant B to purchase 0.25 shares of Class A common stock

Shares of Class A common stock included in the units	4,500,000	$1.51 (1)	$6,795,000	$778.71

Warrant As to purchase 0.25 shares of Class A common stock	4,500,000	-	$1.51 (1)	- (2)

Class A common stock underlying the Warrant As included in the units	4,500,000	$1.51 (1)	$1,698,750	$194.68

Warrant Bs to purchase 0.25 shares of Class A common stock	4,500,000	-	-	- (2)

Class A common stock underlying the Warrant Bs included in the units	1,125,000	$1.51(1	$1,698,750	$194.68

675,000 units for the underwriters’ over-allotment option, each consisting of: (i) one share of Class A common stock, par value $0.01 per share, (ii) one Warrant A to purchase 0.25 shares of Class A common stock and (iii) one Warrant B to purchase 0.25 shares of Class A common stock

Shares of Class A common stock included in the units	675,000	$1.51(1)	$1,019,250	$116.81

Warrant As to purchase 0.25 shares of Class A common stock	675,000	-	-	- (2)

Class A common stock underlying the Warrant As included in the units	168,750	$1.51(1)	$254,812.50	$29.20

Warrant Bs to purchase 0.25 shares of Class A common stock	675,000	-	-	- (2)

Class A common stock underlying the Warrant Bs included in the units	168,750	$1.51(1)	$254,812.50	$29.20

51,750 shares of Class A common stock underlying the underwriters’ warrants (including underwriters' warrants issued as a result of the over-allotment option)	51,750	$1.51(1)	$78,142.50	$8.96

Total:				$1,352.24(3)

(1) Estimated pursuant to Rule 457(c) solely for purposes of calculating the registration fee upon the average of the high and low prices for LightPath's Class A Common Stock as reported on the NASDAQ Capital Markets on September 28, 2011.
(2) No fee is required pursuant to Rule 457(g) under the Securities Act.
(3) Previously paid $907.23 on September 29, 2011.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

 The information in this prospectus is not complete and may be changed.  We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective.  This prospectus is not an offer to sell these securities and we are not soliciting offers to buy these securities in any jurisdiction where the offer or sale is not permitted.

PRELIMINARY PROSPECTUS

Subject to completion, dated November 7, 2011

4,500,000 Units
each consisting of
One Share of Class A Common Stock,
 One Warrant A to Purchase 0.25 Shares of Class A Common Stock and
One Warrant B to Purchase 0.25 Shares of Class A Common Stock

We are offering 4,500,000 units, with each unit consisting of one share of our Class A common stock, one Warrant A to purchase 0.25 shares of our Class A common stock (and the shares of Class A common stock issuable from time to time upon exercise of the offered warrants) and one Warrant B to purchase 0.25 shares of our Class A common stock (and the shares of Class A common stock issuable from time to time upon exercise of the offered warrants), pursuant to this prospectus.  The purchase price for each unit is $___.  The Warrant As and Bs are both immediately exercisable at an initial exercise price of $____ per share for a five-year term.

Our Class A common stock is listed on the NASDAQ Capital Market under the ticker symbol “LPTH.”  On November 1, 2011 the closing price of our Class A common stock as reported on the NASDAQ Capital Market was $1.38.    There is no established public trading market for the warrants nor do we expect one to develop.  We do not intend to list the warrants on any market or exchange.  All costs associated with the registration will be borne by us.

Investing in our securities involves significant risks.  You should carefully consider the risk factors beginning on page 8 of this prospectus before purchasing any of the securities offered by this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete.  Any representation to the contrary is a criminal offense.

	Per Unit	Total
Offering price	$	$
Underwriting discounts (1)	$	$
Offering proceeds, before expenses, to us	$	$

(1) See “Underwriting” for a description of the compensation payable to the underwriters.

C. K. Cooper & Company and Maxim Group LLC are the underwriters for this offering.  We have granted the underwriters an option to purchase up to an additional 675,000 units on the same terms and conditions set forth above, within thirty (30) days from the date of this prospectus, to cover any over-allotments.  We have also agreed to issue to the underwriters warrants to purchase up to _____ shares of Class A common stock having an exercise price equal to $____ per share for a five-year term.

The underwriters expect to deliver the units against payment on or about ___________, 2011, subject to customary closing conditions.

The date of this prospectus is ______________, 2011.

You should rely only upon the information contained in, or incorporated by reference into, this prospectus.  We have not, and the underwriters have not, authorized any other person to provide you with different information.  If anyone provides you with different or inconsistent information, you should not rely on it.

The securities are not being offered in any jurisdiction where the offer of such securities is not permitted.

The information in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or the time of issuance or sale of any securities.

In this prospectus, we refer to information regarding potential markets for our products and other industry data. We believe that all such information has been obtained from reliable sources that are customarily relied upon by companies in our industry.  However, we have not independently verified any such information.

PROSPECTUS SUMMARY

The following summary provides an overview of certain information contained elsewhere in this prospectus.  Because this is a summary, it does not contain all of the information you should consider before investing in our securities.  You should read this entire prospectus carefully before making a decision about whether to invest in our securities.

Overview of LightPath Technologies, Inc.

LightPath Technologies, Inc. (“LightPath”, the “Company”, “we”, “our”, or “us”) manufactures optical components and higher level assemblies including precision molded glass aspheric optics, isolators, proprietary high performance fiber-optic collimators, GRADIUM glass lenses and other optical materials used to produce products that manipulate light.  We design, develop, manufacture and distribute optical components and assemblies utilizing advanced optical manufacturing processes. Our products are incorporated into a variety of applications by our customers in many industries, including defense products, medical devices, laser aided industrial tools, automotive safety applications, barcode scanners, optical data storage, hybrid fiber coax datacom, telecom, machine vision and sensors, among others. All the products that we produce enable lasers and imaging devices to function more effectively.  For example:

•	Molded glass aspheres are used in various high performance optical applications primarily based on laser technology;
•	Isolators prevent the back-reflection of optical signals that can degrade optical transmitter and amplify performance whenever light must enter or exit a fiberoptic cable (“fiber”);
•	Collimators are assemblies that are used to straighten and make parallel diverging light as it exits a fiber, and are used in laser delivery applications like fiber lasers; and
•	GRADIUM extends the performance of a spherically polished glass lens technology improving optical performance so that it approximates aspheric lens performance.

In November 2005, we announced the formation of LightPath Optical Instrumentation (Shanghai) Co., Ltd (“LPOI”), a wholly-owned manufacturing subsidiary, located in Jiading, People’s Republic of China. The manufacturing operations are housed in a 16,000 square foot facility located in the Jiading Industrial Zone near Shanghai.  This plant increased our overall production capacity and enabled LightPath to compete for larger production volumes of optical components and assemblies, and strengthen partnerships within the Asia/Pacific region. It also provided a launching point to drive our sales expansion in the Asia/Pacific region.

In 2006, the Company began a program to reduce its operating costs, including restructuring its manufacturing operations. By 2008, the major elements of this program were implemented resulting in a significant reduction of costs. The elements of the program were as follows: 1) move the majority of our manufacturing to our Shanghai facility, 2) convert our tooling to a less expensive ceramic system and 3) introduce lower cost glass materials. In exploiting our new cost structure we have focused on leveraging our facility in Shanghai to address higher volume, lower cost applications.  These applications include laser tools, laser gun sights and certain imaging applications. We have established relationships with some of the larger OEM customers in these areas.  We have expanded our sales channels by adding distribution coverage in North America and Asia, and adding a master distributor in Europe.  Finally, we are designing lenses specifically for our existing and new target markets.  Our new designs and new marketing approach have brought additional requests for product information from new customers.  We believe we are well positioned to take advantage of new opportunities in these areas.

As shown in the accompanying financial statements, the Company has incurred recurring losses from operations.  As of September 30 and June 30, 2011, the Company had an accumulated deficit of approximately $204 million, and as of June 30, 2010, an accumulated deficit of $202 million.  The Company also reported a net loss of approximately $198,000 during the first quarter of fiscal 2012.  Net loss for fiscal 2011 was approximately $1.6 million compared with approximately $561,000 in fiscal 2010, an increased loss of approximately $1.0 million.

For more information about the Company, see the section entitled “The Business” below.

Corporate Information

Our principal executive offices are located at 2603 Challenger Tech Court, Suite 100, Orlando, Florida 32826.  Our telephone number is (407) 382-4003 and our website address is www.lightpath.com.  The information on our website is not incorporated by reference into this prospectus.

The Offering

Securities offered
Up to 4,500,000 units.  Each unit consists of one share of Class A common stock, one Warrant A to purchase 0.25 shares of Class A common stock and one Warrant B to purchase 0.25 shares of Class A common stock.  Each unit will separate upon issuance.

Offering price	$___ per unit.

Description of warrants
The warrants will be immediately exercisable until the fifth (5th) anniversary of the date of issuance at an exercise price of $___ per share.  Each Warrant B contains a provision whereby the Company may, upon written notice to each Warrant B holder (a “Forced Exercise Notice”), require the holder to exercise the warrant if (a) the average per share closing price of our Class A common stock on a volume-weighted average basis for any thirty (30) consecutive trading-day period is at least 150% of the original purchase price of the units (each, an “Exercise Trigger Date”), (b) the Exercise Trigger Date is more than six months after the date of the applicable warrant and (c) the Company sends the Forced Exercise Notice to the holder within 15 trading days after the applicable Exercise Trigger Date.  If the holder does not exercise the warrant within 20 days after the date of the Forced Exercise Notice, the warrant shall be deemed canceled.

Class A common stock outstanding before this offering
9,761,129 shares, excluding (i) 590,233 shares of Class A common stock issuable upon exercise of stock options outstanding and having a weighted-average exercise price of approximately $2.76 per share; (ii) 579,700 shares of Class A common stock underlying outstanding restricted stock units; (iii) 100,299 shares of Class A common stock reserved for issuance under our equity compensation plans; and (iv) 3,070,611 shares of Class A common stock issuable upon the conversion or exercise of the outstanding debentures and warrants.

Class A common stock to be outstanding after this offering	14,261,129 shares, assuming 4,500,000 units are issued in this offering.

Over-allotment option
We have granted the underwriters an option to purchase up to an additional 675,000 units of the total number of units initially offered hereunder, on the same terms and conditions as set forth above, within thirty (30) days from the date of this prospectus to cover any over-allotments.

Underwriters’ warrants
We have granted the underwriters warrants to purchase up to 51,750 shares (assuming the over-allotment option is fully exercised) of our Class A common stock at an exercise price of $___ per share for a five-year term.

Use of proceeds
We plan to use the net proceeds of this offering to further develop our products (including our infrared product line) and for general working capital purposes. For a more complete description of our intended use of the net proceeds from this offering, see “Use of Proceeds.”

Risk factors
Investing in our securities involves a significant degree of risk.  You should read the “Risk Factors” section of, and all of the other information set forth in, this prospectus for a discussion of factors to consider carefully before deciding to invest in our securities.

The NASDAQ Capital Market symbol	“LPTH”

The shares of Class A common stock offered pursuant to this prospectus are listed on the NASDAQ Capital Market under the symbol “LPTH.”  There is no established trading market for the offered warrants and we do not expect a market to develop.  In addition, we do not intend to apply for listing of the warrants on any market or exchange.

The number of shares of our Class A common stock to be outstanding after this offering is based on 9,761,129 shares of our Class A common stock outstanding as of November 1, 2011 and excludes: (i) 590,233 shares of Class A common stock issuable upon exercise of stock options outstanding and having a weighted-average exercise price of approximately $2.76 per share; (ii) 579,700 shares of Class A common stock underlying outstanding restricted stock units; (iii)100,299 shares of Class A common stock reserved for issuance under our equity compensation plans; and (iv) 3,070,611 shares of Class A common stock issuable upon the conversion and exercise of the outstanding debentures and warrants.  The total further assumes all 4,500,000 units are issued in this offering, which does not include: (i) 2,250,000 shares of Class A common stock issuable upon exercise of the warrants included in the offered units, (ii) 675,000 additional units that may be purchased by the underwriters to cover over-allotments, or (iii) 51,750 shares of Class A common stock issuable upon exercise of the underwriters’ warrants.

RISK FACTORS

Investing in our securities has a significant degree of risk.  Before you invest in the securities offered by this prospectus, you should carefully consider the risks described below, in addition to the other information presented in this prospectus.  If any of the following risks actually occur, they could seriously harm our business, financial condition, results of operations or cash flows.  This could cause the trading price of our Class A common stock to decline and you could lose all or part of your investment.

Risks Related To Our Business and Financial Results

Our Continuation As A Going Concern Is Dependent On Attaining Profitable Operations Through Achieving Revenue Growth Targets.  As of September 30 and June 30, 2011, we had an accumulated deficit of $204 million.  As of the end of fiscal 2010, we had an accumulated deficit of $202 million.  Our ability to continue as a going concern is dependent on attaining profitable operations through achieving revenue growth targets.  We expect revenue to grow by seeking to improve gross margins and generating additional sales, but we cannot guarantee such improvement or growth.

If general market conditions stay depressed for an extended period of time and we are unable to generate sufficient sales, we will have a difficult time achieving sufficient revenue growth, thereby further jeopardizing our ability to continue as a going concern after November 30, 2012.  Other factors which could adversely affect our cash balance in future quarters, and therefore our ability to continue as a going concern, include, but are not limited to, a decline in revenue either due to lower sales unit volumes or decreasing selling prices or both, our ability to order supplies from vendors due to our slow payment history, collection demands from current supplies and slow payments from our customers on accounts receivable.

Because Of Our Dependence On A Few Key Customers, The Loss of Any Key Customer Could Cause A Significant Decline In Our Revenues. In fiscal 2011, sales to three customers, which individually comprised at least 5% of our annual revenue, were comprised of sales to Thorlabs at 9%, Crimson Trace at 7% and Edmunds Industrial Optics at 6%.  In fiscal 2010, sales to three customers individually comprised at least 5% of our annual sales, with sales to Crimson Trace at 12%, Thorlabs at 7% and Edmunds Industrial Optics at 6%.  In fiscal 2009, sales to two customers, Crimson Trace and ThorLabs individually comprised at least 7% of our annual sales, with sales to Crimson Trace at 9% and ThorLabs at 7%.  Since fiscal 2010, part of our continuing strategy has been to gain key customer relationships of more significance and impact to generate higher revenues at lower costs.  This strategy has met with some success and therefore we believe our operating results will continue to be notably dependent on sales to a relatively small number of significant customers. The loss of any of these customers, or a significant reduction in sales to any such individual customer, would adversely affect our revenues.

Order Cancellations And Extensions Of Product Shipment Dates By Customers Can Hinder Our Ability To Achieve Profitability. Our sales are generally made pursuant to purchase orders that are subject to cancellation, modification or rescheduling without significant penalties to our customers. In recent years, we have experienced material order cancellations and significant extensions of product shipment dates by some of our customers. If our current customers stop placing orders, or unexpectedly reduce orders, we may not be able to replace these orders with orders from new customers and our ability to achieve profitability will be adversely affected. The majority of our current customers do not have any minimum purchase obligations, and they may stop placing orders with us at any time, regardless of any forecast they may have previously provided.

Our New Market Penetration Efforts Are Progressing But May Not Prove Successful. Our efforts to diversify our sales to high-volume, low-cost optical applications and other new market and product opportunities in multiple industries are progressing, however, our current line of products has not generated sufficient revenues to sustain our operations. While we believe our existing products are commercially viable, we anticipate the need to educate the optical components markets in order to generate market demand and market feedback may require us to further refine these products.  Expansion of our product lines and sales into new markets will require significant investment in equipment, facilities and materials.  There can be no assurance that any proposed products will be successfully developed, demonstrate desirable optical performance, be capable of being produced in commercial quantities at reasonable costs or be successfully marketed.

Some Of Our Products Have Not Been Demonstrated To Be Commercially Successful. Although our optical lens products have been accepted commercially, the benefits of the GRADIUM glass line are not widely known and must be introduced, as we can afford, in markets that we believe would benefit from the performance characteristics of GRADIUM. Many prospective customers will need to make substantial expenditures in order to redesign products to incorporate our GRADIUM lenses. There can be no assurances that potential customers will view the benefits of our products as sufficient to warrant such design expenditures.

Our collimator products have not yet achieved broad commercial acceptance; our isolator production capability and sales are reliant on the volatile telecommunications market; and some of our molded aspheres applications are new. There can be no assurance that any of these will be commercially viable products or produce significant revenues. Further, there is no assurance that any products currently existing or to be developed in the future will attain sufficient market acceptance to generate significant additional revenues that are necessary for our success. We must also satisfy industry-standard Telcordia testing on telecommunication products to meet customer requirements, as well as satisfy prospective customers that we will be able to meet their demand for quantities of products, since we may be the sole supplier and licensor. We do not have lengthy experience as a manufacturer for all our product lines and have limited financial resources. We may be unable to accomplish any one or more of the foregoing to the extent necessary to develop commercially successful market acceptance of our products.

Our Past Operating History May Hinder Our Ability To Accurately Forecast Revenues And Expenses. Although over 20 years old, LightPath only has generated significant revenues (higher than $5 million per year) since fiscal 2000. Because of this highly variable operating experience, we have in the past been unable and may in the future be unable to accurately forecast our revenues from sales of our products. Many of our expenses are fixed in the short term, and we may not be able to quickly reduce spending if our revenue is lower than we project. New product introductions will also result in increased operating expenses in advance of generating revenues, if any. Therefore, net losses in a given quarter could be greater than expected. Failure to accurately forecast our revenues and future operating expenses could cause quarterly fluctuations in our operating results, including cash flows, and may result in further volatility of or a decline in our stock price.

If We Are Unable To Develop And Successfully Introduce New And Enhanced Products That Meet The Needs Of Our Customers, Our Business May Fail. Our future success depends, in part, on our ability to anticipate our customers’ needs and develop products that address those needs. Introduction of new products and product enhancements will require that we effectively transfer production processes from research and development to manufacturing and coordinate our efforts with the efforts of our suppliers to rapidly achieve efficient volume production. If we fail to effectively transfer production processes, develop product enhancements or introduce new products that meet the needs of our customers as scheduled, our net revenues may decline.

Our Sales, Gross Margins, And Market Share May Be Reduced Because of Increased Competition. Competition in optical markets in which we compete is intense. Many of our competitors are large public and private companies that have longer operating histories and significantly greater financial, technical, marketing and other resources than we have. As a result, these competitors are able to devote greater resources than we can to the development, promotion, sale and support of their products. In addition, the market capitalization and cash reserves of several of our competitors are much larger than ours, and, as a result, these competitors are much better positioned than we are to acquire other companies in order to gain new technologies or products that may displace our product lines. Such acquisitions could give our competitors further advantages. For example, if our competitors acquire any of our significant customers, these customers may reduce the amount of products they purchase from us. Alternatively, some of our competitors may spin-out new companies in the optical component and module market. These companies may compete more aggressively than their former parent companies due to their greater dependence on our markets. In addition, many of our potential competitors have significantly more established sales and customer support organizations, much greater name recognition, more extensive customer bases, more developed distribution channels and broader product offerings than we have. These companies can leverage their customer bases and broader product offerings and adopt aggressive pricing policies to gain market share. Additional competitors may enter the market, and we are likely to compete with new companies in the future. We expect to encounter potential customers that, due to existing relationships with our competitors, are committed to the products offered by these competitors. As a result of the foregoing factors, we expect that competitive pressures may result in price reductions, reduced margins and loss of market share.  To maintain or improve our gross margins, we must continue to reduce the manufacturing cost of our products.

We compete with manufacturers of conventional spherical lens products and aspherical lens products, producers of optical quality glass and other developers of gradient lens technology as well as telecom product manufacturers. In both the optical lens and communications markets, we are competing against, among others, established international companies, especially in Asia. Many of these companies also are primary customers for optical and communication components, and therefore have significant control over certain markets for our products. We are also aware of other companies that are attempting to develop radial gradient lens technology. There may also be others of which we are not aware that are attempting to develop axial gradient lens technology similar to our technology. There can be no assurance that existing or new competitors will not develop technologies that are superior to or more commercially acceptable than our existing and planned technologies and products.

We Anticipate Further Reductions in the Average Selling Prices Of Our Products And Therefore Must Increase Our Sales Volumes, Reduce Our Costs And/Or Introduce Higher Margin Products To Reach And Maintain Financial Stability. We have experienced decreases in the average selling prices of some of our products over the last eight years, including most of our passive component products. We anticipate that as products in the optical component and module market become more commodity-like, the average selling prices of our products will decrease in response to competitive pricing pressures, new product introductions by us or our competitors, or other factors. If we are unable to offset this anticipated decrease in our average selling prices by increasing our sales volumes or product mix, our net revenues and gross margins will decline, increasing the projected cash needed to fund operations. To address these competitive pressures, we must develop and introduce new products and product enhancements with higher margins. If we cannot maintain or improve our gross margins, our financial position may be harmed and our stock price may decline.

Because Of Our Limited Product Offerings, Our Ability To Generate Additional Revenues May Be Adversely Affected. We derive a substantial portion of our net revenues from a limited number of products, and we expect this to continue to account for a substantial portion of our total net revenues. Demand for these and other optical market products has declined materially in recent years. Continued and expanding market acceptance of these products is critical to our future success.  There can be no assurance that once the communications industry and general economic conditions improve, our current or new products will achieve market acceptance at the rate at which we expect, or at all, which could adversely affect our results of operations.

If We Do Not Expand Our Sales And Marketing Organization, Our Revenues May Not Increase. The sale of our products requires long and involved sales and marketing efforts targeted at several key departments within our prospective customers’ organizations. Sales of our products require the prolonged efforts of sales, and sometimes executive, personnel, as well as specialized systems and applications engineers working together. Currently, our sales and marketing organization is somewhat limited. We believe we will need to increase our sales force in order to increase market awareness and sales of our products.  There is significant competition for qualified personnel, and we might not be able to hire the kind and number of sales and marketing personnel and applications engineers we need. If we are unable to expand our sales operations, particularly in China, we may not be able to increase market awareness or sales of our products, which would prevent us from increasing our revenues

If We Are Unable To Make Sales In A Fragmented Market Our Revenues May Not Increase. The markets for optical lenses and laser components are highly fragmented. Consequently, we will need to identify and successfully target particular market segments in which we believe we will have the most success. These efforts will require a substantial, but unknown, amount of effort and resources. The fragmented nature of the optical products market may impede our ability to achieve commercial acceptance for our products. In addition, our success will depend in great part on our ability to develop and implement a successful marketing and sales program. There can be no assurance that any marketing and sales efforts undertaken by us will be successful or will result in any significant product sales.

Our Products Have Long And Variable Sales Cycles Which Reduce Our Ability To Accurately Forecast Revenues. The timing of our revenue is difficult to predict because of the length and variability of the sales and implementation cycles for our products. We do not recognize revenue until a product has been shipped to a customer, all significant vendor obligations have been performed and collection is considered probable. Customers may view the purchase of our products as a significant and strategic decision. As a result, customers typically expend significant effort in evaluating, testing and qualifying our products and our manufacturing process.  This is particularly the case with our defense application market.  This customer evaluation and qualification process frequently results in a lengthy initial sales cycle (often up to one year). While our customers are evaluating our products and before they place an order with us, we may incur substantial sales, marketing and product development expenses to customize our products to the customer’s needs. We may also expend significant management efforts, increase manufacturing capacity and order long lead-time components or materials prior to receiving an order. Even after this evaluation process, a potential customer may not purchase our products. Because of the evolving nature of the optical markets, we cannot predict the length of these sales and development cycles. These long sales cycles may cause our revenues and operating results to vary significantly and unexpectedly from quarter to quarter, which could continue to cause volatility in our stock price.

Litigation May Adversely Impact Operating Results.  We may from time to time become involved in lawsuits and legal proceedings. Litigation is expensive and is subject to inherent uncertainties, and an adverse result in any such matter could adversely impact our operating results or financial condition. Additionally, any litigation to which we are subject could also require significant involvement of our senior management and may divert management’s attention from our business and operations

Sales, Political, Currency And Other Risks Associated With Our International Sales And Supply Could Negatively Impact Our Business. In fiscal 2011, approximately 39% of our net revenues were from sales to international customers.  In fiscal 2010, approximately 31% of our net revenues were from sales to international customers.  Our international sales will be limited if we cannot establish and/or maintain relationships with international distributors, establish foreign operations, expand international sales, and develop relationships with international service providers. Additionally, our international sales may be adversely affected if international economies weaken. We are subject to risks including the following:

•	greater difficulty in accounts receivable collection and longer collection periods;

•	the impact of recessions in economies outside the United States;

•	unexpected changes in regulatory requirements;

•	unexpected changes in foreign demand in response to exchange rate fluctuations;

•	certification requirements;

•	reduced protection for intellectual property rights in some countries;

•	potentially adverse tax consequences; and

•	political and economic instability.

In November 2005, we formed LightPath Optical Instrumentation (Shanghai) Co., Ltd., a wholly-owned manufacturing subsidiary, located in Jiading, People’s Republic of China, in order to expand our international production capacity and sales.  This manufacturing facility increased overall production capacity and has enabled us to compete for larger production volumes of optical components and assemblies, and strengthen partnerships within the Asia/Pacific region.  It has also provided a launching point to drive our sales expansion in the Asia/Pacific region.

While we expect our international revenues to be denominated predominantly in U.S. dollars, in the future a portion of our international revenues and expenses may be denominated in foreign currencies. Accordingly, we could experience the risks of fluctuating currencies and corresponding exchange rates.

We also source certain raw materials from outside the United States. Some of those materials, priced in non-dollar currencies, have risen in price due to the recent decline of the U.S. dollar against non-dollar-pegged currencies, especially the Euro. This lowers our margins and reduces our ability to reach positive cash flow and profitability.

Our Business Has Been Subject To Fluctuations In Quarterly Results And Continued Fluctuations Could Negatively Impact Our Stock Price. The market price of our Class A common stock could be subject to wide fluctuations in response to quarterly variations in operating results. Revenues and results of operations are difficult to predict and may fluctuate substantially from quarter to quarter. For example, any cancellation or delay in shipment of orders from a key customer could result in significant fluctuations in quarterly results. Quarterly results have also been and may continue to be affected by asset write-downs associated with communications market weakness, our headquarters and plant consolidations and other matters, including negative cash flow.

We May Issue Additional Securities With Rights Superior To Those Of Our Class A Common Stock, Which Could Materially Limit The Ownership Rights Of Stockholders. We may offer additional debt or equity securities in private and/or public offerings in order to raise working capital or to refinance our debt. Our board of directors has the right to determine the terms and rights of any debt securities and preferred stock without obtaining the approval of the stockholders. It is possible that any debt securities or preferred stock that we sell would have terms and rights superior to those of the Class A common stock and may be convertible into Class A common stock. Any sale of securities could adversely affect the interests or voting rights of the holders of our Class A common stock, result in substantial dilution to existing stockholders, or adversely affect the market price of our Class A common stock.

Our Stock Price Has Been, And May Continue To Be, Subject To Large Price Swings, Which We Are Not Able To Control. Broad market fluctuations or fluctuations in our operations may adversely affect the market price of our Class A common stock. The market for our Class A common stock is volatile, the bid-ask spread is often large and the trading volume and activity can be low and sporadic. The trading price of our Class A common stock has been and will continue to be subject to the following:

•	volatility in the trading markets generally and in our particular market segment;

•	limited trading of our Class A common stock;

•	significant fluctuations in response to quarterly variations in operating results;

•	announcements regarding our business or the business of our customers or competitors;

•	changes in prices of our competitors’ products and services;

•	changes in product mix;

•	changes in revenue and revenue growth rates; and

•	other events or factors.

Statements of or changes in opinions, ratings or earnings estimates made by brokerage firms or industry analysts relating to the markets in which we operate or expect to operate could have an adverse effect on the market price of our common stock. In addition, the stock market as a whole, as well as our particular market segment, have from time to time experienced extreme price and volume fluctuations which have particularly affected the market price for the securities of many companies and which often have appeared unrelated to the operating performance of these companies. Although our shares are publicly traded on Nasdaq, the trading market for shares of our Class A common stock can be limited. During fiscal 2011, Nasdaq-reported trading volume for shares of our Class A common stock averaged 48,426 shares per trading day. We cannot forecast or control any material increase in the trading volume for our Class A common stock. A lack of an active trading market for our Class A common stock could negatively impact stockholders’ ability to sell their shares of our Class A common stock at the time and price they desire.

The Fact That We Do Not Expect To Pay Dividends May Lead To A Decreased Price For Our Stock. Our board of directors has never declared a dividend on our Class A common stock. We are currently prohibited from declaring dividends without the prior written consent of the holders of at least 80% in principal amount of the then-outstanding convertible debentures issued on August 1, 2008.  We do not anticipate paying dividends on our Class A common stock in the foreseeable future. Due to U.S. tax law changes in 2003, dividends may be more valuable on an after-tax basis as a component of investment return, potentially diminishing the appeal of holding our Class A common stock. It is anticipated that our earnings, if any, will be reinvested in sales growth activities for our business.

Our Management And Principal Stockholders Control A Substantial Amount Of Our Stock And May, Therefore, Influence Our Affairs. If our management and a few principal stockholders act in concert, disposition of matters submitted to stockholders or the election of our entire board of directors will be controlled by them. We estimate that management, including directors, and our principal stockholders (stockholders owning more than 5% of our Class A common stock) beneficially owned approximately 20% of all options, restricted stock units and warrants, convertible debentures and Class A common stock outstanding as of November 1, 2011.

Our Charter Documents And Delaware Law May Inhibit A Takeover. In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of our Class A common stock. Our Certificate of Incorporation, Bylaws and certain other agreements contain certain provisions that may discourage other persons from attempting to acquire control of us. These provisions include, but are not limited to, the following:

•	staggered-terms of service for our board of directors;

•	the authorization of the board of directors to issue shares of undesignated preferred stock in one or more series without the specific approval of the stockholders;

•
the adoption of a stockholder rights plan in 1998 and a dividend distribution of a right to purchase one share of Series D Participating Preferred Stock for each outstanding share of Class A common stock. The description and terms of such rights are set forth in a Rights Agreement dated as of May 1, 1998 between LightPath and Continental Stock Transfer & Trust Company, as Rights Agent (a copy of the Rights Agreement and related documents are filed as Exhibit 1 to the Form 8-A for Registration of Certain Classes of Securities Pursuant to Section 12(b) or (g) of the Exchange Act, filed on April 28, 1998).  The Right Agreement was amended on February 28, 2008 to extend the termination date through February 28, 2018;

•	the establishment of advance notice requirements for director nominations and actions to be taken at annual meetings; and

•	the fact that special meetings of the stockholders may be called only by our Chairman, President or upon the request of a majority of our board of directors.

All of these provisions, as well as the provisions of Section 203 of the Delaware General Corporation Law (to which we are subject), could impede a merger, consolidation, takeover or other business combination involving us or discourage a potential acquirer from making a tender offer or otherwise attempting to obtain control of us.

Outstanding Warrants, Stock Options And Restricted Stock Agreements May Inhibit Our Ability To Accomplish Future Financings And Adversely Affect Our Stock Price. The existence of our outstanding warrants, options and restricted stock and the potential for sales of significant amounts of previously unregistered shares of our Class A common stock in the public market, or the perception that such sales could occur, may adversely affect the terms on which we can obtain additional financing or the prevailing market price of our Class A common stock. As of November 1, 2011, there were issued and outstanding:

•	9,761,129 shares of our Class A common stock;

•	warrants issued in private placement and other transactions pursuant to which 100,000 shares of our Class A common stock are issuable, at an exercise price of $3.20 per share;

•	warrants issued to the selling stockholders pursuant to which 310,000 shares of our Class A common stock are issuable at a weighted-average exercise price of approximately $4.84 per share;

•	warrants issued to the selling stockholders pursuant to which 1,270,714 shares of our Class A common stock are issuable at a weighted-average exercise price of approximately $1.52 per share;

•	warrants issued to the selling stockholders pursuant to which 582,229 shares of our Class A common stock are issuable at an exercise price of $1.73 per share;

•	convertible debentures which can convert into 706,169 shares of our Class A common stock;

•
outstanding options under our Amended and Restated Omnibus Incentive Plan to purchase an aggregate of 590,233 shares of our Class A common stock, with an average exercise price of approximately $2.76 per share; and

•	restricted stock awards for 579,700 shares of our Class A common stock that have been granted but that remain unissued, of which 259,700 have vested.

In addition, 100,299 shares of our Class A common stock were reserved as of November 1, 2011, for issuance pursuant to future grants to be made under our Amended and Restated Omnibus Incentive Plan.

For the life of such options and warrants, the holders will have the opportunity to profit from a rise in the price of the underlying common stock, with a resulting dilution in the interest of other holders of common stock upon exercise or conversion. Further, the option and warrant holders can be expected to exercise their options and warrants at a time when we would, in all likelihood, be able to obtain additional capital by an offering of our unissued Class A common stock on terms more favorable than those originally provided by such options or warrants. Of the total number of shares of Class A common stock currently issued and outstanding, there are likely a small number of unregistered shares outstanding, other than those held by the selling stockholders, and some of those shares may be freely traded or may be traded under certain volume and other restrictions set forth in Rule 144 promulgated under the Securities Act.

The eligibility of the foregoing shares to be sold to the public, whether pursuant to an effective registration statement, Rule 144 or an exemption from the registration requirements may have a material adverse effect on the market value and trading price of our Class A common stock, the scope or extent of which effect we cannot predict.

We Have Agreed To Certain Limitations Upon Potential Liability Of Our Directors, Which Could Prevent Recovery Of Monetary Damages. Our Certificate of Incorporation provides that directors will not be personally liable for monetary damages to the Company or our stockholders for a breach of fiduciary duty as a director, subject to limited exceptions. Although such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or rescission, the presence of these provisions in our Certificate of Incorporation could prevent the recovery of monetary damages by the Company or its stockholders.

We May Have Difficulty Obtaining Director And Officer Liability Insurance In Acceptable Amounts For Acceptable Rates. We carry insurance protecting our officers and directors and us against claims relating to the conduct of our business (“D&O insurance”). D&O insurance covers the costs incurred by companies and their management to defend against and resolve claims relating to management conduct and results of operations, such as securities class action claims. These claims are extremely expensive to defend against and resolve. Therefore we purchase and maintain D&O insurance to cover some of these costs. We pay significant premiums to acquire and maintain D&O insurance, which is provided by third-party insurers, and we agree to underwrite a portion of such exposures under the terms of these insurance coverages. In recent years the premiums we have paid for D&O insurance have increased substantially. We cannot assure you that, in the future, we will be able to obtain what we adjudge to be sufficient director and officer liability insurance coverage at acceptable rates and with acceptable deductibles and other limitations.  The current coverage expires February 11, 2012.  We may be unable to pay for or we may choose not to seek as much coverage as we adjudge to be sufficient. Failure or inability to obtain such insurance, or the election to accept less than we adjudge sufficient or none at all, could materially harm our financial condition in the event that we are required to defend against and resolve any future securities class actions or other claims made against us or our management arising from the conduct of our operations. Further, obtaining such insurance in an inadequate amount or obtaining none at all may impair our future ability to retain and recruit qualified officers and directors.

Business Interruptions Could Adversely Affect Our Business. We manufacture our products at manufacturing facilities located in Orlando, Florida and Shanghai, China.  Our revenues are dependent upon the continued operation of these facilities. The Orlando facility is subject to a lease that expires in April 2015, and the Shanghai facility is subject to a lease that expires in April 2014. Our operations are vulnerable to interruption by fire, hurricane winds and rain, earthquakes, electric power loss, telecommunications failure and other events beyond our control. We do not have a detailed disaster recovery plan for either facility, and we do not have a backup facility, other than the other facility, or contractual arrangements with any other manufacturers in the event of a casualty to or destruction of any facility or if any facility ceases to be available to us for any other reason.  If we are required to rebuild or relocate either of our manufacturing facilities, a substantial investment in improvements and equipment would be necessary. We carry only a limited amount of business interruption insurance, which may not sufficiently compensate us for losses that may occur. Our facilities may be subject to electrical blackouts as a consequence of a shortage of available electrical power. We currently do not have backup generators or alternate sources of power in the event of a blackout. If blackouts interrupt our power supply, we would be temporarily unable to continue operations at such facility. Any losses or damages incurred by us as a result of blackouts, rebuilding, relocation or other business interruptions, including the aforementioned, could result in a significant delay or reduction in manufacturing and production capabilities, impair our reputation, harm our ability to retain existing customers and to obtain new customers, and could result in reduced sales, lost revenue, and/or loss of market share, any of which could substantially harm our business and our results of operations.

Our Business Depends, In Part, Upon The Efforts Of Third Parties, Which We Can Not Control. Part of our strategy for the research, development and commercialization of certain products entails entering into various arrangements with corporate partners, OEMs, licensees and others in order to generate product sales, license fees, royalties and other funds adequate for product development or to enhance commercial prospects. We may also rely on our collaborative partners to conduct research efforts, product testing and to manufacture and market certain of our products. Although we believe that parties to any such arrangements would have an economic motivation to succeed in performing their contractual responsibilities, the amount and timing of resources to be devoted to these activities may not be within our control. There can also be no assurance that we will be successful in establishing any such collaborative arrangements or that, if established, the parties to such arrangements will assist us in commercializing products. We have a non-exclusive agreement with a catalog company to distribute certain of our products. We have agreements with fifteen foreign distributors to create markets for our other in their respective countries. There can be no assurance, however, that these parties, or any future partners, will perform their obligations as expected or that any revenue will be derived from such arrangements.

The Loss Of, Or Our Inability To Hire, Key Personnel Would Reduce Our Ability To Manage Our Business Effectively. Our future success depends upon the continued services of our executive and non-executive officers and other key engineering, sales, marketing, manufacturing and support personnel. Our inability to retain or attract key employees could have a material adverse effect on our business and results of operations. Our operations depend, to a great extent, upon the efforts of our management. We also depend upon our ability to attract additional members to our operations teams to support our strategy. The loss of any of these key employees would adversely affect our business.  As of November 1, 2011, we had 213 full-time equivalent employees, with 58 located in Florida and 155 located in China. We expect to continue to hire selectively in the manufacturing, engineering, sales and marketing and administrative functions to the extent consistent with our business levels. Our ability to continue to attract and retain highly skilled personnel will be a critical factor in determining whether we will be successful. Competition for highly skilled personnel is intense. We may not be successful in attracting, assimilating or retaining qualified personnel to fulfill our current or future needs, which could adversely impact our ability to develop and sell our products.

Risks Related To The Optical Networking Industry

Sales Of Some Of Our Products Depend Upon Use Of Optical Networks To Satisfy Increased Bandwidth Requirements. The future success of this market depends on the continuing increase in the amount of data transmitted over communications networks, or bandwidth, and the growth of optical networks to meet the increased demand for bandwidth. If the internet does not continue to expand as a widespread communications medium and commercial marketplace, the need for significantly increased bandwidth across networks and the market for optical networking products may not continue to develop. Future demand for our products is uncertain and will depend to some degree on the continued growth and upgrading of optical networks. If the growth and upgrading of optical networks does not continue, sales of some of our products may decline, which would adversely affect our revenues.

The Optical Networking Market Is Unpredictable And Characterized By Rapid Technological Changes And Evolving Standards. The optical networking market is characterized by rapid technological change, frequent new product introductions, changes in customer requirements and evolving industry standards. It is difficult to predict this market’s potential size or future growth rate, but it has already experienced declines. Potential end-user customers who have invested substantial resources in their existing copper lines or other systems may be reluctant or slow to adopt a new approach, like optical networks. Our success in generating revenues in this emerging market will depend on, among other things as follows:

•	maintaining and enhancing our relationships with our customers;

•	the education of potential end-user customers and network service providers about the benefits of optical networks;

•	the ability of our customer base to grow their businesses that depend on optical networks; and

•	our ability to accurately predict and develop our products to meet industry standards.

•	If we are unable to do any of the foregoing, or if we fail to address changing market conditions, the sales of our products may decline, which would adversely impact our revenues.

Risks Related To Manufacturing Our Products

If We Do Not Accurately Project Demand For Our Products, We Will Have Excess Manufacturing Capacity Or Insufficient Manufacturing Capacity Which Can Adversely Affect Our Financial Results. We currently manufacture our products in our facility located in Orlando, Florida, and in our manufacturing facility located in the Jiading Industrial Zone near Shanghai in the People’s Republic of China.  Our facility in Shanghai is owned by LightPath Optical Instrumentation (Shanghai) Co., Ltd, our wholly-owned subsidiary. Based on uncertainty in global economic conditions and particularly in our telecommunication market based products, we believe lower demand for various products will continue through fiscal 2012.

Our Failure To Accurately Forecast Material Requirements Could Cause Us To Incur Additional Costs, Have Excess Inventories Or Have Insufficient Materials To Build Our Products. We primarily use forecasts based on actual or anticipated product orders to determine our materials requirements. It is very important that we accurately predict both the demand for our products and the lead times required to obtain the necessary materials. Lead times for materials that we order vary significantly and depend on factors such as specific supplier requirements, the size of the order, contract terms and current market demand for the materials at a given time. If we overestimate our material requirements, we may have excess inventory, which would increase our costs. If we underestimate our material requirements, we may have inadequate inventory, which could interrupt our manufacturing and delay delivery of our products to our customers. Any of these occurrences would negatively impact our results of operations. Additionally, in order to avoid excess material inventories we may incur cancellation charges associated with modifying existing purchase orders with our vendors.

If We Do Not Achieve Acceptable Manufacturing Yields Or Sufficient Product Reliability, Our Ability To Ship Products To Our Customers Could Be Delayed. The manufacture of our products involves complex and precise processes. Our manufacturing costs for several products are relatively fixed, and, thus, manufacturing yields are critical to our results of operations. Changes in our manufacturing processes or those of our suppliers, or the use of defective materials, could significantly reduce our manufacturing yields and product reliability. In addition, we may experience manufacturing delays and reduced manufacturing yields upon introducing new products to our manufacturing lines. We may experience lower than targeted product yields in the future which could adversely affect our operating results.

If Our Customers Do Not Qualify Our Manufacturing Lines For Volume Shipments, Our Operating Results Could Suffer. Generally, customers do not purchase our products, other than limited numbers of evaluation units, prior to qualification of the manufacturing line for volume production. Our existing manufacturing lines, as well as each new manufacturing line, must pass through varying levels of qualification with our customers. Customers may require that we be registered under international quality standards, such as ISO 9001. This customer qualification process determines whether our manufacturing lines meet the customers’ quality, performance and reliability standards. If there are delays in qualification of our products, our customers may drop the product from a long-term supply program, which would result in significant lost revenue opportunity over the term of that program.

We Depend On Single Or Limited Source Suppliers For Some Of The Key Materials Or Process Steps In Our Products, Which Makes Us Susceptible To Supply Shortages, Poor Performance Or Price Fluctuations. We currently purchase several key materials or have outside vendors perform process steps, such as lens coatings, used in or during the manufacture of our products from single or limited source suppliers. We may fail to obtain required materials or services in a timely manner in the future, or could experience further delays from evaluating and testing the products or services of these potential alternative suppliers. The decline in demand in the telecommunications equipment industry may have adversely impacted the financial condition of certain of our suppliers, some of whom have limited financial resources. We have in the past, and may in the future, be required to provide advance payments in order to secure key materials from financially limited suppliers. Financial or other difficulties faced by these suppliers could limit the availability of key components or materials. Additionally, financial difficulties could impair our ability to recover advances made to these suppliers. Any interruption or delay in the supply of any of these materials or services, or the inability to obtain these materials or services from alternate sources at acceptable prices and within a reasonable amount of time, would impair our ability to meet scheduled product deliveries to our customers and could cause customers to cancel orders, thereby negatively affecting our business.

Our Products May Contain Unknown Defects Which Would Adversely Affect Our Business. Some of our products are designed to be deployed in large and complex optical networks. Because of the nature of these products, they can only be fully tested for reliability when deployed in networks for long periods of time. Our fiber optic products may contain undetected defects when first introduced or as new versions are released, and our customers may discover defects in our products only after they have been fully deployed and operated under peak stress conditions. In addition, our products often are combined with products from other vendors. As a result, should problems occur, it may be difficult to identify the source of the problem. If we are unable to fix defects or other problems, we could experience, among other things the following:

•	loss of customers;

•	damage to our brand reputation;

•	failure to attract new customers or achieve market acceptance;

•	diversion of development and engineering resources; and

•	legal actions by our customers or third parties.

The occurrence of any one or more of the foregoing factors could cause our net revenues to decline or otherwise have an adverse effect on our business.

We Face Product Liability Risks Which Could Adversely Affect Our Business. The sale of our optical products involves the inherent risk of product liability claims by others. We do not currently maintain product liability insurance coverage. Product liability insurance is expensive, subject to various coverage exclusions and may not be obtainable on terms acceptable to us if we decide to procure such insurance in the future. Moreover, the amount and scope of any coverage may be inadequate to protect us in the event that a product liability claim is successfully asserted. Should any such claim be asserted and successfully litigated by an adverse party, there could be a material adverse effect to our financial position and results of operations.

Risks Related To Our Intellectual Property

If We Are Unable To Protect And Enforce Our Intellectual Property Rights, We May Be Unable To Compete Effectively. We believe that our patents and other intellectual property rights are important to our success and our competitive position, and we rely on a combination of patent, copyright, trademark and trade secret laws and restrictions on disclosure to protect our intellectual property rights. Although we have devoted substantial resources to the establishment and protection of our intellectual property rights, the actions taken by us may be inadequate to prevent imitation or improper use of our products by others or to prevent others from claiming violations of their intellectual property rights by us.

In addition, we cannot assure that our patent applications will be approved, that any patents that we may be issued will protect our intellectual property or that third parties will not challenge any issued patents. Other parties may independently develop similar or competing technology or design around any patents that may be issued to us. We also rely on confidentiality procedures and contractual provisions with our employees, consultants and corporate partners to protect our proprietary rights, but we cannot assure the compliance by such parties with their confidentiality obligations, which could be very time consuming and expensive to enforce.

It may be necessary to litigate to enforce our patents, copyrights, and other intellectual property rights, to protect our trade secrets, to determine the validity of and scope of the proprietary rights of others or to defend against claims of infringement or invalidity. Such litigation can be time consuming, distracting to management, expensive and difficult to predict. Our failure to protect or enforce our intellectual property could have an adverse effect on our business, financial condition, prospects and results of operation.

We Do Not Have Patent Protection For Our Formulas And Processes, And A Loss Of Ownership Of Any Of Our Formulas And Processes Would Negatively Impact Our Business. We believe that we own our formulas and processes. However, we have not sought, and do not intend to seek, patent protection for all of our formulas and processes. Instead, we rely on the complexity of our formulas and processes, trade secrecy laws, and employee confidentiality agreements. However, we cannot assure you that other companies will not acquire our confidential information or trade secrets or will not independently develop equivalent or superior products or technology and obtain patent or similar rights. Although we believe that our formulas and processes have been independently developed and do not infringe the patents or rights of others, a variety of components of our processes could infringe existing or future patents, in which event we may be required to modify our processes or obtain a license. We cannot assure you that we will be able to do so in a timely manner or upon acceptable terms and conditions and the failure to do either of the foregoing would negatively affect our business, results of operations, financial condition and cash flows.

We May Become Involved In Intellectual Property Disputes And Litigation Which Could Adversely Affect Our Business. We anticipate, based on the size and sophistication of our competitors and the history of rapid technological advances in our industry, that several competitors may have patent applications in progress in the United States or in foreign countries that, if issued, could relate to products similar to ours. If such patents were to be issued, the patent holders or licensees may assert infringement claims against us or claim that we have violated other intellectual property rights. These claims and any resulting lawsuits, if successful, could subject us to significant liability for damages and invalidate our proprietary rights. The lawsuits, regardless of their merits, could be time-consuming and expensive to resolve and would divert management time and attention. Any potential intellectual property litigation could also force us to do one or more of the following, any of which could harm our business:

•	stop selling, incorporating or using our products that use the disputed intellectual property;

•	obtain from third parties a license to sell or use the disputed technology, which license may not be available on reasonable terms, or at all; or

•	redesign our products that use the disputed intellectual property.

Necessary Licenses Of Third-Party Technology May Not Be Available To Us Or May Be Very Expensive. From time to time we may be required to license technology from third parties to develop new products or product enhancements. We can provide no assurance that third-party licenses will be available to us on commercially reasonable terms, or at all. The inability to obtain any third-party license required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, either of which could seriously harm our ability to manufacture and sell our products.

Risks Related To This Offering

We Will Have Immediate And Broad Discretion Over The Use Of Net Proceeds.  We currently intend to use the net proceeds to further develop our products and for working capital and general corporate purposes.  Our management will have broad discretion in the use of the net proceeds and you will not have an opportunity to evaluate the economic, financial or other information upon which we base or decisions.

Investors Will Incur Immediate Dilution And May Experience Further Dilution.  You will incur immediate dilution as a result of this offering.  The offering price of our Class A common stock will be substantially higher than the pro forma net tangible book value per share of the outstanding Class A common stock immediately after the offering. See the section entitled “Dilution” in this prospectus for a more detailed discussion of the dilution you will incur if you purchase shares of our Class A common stock in this offering.

In addition, we have a substantial number of outstanding options and warrants to acquire shares of Class A common stock and have granted restricted stock units that are not fully vested.  As of November 1, 2011, we have a total of 3,826,425 shares of our Class A common stock reserved for issuance upon exercise of options, restricted stock units, and warrants that we have granted. A total of 100,299 shares of our Class A common stock are available for additional grants in our Amended and Restated Omnibus Incentive Plan.  This includes, as of November 1, 2011, a total of 579,700 shares underlying granted restricted stock units.  As of November 1, 2011, a total of 706,169 shares of our Class A common stock have been reserved for issuance upon conversion of the outstanding convertible debentures that were granted in 2008.  These shares vest and are issuable at various dates through November 2014.  56,485 of these options and 332,102 of the warrants are “in the money” as of November 1, 2011.  “In the money” generally means that the current market price of the Class A common stock is above the exercise price of the shares subject to the warrant or option.  The issuance of Class A common stock upon the exercise of these options and warrants could adversely affect the market price of the Class A common stock or result in substantial dilution to our existing stockholders.

There is No Public Market for the Warrants being Sold in this Offering.  There is no established public trading market for the warrants being offered in this offering, and we do not expect a market to develop.  In addition, we do not intend to apply for listing the warrants on any securities exchange or for quotation on any public market.  Without an active market, the liquidity of the warrants will be limited.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements.  All statements in this prospectus, other than statements of historical facts, which address activities, events or developments that we expect or anticipate will or may occur in the future, including such things as future capital expenditures, growth, product development, sales, business strategy and other similar matters are forward-looking statements.  These forward-looking statements are based largely on our current expectations and assumptions and are subject to a number of risks and uncertainties, many of which are beyond our control.  Actual results could differ materially from the forward-looking statements set forth herein as a result of a number of factors, including, but not limited to, our products’ current state of development, the need for additional financing, competition in various aspects of its business and other risks described in this report and in our other reports on file with the Securities and Exchange Commission.  In light of these risks and uncertainties, all of the forward-looking statements made herein are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized.  We undertake no obligation to update or revise any of the forward-looking statements contained in this prospectus.

USE OF PROCEEDS

We estimate that the net proceeds to us from the sale of the units offered by us in this offering will be approximately $___________, after deducting the underwriting discount and estimated offering expenses payable by us.  These amounts do not include the proceeds which we may receive in connection with the exercise of the warrants.  We cannot predict when or if the warrants will be exercised, and it is possible that the warrants may expire and never be exercised.  If the underwriters’ option to purchase additional units is exercised in full, our net proceeds will be approximately $____________.

We currently intend to use the net proceeds from the sale of the securities under this prospectus for general corporate purposes, which may include general working capital, capital expenditures, research and development expenditures, and acquisitions of new technologies and investments.  We also intend to use the net proceeds from the sale of the securities under this prospectus for the development of our infrared product line, which may include costs for capital equipment to manufacture and measure products and additional labor expenses in connection with increasing our engineering, sales and manufacturing staff for the infrared product line.  As of the date of this prospectus, we cannot specify with certainty all of the particular uses of the proceeds from this offering. Accordingly, we will retain broad discretion over the use of such proceeds.

PRICE RANGE OF CLASS A COMMON STOCK

Our Class A common stock is listed on the NASDAQ Capital Market under the ticker symbol “LPTH.”  Our fiscal year ends on June 30th of each year.  The following table sets forth, for the periods indicated, the actual high and low sales prices of our Class A common stock (rounded to the nearest penny) as reported by the NASDAQ Capital Market:

	Fiscal 2012		Fiscal 2011		Fiscal 2010
	High	Low	High	Low	High	Low
First Quarter	2.47	1.38	3.72	1.55	3.67	1.08
Second Quarter (1)	1.64	1.32	2.94	1.55	2.74	1.38
Third Quarter	-	-	2.79	1.21	3.15	1.44
Fourth Quarter	-	-	2.26	1.50	2.68	1.46

(1) Through November 1, 2011.

On November 1, 2011, the closing price as reported on the NASDAQ Capital Market of our Class A common stock was $1.38 per share.  As of August 15, 2011, we had 244 record and 4,289 beneficial holders of our Class A common stock.

DIVIDEND POLICY

We have never declared or paid any cash dividends on our Class A common stock. We currently intend to retain any future earnings to finance the operation, growth and development of our business. In addition, we are currently prohibited from declaring dividends without the prior written consent of the holders of at least 80% in principal amount of the outstanding convertible debentures issued by us on August 1, 2008, as amended.  Therefore, we do not anticipate declaring or paying any cash dividends in the foreseeable future. Any future determination as to the declaration and payment of dividends, if any, will be at the discretion of our board of directors and will depend on then existing conditions, including our financial condition, operating results, contractual restrictions, capital requirements, business prospects and other factors our board of directors may deem relevant.

CAPITALIZATION

The following table sets forth our capitalization as of September 30, 2011, on an actual basis and on, an as adjusted basis to reflect our sale of units in this offering at the offering price of $_____ per unit, after deducting estimated underwriters’ discounts and commissions and offering expenses payable by us, and the application of the net proceeds from our sale of units in this offering.

You should read this information in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our financial statements and the related notes appearing elsewhere in this prospectus.

	As of September 30, 2011 (unaudited)
	Actual	As adjusted
Cash and cash equivalents	693,748

Current Liabilities	1,966,280
Long-Term Liabilities	1,523,105
Total Liabilities	3,489,385

Stockholder’s Equity Class A common stock, par value $0.01 per share (40,000,000 shares authorized; 9,761,129 shares issued and outstanding)	97,611
Additional paid-in capital	207,795,377
Accumulated deficit	(203,946,710)
Total stockholders’ equity	4,008,727
Total Capitalization	7,489,112

The number of shares of Class A common stock outstanding used for existing stockholders is based on 9,761,129 shares of our Class A common stock outstanding as of September 30, 2011 and excludes: (i) 500,233 shares of Class A common stock issuable upon exercise of stock options outstanding and having a weighted-average exercise price of approximately $3.01 per share; (ii) 434,700 shares of Class A common stock underlying outstanding restricted stock units; (iii) 335,299 shares of Class A common stock reserved for issuance under our equity compensation plans; and (iv) 3,070,611 shares of Class A common stock issuable upon the conversion and exercise of the outstanding debentures and warrants.

DILUTION

Our net tangible book value as of June 30, 2011 was $4,035,901, or $0.42 per share of Class A common stock. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the number of shares of Class A common stock outstanding as of June 30, 2011. Net tangible book value dilution per unit to new investors represents the difference between the amount per unit paid by purchasers in this offering and the net tangible book value per share of Class A common stock immediately after completion of this offering, assuming that no value is attributable to the warrants.

After giving effect to our sale of up to 4,500,000 units in this offering at an offering price of $____ per unit, assuming ________________ shares are issued in this offering and after deducting the underwriters' discount fees and estimated offering expenses, our pro forma net tangible book value as of June 30, 2011 would have been $____ million, or $____ per share. This represents an immediate increase in net tangible book value of $____ per share to existing stockholders and an immediate dilution in net tangible book value of $____ per share to purchasers in this offering, as illustrated in the following table:

Assumed offering price per unit	$
Pro forma net tangible book value per share as of June 30, 2011	$
Increase per share attributable to new investors	$
Pro forma net tangible book value per share after this offering		$
Dilution per share to new investors		$

Investors that acquire additional shares of Class A common stock through the exercise of the warrants offered hereby may experience additional dilution depending on our net tangible book value at the time of exercise.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF
FINANCIAL CONDITION AND RESULTS OF OPERATION

The following discussion and analysis should be read together with our financial statements and the related notes appearing elsewhere in this prospectus. This discussion contains forward-looking statements reflecting our current expectations that involve risks and uncertainties. See “Special Note Regarding Forward-Looking Statements” for a discussion of the uncertainties, risks and assumptions associated with these statements. Actual results and the timing of events could differ materially from those discussed in our forward-looking statements as a result of many factors, including those set forth under “Risk Factors” and elsewhere in this prospectus.

Liquidity and Capital Resources

History and Background:

From February 1996 (when our IPO occurred) through the end of our fiscal 2011, inclusive, we have raised a net total of approximately $102 million from the issuance of common and preferred stock, the sale of convertible debt and the exercise of options and warrants for our capital stock.

Over time, the Company has transformed its business model to accommodate the changes in the optical market. In 2006, the Company began a program to reduce its operating costs, including restructuring its manufacturing operations. By 2008, the Company implemented the major elements of this program, resulting in a significant reduction of costs. The elements of the program were as follows: 1) moving the majority of our manufacturing to our Shanghai facility; 2) converting our tooling to a less expensive ceramic system; and 3) introducing lower cost glass materials. With this new cost structure we have focused on leveraging our facility in Shanghai to address higher volume, lower cost applications.  During this period, we enhanced our sales channels by adding distribution coverage in North America and Asia, and adding a master distributor in Europe.  Additionally, we have designed lenses specifically for particular markets.

As we have implemented this new business strategy, the fundamentals of the Company have been improving each year, and as we continue to build the business volume we anticipate that the Company will reach profitability in the future.  However, we did not achieve positive cash flow from operations or profitability during fiscal 2011 or 2010.

We have recurring losses from operations and, as of September 30, 2011, we have an accumulated deficit of approximately $204 million.  Our accumulated deficit was approximately $204 million and $202 million for fiscal years ended 2011 and 2010, respectively.  Cash provided by operations was $117,000 for the three months ended September 30, 2011.  Cash provided by (used in) operations was $95,000 and ($471,000) during fiscal 2011 and 2010, respectively. The improvements in the cash flows from operations are as a result of the cost reductions we implemented and the additional markets we are able to address due to our lower cost structure.  In addition, starting in fiscal 2009 we redesigned the collimator product line, increased sales prices on GRADIUM products, obtained more favorable material costs by sourcing some purchased components in China, and instituted more efficient management techniques, all of which have improved our product yields.  Management believes these factors will contribute towards achieving profitability, assuming we meet our sales targets.

Management has developed an operating plan for fiscal 2012 and believes we have adequate financial resources for achievement of this plan and to sustain our current operations in the coming year. The majority of the funds raised in the offering will be used to continue product development, scale up production capability and expand our sales and marketing efforts for our infrared product line.  We have established milestones that will be tracked to ensure that as funds are being used that we are achieving results before additional funds are committed.  Management will be monitoring the base business plan closely during the year and should the base business plan objectives not be met during the year, remedial actions will be initiated.

The fiscal 2012 operating plan and related financial projections we have developed anticipate sales growth primarily from precision molded optics, with the emphasis on low cost high volume applications, optical assemblies including our redesigned collimator product line and infrared products.  We expect further margin improvements based on production efficiencies and yield improvements.  We expect improved overhead absorption as we increase the volume of products produced and lower material costs since we will be able to purchase materials in higher volumes. We also will continue to implement new cost reductions with programs to improve tool life and lower anti-reflective coating costs by coating the lenses at our facilities.

We have taken certain actions to conserve our cash including extending payment terms with certain of our suppliers and by delaying purchases for as long as practical using just-in-time ordering practices.

In March 2009, we reduced the Orlando staff to a four-day work week.  Increased sales allowed us to return to a five-day work week in November 2009. This reduced work week resulted in savings of $438,000 in fiscal 2010 in wages and benefits. In fiscal 2011, we redesigned certain product lines – collimators and precision molded optics, increased sales prices on GRADIUM products, obtained more favorable material costs by sourcing some purchased components in China, and have instituted more efficient management techniques which have improved our product yields. We believe these factors will contribute towards achieving profitability assuming we meet our sales targets. The financial statements do not include any adjustments that might be necessary if we are unable to continue as a going concern.

We continue to face financial challenges along with many in the industries we do business with, as the worldwide economic instability continues to create turbulence in the market.  We engaged in continuing efforts to keep costs under control as we sought renewed sales growth. Our efforts were directed toward reaching positive cash flow and profitability. If these efforts are not successful, we will need to raise additional capital. Should capital not be available to us at reasonable terms, other actions may become necessary in addition to cost control measures and continued efforts to increase sales. These actions may include exploring strategic options for the sale of the Company, the sale of certain product lines, the creation of joint ventures or strategic alliances under which we will pursue business opportunities, the creation of licensing arrangements with respect to our technology, or other alternatives. On October 31, 2011 we had a book cash balance of $591,817.

We execute all foreign sales from our Orlando facility and inter-company transactions in United States dollars, mitigating the impact of foreign currency fluctuations.  Assets and liabilities denominated in non-United States currencies, primarily the Chinese Renminbi, are translated at rates of exchange prevailing on the balance sheet date, and revenues and expenses are translated at average rates of exchange for the year. During the three months ended September 30, 2011 and 2010, we incurred an $11,856 gain and a $22,840 loss in our foreign currency translation, respectively.  During the years ended June 30, 2011 and 2010, we incurred a $27,127 gain and a $34,767 loss on foreign currency translation, respectively.

Cash Flows - Financings:

On August 1, 2008, we executed a Securities Purchase Agreement with twenty-four institutional and private investors with respect to the private placement of 8% senior convertible debentures (the “Debentures”). The Debentures are secured by substantially all of our previously unencumbered assets pursuant to a Security Agreement and are guaranteed by our wholly-owned subsidiaries, Geltech and LPOI pursuant to a Subsidiary Guarantee.  The sale of the Debentures generated gross proceeds of approximately $2.9 million and net proceeds of $2.7 million.  We used the funds to provide working capital for our operations.  Among the investors were Steven Brueck, J. James Gaynor, Louis Leeburg, Robert Ripp, Gary Silverman and James Magos, all of whom were directors or officers of LightPath as of August 1, 2008. Mr. Magos resigned effective September 2, 2008.

The original maturity date of the Debentures was August 1, 2011, on which date the outstanding principal amount of the Debentures would have been due.  Interest of $39,053 was due on October 1, 2008 and was prepaid by the Company on August 1, 2008 by issuing 27,893 shares of Class A common stock in payment of such interest based upon the closing price of $1.40 per share (the “October Interest Shares”).  The interest accruing on the Debentures from October 1, 2008 to August 1, 2011 was prepaid by issuing shares of Class A common stock in December 2008.

Upon issuance the Debentures were immediately convertible into 1,901,948 shares of our Class A common stock, based on a conversion price of $1.54 per share, which was 110% of the closing bid price of our common stock on the NASDAQ Capital Market on July 31, 2008. Investors also received warrants to purchase up to 950,974 shares of our Class A common stock (the “Warrants”).  The Warrants are exercisable for a period of five years beginning on August 1, 2008 with 65% of the Warrants, exercisable for 618,133 shares, priced at $1.68 per share and the remaining 35% of the Warrants, exercisable for 332,841 shares, priced at $1.89 per share.

Investors who participated in our July 2007 offering were given an incentive to invest in the debenture offering.  Four investors from the July 2007 offering participated in the debenture offering and as a result, we reduced the exercise price of the warrants they received in the July 2007 offering from $5.50 per share to $2.61 per share.  The reduced exercise price lowered potential proceeds on the exercise of the warrants from the July 2007 offering by $119,212 to $107,663.  Additionally, such investors were issued an aggregate of 73,228 shares of our Class A common stock (the “Incentive Shares”), valued at $75,131.

The Warrants and the Incentive Shares issued to the debenture holders were valued at issuance at $790,830 and recorded as a discount on the debt. The Incentive Shares were valued using the fair market value of the Company’s stock on the date of issuance. The Warrants were valued using the Black-Scholes-Merton valuation model using assumptions similar to those used to value the Company’s stock options and restricted stock units. In addition a beneficial conversion feature associated with the Debentures was valued at the date of issuance at $600,635 and was recorded as a discount on the debt. The total debt discount of $1,391,465 was amortized using the effective interest method over the original 36-month term of the Debentures and subsequently adjusted for the extension of the maturity date of the Debentures.

We also incurred debt issuance costs associated with the issuance of the Debentures of $554,308 which were amortized over the original 36-month term using the effective interest method, adjusted for accelerated conversions of the Debentures and the extension of the maturity date of the Debentures.  For the year ended June 30, 2011 and 2010, $118,977 and $147,550, respectively of the debt issuance costs were amortized through interest expense on the consolidated statement of operations.

On December 31, 2008 the Debentures were amended to allow debenture holders to convert 25% of their Debentures into shares of our Class A common stock.  As a result, $732,250 of the Debentures were converted into 475,496 shares of our Class A common stock.  As an inducement to partially convert the Debentures, we issued additional warrants (valued at $215,975 using the Black-Scholes-Merton method and recorded as interest expense) and prepaid the interest of $453,995 on the unconverted portion of the Debentures through the original maturity date of August 1, 2011, which resulted in the issuance of 589,614 shares of our Class A common stock.  The interest payment of $58,580 for the quarter ended December 31, 2008 resulted in the issuance of 76,078 shares of our Class A common stock.  As a result of the Debenture conversion, $304,382 of debt discount was written off to interest expense.

During the year ended June 30, 2011, our debt obligations were reduced by $832,500 through the conversions of certain of the Debentures into shares of our Class A common stock. Costs associated with the conversion of these Debentures were $6,749, which reduced the proceeds recognized. These  transactions increased interest expense by $101,300 for the year ending June 30, 2011, reflecting debt issue costs, prepaid interest and discount on the debt that were written off as a result of the debt conversions of certain Debentures into shares of our Class A common stock. During the fiscal year ended June 30, 2010, our debt obligations were reduced by $262,500 through conversion of certain of the Debentures into shares of our Class A common stock.

On March 30, 2011 debenture holders holding approximately 98.71% of the outstanding principal amount of the Debentures consented to an amendment to extend the maturity date from August 2011 to August 2013. The one debenture holder electing not to participate in the extension was paid all amounts due under the Debenture held by such holder, or $14,250, in April 2011. Pursuant to the terms of the amendment, interest will be prepaid in shares of our Class A common stock annually each August. The extension of the maturity date of the Debentures was determined to be substantial and therefore triggered “debt extinguishment” accounting under ASC 470-50-40, which requires the Debentures to be adjusted to fair value. The Debentures are hybrid financial instruments that blend characteristics of both debt and equity securities.  The Debentures embody settlement alternatives to the holder providing for either redemption of principal and interest in cash (forward component) or conversion into our Class A common stock (embedded conversion feature).  As a result of the debt extinguishment accounting, $63,692 of the unamortized debt discount and $25,372 of the unamortized debt issuance costs were written off to loss on extinguishment of debt. The calculated fair value of the amended Debentures as of March 31, 2011 was $1,706,919, and included $924,844 for the forward component and $782,075 for the embedded conversion feature.  The forward component was valued using the present value of discounted cash flows arising from the contractual principal and interest payment terms and the embedded conversion feature was valued using a Monte Carlo simulations method. The fair value of the amended Debentures exceeded the carrying value of the Debentures just prior to the amendment date by $619,419, recognized as a premium. Approximately 93% of the Debentures are held by related parties and as such $576,700 of the premium was considered a capital contribution and was not included in the loss on extinguishment and therefore had no impact on additional paid in capital. The remaining $42,719 of the premium was associated with the Debentures to non-related parties and thus was recorded to loss on extinguishment of debt and additional paid in capital.

For the years ended June 30, 2011 and 2010, $316,693 and $370,385, respectively, of the amortized debt discount was amortized through interest expense on the consolidated statement of operations.   For the quarter ended September 30, 2011 and 2010, $0 and $209,666, respectively, of the amortized debt discount was amortized through interest expense on the consolidated statement of operations. The unamortized debt discount was $0 and $170,719 as of September 30, 2011 and 2010, respectively.

Total principal outstanding on the Debentures and the principal amount outstanding specifically to directors, officers  and stockholders under the Debentures was $1,087,500 and $1,012,500, respectively at June 30, 2011.  Total principal outstanding on the Debentures and the principal amount outstanding specifically to directors, officers and stockholders under the Debentures was $1,087,500 and $1,012,500, respectively at September 30, 2011, and $1,201,750 and $1,016,250, respectively, at September 30, 2010.

We can force the debenture holders to convert the Debentures into shares of our Class A common stock if our stock price exceeds $5.00 per share. A forced conversion of the Debentures would include a 10% premium on the face amount.  No payment of dividends may be made while the Debentures are outstanding.

During fiscal 2010, we completed two private placement offerings with certain institutional and private investors. On August 19, 2009, we executed a Securities Purchase Agreement with thirty-three investors with respect to a private placement of an aggregate of 1,298,827 shares of our Class A common stock at $1.26 per share and warrants to purchase 649,423 shares of our Class A common stock at an exercise price of $1.73 per share (the “August 2009 Warrants”). The August 2009 Warrants are exercisable for a period of five years beginning on February 19, 2010. We received aggregate gross cash proceeds from the issuance of the common stock (exclusive of proceeds from any future exercise of the August 2009 Warrants) in the amount $1,636,500.  We used the funds to provide working capital for our operations.

On April 8, 2010, we executed a Securities Purchase Agreement with seven institutional and private investors, with respect to a private placement of an aggregate of 507,730 shares of Class A common stock at $2.20 per share for all non-insider purchasers, and warrants to purchase 50,776 shares of Class A common stock (the “April 2010 Warrants”). The April 2010 Warrants have an exercise price of $2.48 per share, are exercisable after October 8, 2010, and have a five-year term.  We received aggregate gross cash proceeds from the issuance of the common stock (exclusive of proceeds from any future exercise of the April 2010 Warrants) in the amount of $1,117,006.  We used the funds to provide working capital for its operations.  Among the investors were J. James Gaynor and Louis Leeburg, both of whom are directors or officers of LightPath, who paid $2.2325 per share of Class A common stock.

Cash Flows – Operating and Investing:

Cash flow provided by operations was approximately $117,000 for the quarter ended September 30, 2011.  Cash provided from operations during fiscal 2011 was approximately $95,000, an increase of approximately $566,000 from fiscal 2010. We anticipate lower glass costs to result from our replacement of internally fabricated material with purchased materials from suppliers in Asia and lower coating costs due to larger unit volumes. These cost reductions are expected to improve our cash flow in future years.

While progress has been made to reduce operating cash outflow since fiscal 2004, significant risk and uncertainty remains. Our cash provided by operations was approximately $162,000 for the fourth quarter of fiscal 2011. Cost cutting measures were implemented in fiscal 2010 and 2011 but revenues were not high enough to cover fixed costs.  The fiscal 2012 operating plan and related financial projections we developed anticipate continued sales growth and continuing margin improvements based on production efficiencies and reductions in product costs, offset by marginal increases in selling, administrative and new product development expenditures.

During fiscal 2011, we expended approximately $908,000 for capital equipment in comparison to $988,000 during fiscal 2010. The majority of the capital expenditures during both fiscal 2011 and fiscal 2010 were related to equipment used to enhance or expand our production capacity and for tooling for our precision molded products.  In the first quarter of fiscal 2010, we had capital expenditures for tooling, computer servers and equipment to support our tooling operations.  Our operating plan for fiscal 2012 estimates expenditures at increased levels to enhance or expand our capacity, however, we may spend more or less depending on opportunities and circumstances.

Results of Operations

Operating Results for Fiscal 2012 First Quarter - three months ended September 30, 2011 compared to the three months ended September 30, 2010:

For the quarter ended September 30, 2011, we reported total revenues of $2.73 million compared to $2.25 million for the first quarter of fiscal year 2010, an increase of 21%. The increase from the first quarter of the prior fiscal year was primarily attributable to higher sales volumes in precision molded optics, which accounted for 77% of our revenues. Our precision molded optics sales units were higher and our average selling price was higher due to the product mix change in the quarter’s sales. Growth in sales going forward is expected to be derived primarily from the precision molded optics product line, particularly our low-cost lenses being sold in Asia, infrared lenses and collimators.

Our gross margin percentage in the first quarter of fiscal 2012 compared to first quarter of fiscal 2011 increased to 40% from 37%. Total manufacturing cost of $1.65 million was approximately $220,000 higher in the first quarter of fiscal 2012 compared to the same period of the prior fiscal year. This was due to higher sales volumes and higher labor costs due to higher volumes.  Unit shipment volume in precision molded optics was up 80% in the first quarter of fiscal 2012 compared to the same period last year. In the first three months of fiscal 2012, 41% of our precision molded optics sales in units were of more expensive glass types, compared to 26% in the same period last year.  Direct costs, which include material, labor and services, increased to 29% of revenue in the first quarter of fiscal 2012, as compared to 27% of revenue in the first quarter of fiscal 2011, primarily due to product mix changes including increased sales of infrared lenses and collimators, which have a higher material cost.

The most significant factor creating potential downward pressure on our gross margins is the level of revenue from the sales of molded optics, collimator and infrared products. Lower revenues generated from sales of these products may affect our ability to cover certain fixed costs related to such products. As our revenues increase we expect improvements in gross margins as our overhead costs are amortized over a higher base.

During the first quarter of fiscal 2012, selling, general and administrative costs were approximately $1.00 million, compared to $1.07 million in the first quarter of fiscal 2011, a decrease of approximately $76,000. This decrease was due to lower investor relations expenses.  We intend to maintain selling, general and administrative costs generally at current levels, with some increases expected for sales and marketing.

New product development costs were approximately $288,000 in the first quarter of fiscal 2012 compared to $223,000 in the same period last year, a 29% increase. This increase was primarily due to increases in wages and materials purchased for current projects with respect to our infrared lenses and new lens designs. We anticipate these expenses to increase for the remainder of fiscal year 2012 as we invest in the continued development of our infrared product line.

Amortization expense from intangibles remained the same at approximately $8,000 per quarter in both the fiscal quarters ended September 30, 2011 and 2010.

Interest expense was approximately $24,000 in the first quarter of fiscal 2012 as compared to $380,000 in the first quarter of fiscal 2011. This higher interest expense last year resulted from the accelerated conversion by certain investors of their debentures into common stock in the first quarter of 2011 which reduced the Company’s debt obligation by $732,500. As the interest and debt issuance cost was amortized over the full life of the debenture, the accelerated conversion of approximately $200,000 of cost associated with the amount converted was expensed during the first quarter of 2011. The debentures issued on August 1, 2008 accounted for approximately all of the interest, which accrues at 8% per annum, during the quarter ended September 30, 2011. Future interest expense on the debentures is expected to be approximately $24,000 per quarter. Investment and other income was approximately $35,000 in the first quarter of fiscal 2012 and $2,600 in the first quarter of fiscal 2011.

Net loss was approximately $198,000 or $0.02 basic and diluted per share during the first quarter of fiscal 2012, compared with the first quarter of fiscal 2011, in which we reported a net loss of approximately $853,000 or $0.09 basic and diluted per share. The $655,000 decrease in net loss resulted from the improvement of gross margin in the current period and the $380,000 charge for interest and debt issuance costs associated with the accelerated conversion of a portion of the debentures into common stock during the prior period. Weighted-average shares outstanding (basic) increased to 9,746,107 in the first quarter of fiscal 2012 compared to 9,011,214 in the first quarter in fiscal 2011, primarily due to the issuance of shares for the conversion of debentures and warrant exercises in fiscal 2011.

Operating Results for Fiscal Year Ended June 30, 2011 compared to the Fiscal Year Ended June 30, 2010:

Revenue for fiscal year 2011 totaled $10.0 million compared to $9.3 million for fiscal year 2010, an increase of 8%. The increase from the prior fiscal year was primarily attributable to higher sales volumes for precision molded optics, collimators and GRADIUM lenses. Our precision molded optics sales units were significantly higher but our average selling price was lower. This is the result of our pursuit of the high volume, low cost lens business. Growth in sales going forward is expected to be derived primarily from the precision molded optics product line, particularly our low cost lenses being sold in Asia and the growth of our infrared lens business.

Our gross margin percentage in fiscal 2011 compared to fiscal 2010 decreased to 39% from 47%. Total manufacturing cost of $6.1 million was $1.1 million higher in fiscal 2011 compared to the prior fiscal year. This increase in cost of goods sold resulted from increased costs associated with ramping up production volumes which included tooling and labor costs, competitive price pressures and product mix changes. We incurred increased labor costs of $225,000 for additional staff needed to manage our increased production volume and an increase in the Chinese labor rates totaling $238,000, higher freight costs of $124,000 and a one-time expense of $229,000 associated with increasing the amount of tooling inventory to support higher production levels. In addition, the changes in our product mix increased our costs by $286,000. The product mix change was due to higher sales of isolators, collimators and GRADIUM lenses which all have a higher material cost.  Unit shipment volume in precision molded optics was up 38% in fiscal 2011 compared to last year.  Direct costs, which include material, labor and services, were 27% of revenue in fiscal 2011, as compared to 24% in the prior year.  Our average selling price decreased by 21% while our average cost per unit decreased by 10%.

Our plant capacity and overhead structure are sufficient to handle much higher levels of production.  Going forward into fiscal 2012, the emphasis will be continued unit cost reductions driven by efficient purchasing and more sourcing in China of raw materials and coating services and improved productivity due to a more experienced workforce at the Shanghai facility. Over the course of fiscal 2011, as we focused on new product development, we increased our headcount in Orlando from 49 to 54. We continue to produce over 95% of our precision molded optics in our Shanghai facility.

Selling, general and administrative expenses increased by approximately $512,000 to $3.8 million in fiscal 2011 from $3.3 million in fiscal 2010. This increase is due to higher wages and benefits of $155,000, $55,000 higher recruiting fees in fiscal 2011 and the occurrence of some one-time events in fiscal 2010 that resulted in a $331,000 net reduction in selling, general and administrative expenses for fiscal 2010. These one-time events included receipt of $556,000 on our D&O insurance as a refund for legal expenses, a litigation settlement and corresponding legal expenses and a $76,000 reduction of legal expenses related to the reversal of accruals for litigation. Our operating plan for fiscal 2012 projects business levels that will require selling, general and administrative expenses to increase as we support a higher level of sales. We plan to manage our workforce size to meet profit and cash flow goals.

New product development costs in fiscal 2011 increased by approximately $126,000 to approximately $995,000.  This increase was primarily due to an increase in the cost of product development materials and higher labor costs. Our operating plan for fiscal 2012 projects that product development spending will increase due to enhanced efforts in the development of the infrared product line.

In fiscal 2011, our amortization of intangibles remained at approximately $33,000 and is expected to remain at this level for fiscal 2012.

Interest expense was approximately $606,000 for fiscal 2011 as compared to approximately $728,000 for fiscal 2010. Approximately $5,600 of the interest expense for fiscal 2010 was attributable to our equipment term loan and our capital equipment lease. The convertible debentures issued by us on August 1, 2008 accounted for approximately $606,000 and $722,000 of interest during fiscal 2011 and 2010, respectively. This represents periodic interest of 8% per annum, amortization and the write-off of the related debt issuance costs and debt discount. Included in these totals are related debt discount, debt issue costs and prepaid interest of $262,500 for debentures which were converted into shares of our Class A common stock during fiscal 2010. In fiscal 2011, we had $132,000 for loss on extinguishment of debt incurred when we extended the maturity date of the debentures during fiscal 2011.

Investment and other income decreased by approximately $11,000 to an expense of $6,000 in fiscal 2011 from an income of approximately $5,000 in fiscal 2010, due to foreign currency exchange rate impacts during the year.

Net loss for fiscal 2011 was approximately $1.6 million compared with approximately $561,000 in fiscal 2010, a decline of approximately $1.0 million. This increase in loss in the current year was comprised principally of the following:

•	Cost of goods sold increased by $648,000 primarily due to the change in product mix and increased labor rates in China and higher freight costs;

•	One-time tooling costs of $229,000 to increase tooling inventory to support higher production levels; and

•	Increased SG&A salaries and benefits of $155,000.

 Key Performance Indicators

How we operate

 We have continuing sales of two basic types: occasional sales via ad-hoc purchase orders of mostly standard product configurations (our “turns” business) and the more challenging and potentially more rewarding business of customer product development. In this latter type of business we work with a customer to help them determine optical specifications and even create certain optical designs for them, including complex multi-component designs that we call “engineered assemblies.” This is followed by “sampling” small numbers of the product for the customer’s test and evaluation. Thereafter, should the customer conclude that our specification or design is the best solution to their product need; we negotiate and “win” a contract (sometimes called a “design win”) – whether of a “blanket purchase order” type or a supply agreement. The strategy is to create an annuity revenue stream that makes the best use of our production capacity as compared to the turns business, which is unpredictable and uneven. A key business objective is to convert as much of our business to the design win and annuity model as is possible. We face several challenges in doing so:

Maintaining an optical design and new product sampling capability, including a high-quality and responsive optical design engineering staff;

The fact that as our customers take products of this nature into higher volume, commercial production (for example, in the case of molded optics, this may be volumes over one million pieces per year) they begin to work seriously to reduce costs – which often leads them to turn to larger or overseas producers, even if sacrificing quality; and

Our small business mass means that we can only offer a moderate amount of total productive capacity before we reach financial constraints imposed by the need to make additional capital expenditures – in other words, because of our limited cash resources and cash flow, we may not be able to service every opportunity that presents itself in our markets without arranging for such additional capital expenditures.

Despite these challenges to winning more “annuity” business, we nevertheless believe we can be successful in procuring this business because of our unique capabilities in optical design engineering that we make available on the merchant market, a market that we believe is underserved in this area of service offering. Additionally, we believe that we offer value to some customers as a source of supply in the United States should they be unwilling to commit their entire source of supply of a critical component to foreign merchant production sources. We also continue to have the proprietary GRADIUM lens glass technology to offer to certain laser markets.

Our key indicators

Usually on a weekly basis, management reviews a number of performance indicators. Some of these indicators are qualitative and others are quantitative. These indicators change from time to time as the opportunities and challenges in the business change. They are mostly non-financial indicators such as units of shippable output by major product line, production yield rates by major product line and the output and yield data from significant intermediary manufacturing processes that support the production of the finished shippable product. These indicators can be used to calculate such other related indicators as fully yielded unit production per-shift, which varies by the particular product and our state of automation in production of that product at any given time. Higher unit production per shift means lower unit cost and therefore improved margins or improved ability to compete where desirable for price sensitive customer applications. The data from these reports is used to determine tactical operating actions and changes. We believe that our non-financial production indicators, such as those noted, are proprietary information.

The discussions of our results as presented in this prospectus include use of the non-GAAP terms “EBITDA” and “gross margin.”  EBITDA is discussed below.  Gross margin is determined by deducting the cost of sales from operating revenue. Cost of sales includes manufacturing direct and indirect labor, materials, services, fixed costs for rent, utilities and depreciation, and variable overhead. Gross margin should not be considered an alternative to operating income or net income, which are determined in accordance with GAAP. We believe that gross margin, although a non-GAAP financial measure, is useful and meaningful to investors as a basis for making investment decisions. It provides investors with information that demonstrates our cost structure and provides funds for our total costs and expenses. We use gross margin in measuring the performance of our business and have historically analyzed and reported gross margin information publicly. Other companies may calculate gross margin in a different manner.

Financial indicators that are usually reviewed at the same time include the major elements of the micro-level business cycle:

•	sales backlog;

•	EBITDA;

•	inventory levels; and

•	accounts receivable levels and quality.

These indicators are similarly used to determine tactical operating actions and changes and are discussed in more detail below.

Sales Backlog:

Sales growth has been and continues to be our best indicator of success. Our best view into the efficacy of our sales efforts is in our “order book.” Our order book equates to sales “backlog.” It has a quantitative and a qualitative aspect: quantitatively, our backlog’s prospective dollar value and qualitatively, what percent of the backlog is scheduled by the customer for date-certain delivery. We define our “12-month backlog” as that which is requested by the customer for delivery within one year and which is reasonably likely to remain in the backlog and be converted into revenues. This includes customer purchase orders and may include amounts under supply contracts if they meet the aforementioned criteria. Generally, higher 12-month backlog is better for us.

The 12-month backlog, as defined above, has been as follows in the immediately preceding nine fiscal quarters:

Fiscal Quarter	Ended	Approximate12-month Backlog
Q1-2012	9/30/2011	$4,200,000
Q4-2011	6/30/2011	$3,873,000
Q3-2011	3/31/2011	$3,633,000
Q2-2011	12/31/2010	$3,273,000
Q1-2011	9/30/2010	$3,186,000
Q4-2010	6/30/2010	$2,950,000
Q3-2010	3/31/2010	$3,927,000
Q2-2010	12/31/2009	$4,001,000
Q1-2010	9/30/2009	$3,093,000

Our 12-month backlog at June 30, 2011 was approximately $3.9 million. In the fourth quarter of fiscal 2010 we debooked orders to two large customers, one due to non-payment and one due to customer cancellation.  Our 12-month backlog as of September 30, 2011 was approximately $4.2 million as compared to $3.2 million as of September 30, 2010.  We believe this growth to be partially the result of our efforts to enter low-cost, high-volume commercial markets, like the industrial laser tool market and other imaging related product markets. We have seen increased quote activity for our Black Diamond product line and our new blue lenses.  Bookings and quote activity have increased for our industrial low cost lenses in Asia. We project continued production and shipment growth for these low cost lenses in Asia.

With the continuing diversification of our 12-month backlog we expect to show modest increases in revenue for the remaining quarters of fiscal 2012.

EBITDA:

EBITDA is a non-GAAP financial measure used by management, lenders and certain investors as a supplemental measure in the evaluation of some aspects of a corporation's financial position and core operating performance. Investors sometimes use EBITDA as it allows for some level of comparability of profitability trends between those businesses differing as to capital structure and capital intensity by removing the impacts of depreciation and amortization. EBITDA also does not include changes in major working capital items such as receivables, inventory and payables, which can also indicate a significant need for, or source of, cash. Since decisions regarding capital investment and financing and changes in working capital components can have a significant impact on cash flow, EBITDA is not a good indicator of a business's cash flows. We use EBITDA for evaluating the relative underlying performance of the Company's core operations and for planning purposes. We calculate EBITDA by adjusting net income (loss) to exclude net interest expense, income tax expense or benefit, depreciation and amortization, thus the term “Earnings Before Interest, Taxes, Depreciation and Amortization” and the acronym “EBITDA.”

The following table sets forth a reconciliation of net income (loss) to EBITDA for the immediately preceding nine fiscal quarters:

Fiscal Quarter Ended		Net Income (Loss)	Depreciation & Amortization	Interest Expense	Loss on Extinguishment of Debt	EBITDA
Q1 - 2012	9/30/2011	(198,447)	245,438	24,220	-	71,211

Q4 - 2011	6/30/2011	429	257,798	23,058	-	281,285
Q3 - 2011	3/31/2011	(375,728)	227,861	89,560	131,784	73,477
Q2 - 2011	12/31/2010	(373,714)	215,727	113,127	-	(44,860)
Q1 - 2011	9/30/2010	(852,950)	211,543	380,510	-	(260,897)

Q4 - 2010	6/30/2010	91,686	203,249	193,488	-	488,423
Q3 - 2010	3/31/2010	12,052	193,795	191,461	-	397,308
Q2 - 2010	12/31/2009	41,676	145,164	163,402	-	350,242
Q1 - 2010	9/30/2009	(706,373)	145,164	179,586	-	(381,623)

Inventory levels:

We manage inventory levels to minimize investment in working capital but still have the flexibility to meet customer demand to a reasonable degree. We review our inventory for obsolete items quarterly. While the mix of inventory is an important factor, including adequate safety stocks of long lead-time materials, an important aggregate measure of inventory in all phases of production is the quarter’s ending inventory expressed as a number of days’ worth of the quarter’s cost of sales, also known as “days cost of sales in inventory,” or “DCSI.” It is calculated by dividing the quarter’s ending inventory by the quarter’s cost of goods sold, multiplied by 365 and divided by 4. Generally, a lower DCSI measure equates to a lesser investment in inventory and therefore more efficient use of capital. The table below shows our DCSI for the immediately preceding nine fiscal quarters:

Fiscal Quarter	Ended	DCSI (days)
Q1-2012	9/30/2011	100

Q4-2011	6/30/2011	89
Q3-2011	3/31/2011	105
Q2-2011	12/31/2010	87
Q1-2011	9/30/2010	78
Fiscal 2011 average		90
Q4-2010	6/30/2010	86
Q3-2010	3/31/2010	71
Q2-2010	12/31/2009	76
Q1-2010	9/30/2009	98
Fiscal 2010 average		83

In comparison, our days cost of sales in inventory for the year ended June 30, 2010 was 83, compared to 90 for the year ended June 30, 2011.  During the three months ended September 30, 2011 and 2010, our DCSI was 100 and 78, respectively.  These increases in DCSI for the year ended June 30, 2011 as compared to the year ended June 30, 2010 and the three months ended September 30, 2011 as compared to the three months ended September 30, 2010 was due to higher inventory balances as our plants were producing units based on our sales forecasts, which were not met.  Although our sales did not reach forecasted levels, we anticipate DCSI to improve in the near term as a result of our increased 12-month backlog.

Accounts receivable levels and quality:

Similarly, we manage accounts receivable levels to minimize investment in working capital. We escalate our collection efforts when invoices are fifteen days past the due date.  Weekly, we also review all receivables that are sixty days past terms. These past due accounts are contacted and all future shipments to them are placed on hold. We measure the quality of receivables by the proportions of the total that are at various increments past due from our normally extended terms, which are generally 30-45 days. The most important aggregate measure of accounts receivable is the quarter’s ending balance of net accounts receivable expressed as a number of days’ worth of the quarter’s net revenues, also known as “days sales outstanding,” or “DSO.” It is calculated by dividing the quarter’s ending net accounts receivable by the quarter’s net revenues, multiplied by 365 and divided by 4. Generally, a lower DSO measure equates to a lesser investment in accounts receivable and therefore more efficient use of capital. The table below shows our DSO for the immediately preceding nine fiscal quarters:

Fiscal Quarter	Ended	DSO (days)
Q1-2012	9/30/2011	69

Q4-2011	6/30/2011	60
Q3-2011	3/31/2011	60
Q2-2011	12/31/2010	60
Q1-2011	9/30/2010	71
Fiscal 2011 average		63
Q4-2010	6/30/2010	71
Q3-2010	3/31/2010	68
Q2-2010	12/31/2009	60
Q1-2010	9/30/2009	57
Fiscal 2010 average		64

Our DSO for the year ended June 30, 2011 was 63 compared to 64 at June 30, 2010.  For the three months ended September 30, 2011, our DSO was 69.  We plan to monitor our collections efforts to keep this key indicator as low as reasonably possible. We strive to have DSO no higher than 55.

 Critical Accounting Policies

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and reported amounts of income and expense during the reporting periods presented. Our significant estimates include the allowance for trade receivables which is made up of reserves for bad debts, inventory reserves for obsolescence, revenue recognition, valuation of compensation expense on stock-based awards and beneficial conversion and warrant valuation related to convertible debentures. Although we believe that these estimates are reasonable, actual results could differ from those estimates given a change in conditions or assumptions that have been consistently applied.

Management has discussed the selection of critical accounting policies and estimates with our board of directors, and the board of directors has reviewed our disclosure relating to critical accounting policies and estimates in this prospectus. The critical accounting policies used by management and the methodology for its estimates and assumptions are as follows:

Allowance for accounts receivable, is calculated by taking 100% of the total of invoices that are over 90 days past due from the due date and 10% of the total of invoices that are over 60 days past due from the due date. Accounts receivable are customer obligations due under normal trade terms. We perform continuing credit evaluations of its customers’ financial condition. Recovery of bad debt amounts previously written off is recorded as a reduction of bad debt expense in the period the payment is collected. If our actual collection experience changes, revisions to its allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Inventories, which consist principally of raw materials, work-in-process and finished lenses, isolators, collimators and assemblies are stated at the lower of cost or market, on a first-in, first-out basis. Inventory costs include materials, labor and manufacturing overhead. Acquisition of goods from our vendors has a 9% purchase burden added to cover customs, shipping and handling costs. Fixed costs related to excess manufacturing capacity have been expensed. We look at the following criteria for parts to consider for the inventory reserve: items that have not been sold in two years or that have not been purchased in two years or of which we have more than a two year supply.  These items as identified are reserved at 100%, as well as reserving 50% for other items deemed to be slow moving within the last twelve months and reserving 25% for items deemed to have low material usage within the last six months. The parts identified are adjusted for recent order and quote activity to determine the final inventory reserve.

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets ranging from one to ten years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets using the straight-line method.

Long-lived assets, such as property, plant, and equipment, tooling and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Intangible assets, consisting of patents and trademarks, are recorded at cost. Upon issuance of the patent or trademark, the assets are amortized on the straight-line basis over the estimated useful life of the related assets ranging from two to seventeen years.

Debt costs consist of third-party fees incurred and other costs associated with the issuance of long-term debt. Debt costs are capitalized and amortized to interest expense over the term of the debt using the effective interest method.

Deferred rent relates to certain of our operating leases containing predetermined fixed increases of the base rental rate during the lease term being recognized as rental expense on a straight-line basis over the lease term. We have recorded the difference between the amounts charged to operations and amounts payable under the leases as deferred rent in the accompanying consolidated balance sheets.

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are computed on the basis of differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based upon enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances have been established to reduce deferred tax assets to the amount expected to be realized.

We have not recognized a liability for uncertain tax positions. A reconciliation of the beginning and ending amount of unrecognized tax benefits or penalties has not been provided since there is no unrecognized benefit or penalty since the date of adoption. If there were an unrecognized tax benefit or penalty, we would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

We file income tax returns in the U.S. federal jurisdiction, and various states and foreign jurisdictions. We are no longer subject to U.S. federal, state, local, or non-U.S. income tax examinations by tax authorities for years before 2004.

Revenue is recognized from product sales when products are shipped to the customer, provided that we have received a valid purchase order, the price is fixed, title has transferred, collection of the associated receivable is reasonably assured, and there are no remaining significant obligations. Revenues from product development agreements are recognized as milestones and are completed in accordance with the terms of the agreements and upon shipment of products, reports or designs to the customer. Invoice amounts for sales or VAT taxes are posted to the balance sheet and not included in revenue.

New product development costs are expensed as incurred.

Stock based compensation is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period.  We estimate the fair value of each stock option as of the date of grant using the Black-Scholes-Merton pricing model. Most options granted under our Amended and Restated Omnibus Incentive Plan vest ratably over two to four years and generally have ten-year contract lives.  The volatility rate is based on four-year historical trends in Class A common stock closing prices and the expected term was determined based primarily on historical experience of previously outstanding options.  The interest rate used is the United States Treasury interest rate for constant maturities. The likelihood of meeting targets for option grants that are performance based are evaluated each quarter. If it is determined that meeting the targets is probable then the compensation expense will be amortized over the remaining vesting period.

Management makes estimates and assumptions during the preparation of our consolidated financial statements that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes available, which in turn could impact the amounts reported and disclosed herein.

Financial instruments. We account for financial instruments in accordance with FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), which provides a framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities.  ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

Level 3 - Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2011.  We use the market approach to measure fair value for its Level 1 financial assets and liabilities, which include cash equivalents of $449,000 and $1,134,000 at June 30, 2011 and 2010, respectively.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.  These financial instruments which include cash, trade receivables, accounts payable and accrued liabilities.  Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

 On August 1, 2008, we executed a Securities Purchase Agreement with respect to the private placement of 8% senior convertible debentures (the “Debentures”). The Debentures issued were valued using observable inputs other than quoted prices (Level 2). The fair value of the Debentures as of June 30, 2011 was calculated to be approximately $1.1 million.

We do not have other financial or non-financial assets or liabilities that would be characterized as Level 2 or Level 3 instruments.

Derivative Financial Instruments. We account for derivative instruments in accordance with FASB ASC 815, Derivatives and Hedging (formerly referenced as SFAS No. 161, Disclosures about Derivative Instruments and Hedging Activities – an Amendment of FASB Statement No. 133) (“ASC 815”), which requires additional disclosures about our objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements.

We do not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk.  Terms of convertible debt instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract, and recorded on the balance sheet at fair value.  The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results.

Freestanding warrants issued by the Company in connection with the issuance or sale of debt and equity instruments are considered to be derivative instruments.  Pursuant to ASC 815, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Beneficial Conversion and Warrant Valuation. We recorded a beneficial conversion feature (“BCF”) related to the issuance of convertible debt instruments that had conversion features at fixed rates that were in-the-money when issued, and the fair value of warrants issued in connection with those instruments. The BCF for the convertible instruments was recognized and measured by allocating a portion of the proceeds to warrants, based on their relative fair value, and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion feature.  The discounts recorded in connection with the BCF and warrant valuation were recognized as non-cash interest expense debt discount over the term of the convertible debt, using the effective interest method.

Comprehensive Income (Loss) of the Company is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.  It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.  Comprehensive income (loss) has two components, net income (loss) and other comprehensive income (loss), and is included on the statement of stockholders’ equity. Our other comprehensive income (loss) consists of the foreign currency translation adjustment.

Business segments are required to be reported by the Company. As we only operate in principally one business segment, no additional reporting is required.

BUSINESS

History

LightPath was incorporated under Delaware law in June 1992 as the successor to LightPath Technologies Limited Partnership, a New Mexico limited partnership, formed in 1989, and its predecessor, Integrated Solar Technologies Corporation, a New Mexico corporation, organized in 1985. Our initial business objectives focused on solar energy technology, however, over time, we expanded our business to other optics applications primarily driven by laser-based technology.

During fiscal 1998, as a result of the number of inquiries we received from prospective customers about the ability of one of the proprietary materials we developed, GRADIUM glass, to solve optoelectronic problems, we refocused our sales and marketing efforts to include the optoelectronics and photonics markets, specifically in the area of fiber telecommunications. During fiscal 2000 we acquired Horizon Photonics, Inc. (“Horizon”), a California corporation that utilized automated production platforms to manufacture passive optical components for the telecommunications and data communications markets.   In September 2000, we also acquired Geltech, Inc. (“Geltech”), a Delaware corporation that manufactured precision molded glass aspheric optics used in the active telecom components market to provide a highly efficient means to couple laser diodes to fibers or waveguides.

From 1998 through 2002, we were heavily reliant on the telecommunications capital equipment market, which went through a rapid increase and a subsequent rapid decrease during this period.  During fiscal 2003 following the contraction of this market, we consolidated our corporate headquarters and all production, including production for GRADIUM glass lenses and collimators previously performed in New Mexico and production of isolators previously performed in California, in Orlando, Florida to reduce costs and adapt to the market changes.

Business Strategy

LightPath intends to focus on three primary product markets which we believe will provide significant growth opportunities over the next several years. These markets are as follows: 1) glass aspheres, which we project to grow to $1.2 billion globally by 2014 driven by OEM laser modules and the demand for internet mobility; 2) specialty optics, which we project to grow to $500 million globally by 2014 driven by high-power laser applications and custom designs; and 3) infrared systems, which we project to grow to $3.2 billion globally by 2014 driven by defense and commercial applications.  These large overall markets total $4.9 billion globally.

LightPath has targeted specific applications in each of these areas: laser tools, gun sights, biomedical instruments and telecommunication subsystems for the glass aspheres market; laser line generators, industrial tools, optical cutting/welding, scientific lasers, semiconductors metrology systems and telecommunication subsystems for the specialty optics market; and thermal imaging, security cameras, thermography, gas sensing and defense targeting and tracking for the infrared optics market.  Within the larger overall markets discussed above, we believe there is a market of approximately $450 million for our current products and capabilities.

Given these specific markets and applications, our strategy is to leverage our technology, know-how, established low cost manufacturing capability and partnerships to grow our business.

We will accomplish this growth by:

o	Continuing our penetration into high-volume applications by leveraging our low cost structure;

o	Introducing new value-added products;

o	Expanding our market presence by broadening our customer base and leveraging our Shanghai subsidiary to gain direct access to the Asian market;

o	Adding new products for industrial tools, laser based measurement tools and laser based gas sensing instruments;

o	Leveraging our expanded sales distribution channels worldwide; and

o	Completing the development of molded infrared lenses and assembly products which will enable future revenue growth.

Precision Molded Aspheric Lenses.  We have rights under a royalty-free perpetual license to the Precision Molded Optics process originally developed by Corning, Inc., whose business in this field we acquired in 1994. Products manufactured using this technology include glass aspheric lenses, sub-millimeter lenses and lens arrays. Precision Molded Aspheres are our base business and this business tracks with the growth of the laser diode markets which have a 5% cumulative annual growth rate. We anticipate we will be able to grow this product line at a rate faster than that in the immediate future as we shift from low volume applications to high volume commercial and consumer applications. These growth opportunities are well diversified and include laser tools, telecom transceivers, micro-projectors, scientific and bench top lasers, range finders, medical devices, bar code scanners and laser based spectrometers. We are aggressively pursuing new sales opportunities in all of these areas.

Infrared Molded Glass Aspheric Lenses & Assemblies.  Infrared Systems represent a market that is forecasted to grow to $3.2 billion by 2014. LightPath has proprietary manufacturing and material technology to manufacture molded optics that addresses applications across a broad cross section of this market. We are continuing to develop a molded infrared aspheric optic product line with short (SWIR), mid (MWIR) and long wave (LWIR) materials. This product line is called the Black Diamond precision molded glass aspheric optics. Advances in optical material now provide a technology path to produce molded infrared aspheric optics over the wavelength range of 1 to 14 microns. Traditionally, infrared optics relies on individually diamond turned, polished or other lengthy manufacturing methods. Utilizing precision molded aspheric optics significantly reduces the number of lenses required for typical thermal imaging systems and the cost to manufacture these lenses.

We have enhanced our precision molded infrared aspheric optics products for imaging applications in firefighting, predictive maintenance, homeland security, surveillance, automotive and defense.  Since 2008, LightPath has delivered customized lens assemblies to clients and increased our presence in the market for molded precision infrared optics.  In addition, we have targeted niche markets, such as infrared laser systems that are used in gas sensing and environmental monitoring, because the demand for infrared imaging systems has been growing significantly based on the steep decline in prices of the infrared detectors.  These growing markets provide a unique opportunity for high volume molded infrared aspheres.

Overall, we anticipate the growth of infrared optics and increased requirements for systems requiring molded aspheric optics over traditional ground and polished lenses.  As infrared imaging systems become widely available, the cost of optical components needs to decrease before the market demand will increase. The commercial market has the potential to be the largest market opportunity within the infrared market with products such as automotive imaging/warning systems and infrared cameras.  The aspheric character of LightPath’s lenses enables system designers to reduce the lens elements in a system and provide similar performance at a lower cost.  LightPath’s aspheric molding process is an enabling technology for the cost reduction and commercialization of infrared imaging systems.

Specialty Products & Assemblies.  LightPath has a group of products that take advantage of our unique technologies and capabilities. These include custom optical designs, mounted lenses, assemblies, isolators, collimators and GRADIUM lenses.

Isolators.  We manufacture a qualified family of laminate and custom isolators, and sell isolator assemblies for applications in all communication markets.  Isolators for communications, in general, is a very cost sensitive product.  We moved the production of our isolators to our Shanghai facility in order to help cut costs and improve our gross margin. This is a product line which fluctuates with the telecommunications market.

Collimators. We are specifically targeting and selling high power collimators in diverse markets such as fiber laser systems, Nd:YAG laser cutting and welding systems and communications systems. Our standard collimator products provide higher performance in back reflection and insertion loss and can withstand in excess of ten watts of optical power. Customers have passively tested our collimators to over 100 watts in the forward direction. The process to manufacture these collimators uses patented laser fusion technologies and robotics. These products may incorporate aspheric molded optics and GRADIUM lenses.

GRADIUM Lenses.  We developed GRADIUM glass as an optical quality glass material with axially varying refractive index, capable of reducing optical aberrations inherent in conventional lenses and performing with a single lens tasks traditionally performed by multi-element, conventional lens systems. Typical applications include surgical lasers, high power YAG lasers for welding, cutting and marking, defense-market uses, and test and measurement. GRADIUM has a unique capability to handle up to 10 kilowatts of power and is servicing a niche market for laser high-power cutting and laser welding.

Optical Assemblies.  We produce optical assemblies based on our proprietary technologies. We design, build and sell optical assemblies into markets for test and measurement, medical devices, military, industrial and communications. Many of our assemblies consist of several products that LightPath manufactures.  The OASIS product line consists of an optical isolator that is aligned and mounted to a molded aspheric lens.  This product has been particularly well received in the communications market for its value in reducing assembly time and component count for the customer.

Sales and Marketing

Extensive product diversity and varying levels of product maturity characterize the optics industry. Product markets range from consumer (e.g., cameras, copiers) to industrial (e.g., lasers, data storage, infrared imaging), from products where the lenses are the central feature (e.g., telescopes, microscopes, lens systems) to products incorporating lens components (e.g., robotics, semiconductor production equipment) and communications (various optics are required for bandwidth expansion and improved data transfer for the optical network). As a result, we market our products across a wide variety of customer groups including laser systems manufacturers, laser OEMs, infrared-imaging systems vendors, industrial laser tool manufacturers, telecommunications equipment manufacturers, medical and industrial measurement equipment manufacturers, government defense agencies and researcher institutions worldwide.

Sales Organization   We have regional sales forces that market and sell our products directly to customers in North America and China.  In addition to our direct regional sales forces in the United States and China, we use two other distinct channels to market our products.  First, we have formalized relationships with fifteen industrial, laser, and optoelectronics distributors and channel partners located in foreign countries and in the United States to assist in distribution of our products in highly specific target markets. Second, we have reseller arrangements with the top three product catalogs in the optics and opto-electronics market.  In addition, we also produce and maintain our own product catalog and internet website (www.lightpath.com) as vehicles for broader promotion of our products. We make use of print media advertisements in various trade magazines and participate in appropriate domestic and foreign trade shows.

All of our partners work diligently to expand opportunities in emerging geographic markets and through alternate channels of distribution. We believe that we provide a high level of support in developing and maintaining our long-term relationships with our customers. Customer service and support are provided through our offices and those of our partners that are located throughout the world.

Trade Shows.  We display our product line additions and enhancements at one or more trade shows each year. For example, we participated in several United States based shows including Society of Photographic Instrumentation Engineers (“SPIE”) Photonics West in January 2011 and SPIE Defense, Security and Sensing in April 2011. We also participate in shows in China such as the China International Optoelectronic Exposition in Shenzhen.  In addition, we partner with key distributors to attend exhibitions such a Laser World of Photonics in Munich, Germany.  Such a strategy underscores LightPath’s strategic directive of broadening our base of innovative optical components and assemblies. These trade shows provide an opportunity to meet with and enhance existing business relationships, meet and develop potential customers, and to distribute information and samples regarding our products.

New Products.  LightPath has identified three market categories to focus our new product efforts that we believe will provide significant growth opportunities over the next several years: molded glass aspheres, specialty optics and infrared systems.

LightPath has targeted specific applications in each of these areas for new product launches in the near future.  For example, in glass aspheres: laser tools, gun sights, biomedical instruments and telecommunication subsystems; in specialty optics: laser line generators, industrial tools, optical cutting/welding, scientific lasers, semiconductors metrology systems and telecommunication subsystems; and in infrared optics: thermal imaging, security cameras, thermography, gas sensing and defense targeting and tracking.

Given these specific markets and applications, our strategy is to leverage our technology, know-how, established low cost manufacturing capability and partnerships to grow the business dramatically.

Competition

The market for optical components generally is highly competitive and highly fragmented. We compete with manufacturers of conventional spherical lenses and optical components, providers of aspheric lenses and optical components and producers of optical quality glass. To a lesser extent, we compete with developers of specialty optical components and assemblies. Many of these competitors have greater financial, manufacturing, marketing and other resources than we do.

We believe we can be successful in securing business because of our unique capabilities in optical design engineering that we make available on the merchant market, our low cost structure and our substantial presence in China. Additionally, we believe that we offer value to some customers as a second or backup source of supply in the United States should they be unwilling to commit all of their source of supply of a critical component to a foreign production source. We also have a broad product offering in addition to the molded aspheric lenses with proprietary GRADIUM lens glass, collimators, isolators, infrared lenses and assembly technology.

Precision Molded Aspheric Lenses.  Manufacturers of conventional lenses and optical components include corporations such Nikon, Olympus Optical Company, Carl Zeiss and Leica AG. In addition to being substantial producers of optical components, these entities are also some of the primary customers for such components, incorporating them into finished products for sale to end-users. Consequently, these competitors have significant control over certain markets for our products. Our products compete with other products currently produced by these manufacturers.

Manufacturers of aspheric lenses provide significant competition for our molded glass aspheric lenses in providing products that improve the shortcomings of conventional lenses. Aspheric lens system manufacturers include Panasonic, ALP’s and Hoya Corporation. The use of aspheric surfaces provides the optical designer with a powerful tool in correcting spherical aberrations and enhancing performance in state-of-the-art optical products.  We believe that our optical design expertise and our flexibility in providing custom high performance optical components at a low price are key competitive advantages for us over these competitors.

Plastic molded aspheres and  hybrid plastic/glass aspheric optics, such as manufactured by Anteryon, on the other hand, allow for high volume production, but primarily are limited to low cost consumer products that do not place a high demand on performance (such as plastic lenses in disposable or mobile phone cameras). Molded plastic aspheres appear in products that stress cost as their measure of success over performance and durability.   LightPath’s low cost structure allows us to compete with these lenses based on higher performance and durability from our glass lenses at only a small premium in price over plastic or plastic/glass hybrid lenses.

Infrared Molded Glass Aspheric Lenses & Assemblies. LightPath’s infrared molded aspheric optics compete with traditional infrared lenses manufactured from germanium such as those produced by Janos Technologies.  These lenses can either be polished spherical or are diamond turned aspherical.  LightPath’s molded lenses compete with spherical lenses because like all aspheres they can replace doublets or triplets based on the higher performance of an aspheric lens.  Diamond turned aspheres from germanium are expensive in volume and time consuming to manufacture.  LightPath’s molded aspheric lenses compete with these technologies through lower costs at high production volumes.

Companies that produce molded infrared optics include Umicore and Rochester Precision Optics. We believe that our optical design expertise and our flexibility in providing custom high performance infrared optical components are key advantages over both of these companies.  A specific advantage over Umicore, a foreign company, is that the infrared market is highly dependent on the United States defense industry, which prefers to purchase from United States based companies such as LightPath.

Specialty Products & Assemblies. Due to the unique nature of each of these product lines, we have few direct competitors.  However, each technology has alternate technologies that indirectly compete with our products.

GRADIUM.  GRADIUM lenses are competitive in a niche market for high power laser optics.  GRADIUM is unique technology that no other manufacturer possesses for lenses in this market space.  However, there are other competing technologies such as traditional fused silica doublets and triplets as well as newer large diameter aspheres, such as those manufactured by Asphericon or Edmund Optics.  GRADIUM is a well-established technology that has a successful history in the high power laser marketplace.

Isolators.  We compete with a few specific players in the isolator segment of the components market. These include Namiki, TDK, Tokin, Kyocera and Sumitomo. Our strategy does not involve direct competition with the “catalog” offerings of these companies; rather, we focus our efforts on designing and manufacturing custom specialty and hybrid components according to particular OEM specifications. The manufacturing of our isolator products is done in our Shanghai facility.

Collimators.  LightPath’s collimator line focuses on high performance and high durability fiber optic systems for lasers and optical systems. There are currently only a handful of direct competitors for our collimators, such as Optoskand and Oz Optics. The key difference between our collimators and our competitors’ collimators is in our fiber fusion technology.  This fusion technology eliminates the air interface at the tip of a fiber providing a more robust, reliable construction than our competition.

Manufacturing

Facilities. Our manufacturing is performed in a 22,000 square foot production facility in Orlando, Florida and in a 16,000 square foot production facility in Shanghai. With space remaining in the Shanghai and Orlando facilities, we believe our facilities are adequate to accommodate our foreseeable needs. Both facilities feature areas for each step of the manufacturing process including tooling and coating work areas, pre-form manufacturing, and a clean room for pressing and integrated assembly. Both facilities include new product development laboratories and space that includes development and metrology equipment.

In our Orlando facility, our molded glass aspheres manufacturing area includes lens pressing equipment, high precision mold production equipment, advanced metrology and inspection equipment and coating facilities.  It also features a tooling and machine shop, which can support: new product development; commercial production requirements for our lens holders; and the fabrication of proprietary press workstations and mold equipment.  In Orlando, we have glass coring equipment for our current needs of GRADIUM product sales in the United States and Europe.  Our Orlando facility also includes a clean room for our collimator assembly workstations which include our proprietary laser fusion and housing equipment, automated testing processes, and laser polishing stations.  Our Orlando facility is International Traffic in Arms and Regulations (ITAR) compliant.

Our Shanghai facility also features a molded glass aspheres manufacturing area, which includes lens pressing equipment, advanced metrology and inspection equipment and coating facilities. The clean room in our Shanghai facility features our isolator manufacturing equipment, sub-micron alignment engines, automated dispensing systems and precision dicing equipment.

We are ISO 9001:2008 certified in both of our Orlando and Shanghai facilities. Much of our product qualification is performed in-house at both facilities. Our test and evaluation capabilities include Damp Heat, High/Low Temp Storage, and a Thermal Shock Oven, which are representative of the equipment required to meet Telcordia requirements and other customer required product specifications. Our New Product Development department has CAD tools and technical support. The continuing implementation of various statistical process controls (SPCs) is being pursued to improve product yields and allow us to reduce costly manual testing operations. Quality control in manufacturing to ensure a quality end product is critical to our ability to bring our products to market, as our customers demand rigorous testing prior to their purchase of our products.

Subcontractors and Strategic Alliances.  We believe that low-cost manufacturing will be crucial to our long-term success. In that regard, we have generally used subcontractors in our production process to accomplish certain processing steps requiring specialized capabilities. For example, we presently use a number of qualified subcontractors for fabricating some lenses, polishing certain lenses where required, and coating them. We have taken steps to protect our proprietary methods of repeatable high quality manufacturing by patent disclosures and internal trade secret controls.

Suppliers.  We utilize a number of glass compositions in manufacturing our molded glass aspheres and lens array products.  These precuts are available from a large number of suppliers, including Hikari Glass. Base optical materials, used in both GRADIUM and collimator products, are manufactured and supplied by a number of major optical and glass manufacturers. Optical fiber and collimator housings are manufactured and supplied by a number of major manufacturers. We believe that a satisfactory supply of such production materials will continue to be available at reasonable prices, although there can be no assurance in this regard. We obtain GRADIUM boules from Hikari Glass in Japan.

We also rely on local and regional vendors for component materials and services such as housings, fixtures, magnets, chemicals and inert gases, specialty ceramics, UV and AR coatings, and other specialty coatings. In addition, certain products require external processing such as brazing and metallization. To date, we have found a suitable number of qualified vendors for these materials and services.

We currently purchase a few key materials from single or limited sources. The polarizing glass used in our isolator products is supplied by Corning, Inc. and Hoya. To date, we have been able to acquire an ample supply of polarizing glass. Garnet and other crystals used in our isolator products are provided by Integrated Photonics. We believe that the available quantities of garnet we will need are available at stable, adequate prices and are available in the open market. We believe that a satisfactory supply of production materials will continue to be available at competitive prices, although there can be no assurance in this regard.

Patents and Other Proprietary Intellectual Property

Our policy is to protect our technology by, among other things, patents, trade secret protection, trademarks and copyrights. The products and technologies that we employ use patents that are either owned and maintained by us or licensed to us by others. Patents have been issued, and/or patent applications have been filed, in the areas of glass composition, glass molding, gradient geometries, and certain production processes such as fiber attachment, robotic assembly and micro-fabrication. The first of our issued patents expired in 2006; the remainder expire at various times through 2017.

Issued patents owned or available to us may not afford adequate protection to us or may be challenged, invalidated, infringed or circumvented. Patent applications relating to our products may not result in patents being issued. Patent rights granted to us for technologies that we may license in the future may not provide competitive advantages to us. Patents that are owned or licensed by us that are issued in one jurisdiction may not be issued in any other jurisdiction. The validity of any of our patents may not be upheld if challenged by others in litigation or if such litigation alleges that our activities infringe upon patents owned by others.

In addition to patent protection, certain process inventions, lens designs and innovations are retained as trade secrets. A key feature of GRADIUM glass is that, once fabricated, it does not reveal our formula upon inspection and, to our knowledge, cannot be reverse-engineered.

We own several registered and unregistered service marks and trademarks which are used in the marketing and sale of our products.  The following sets forth our registered and unregistered service marks and trademarks, whether it is a service mark or trademark, whether it is registered or unregistered, if registered, the country in which the mark is filed, and the renewal date for such mark.

Mark	Type	Registered	Country	Renewal Date
LightPath®	service mark	Yes	United States	November 10, 2014
GRADIUM™	trademark	Yes	United States	February 5, 2017
Circulight	trademark	No	-	-
BLACK DIAMOND	trademark	No	-	-
GelTech	trademark	No	-	-
Oasis	trademark	No	-	-

Environmental and Governmental Regulation

Currently, emissions and waste from our present manufacturing processes are at such low levels that no special environmental permits or licenses are required. In the future, we may need to obtain special permits for disposal of increased waste by-products. The glass materials we utilize contain lead and other toxic elements in a stabilized molecular form. However, the high temperature diffusion process results in low-level emissions of such elements in gaseous form. If production reaches a certain level, we believe that we will be able to efficiently recycle certain of our raw material waste, thereby reducing disposal levels. We believe that we are presently in compliance with all material federal, state and local laws and regulations governing our operations and have obtained all material licenses and permits necessary for the operation of our business.

We utilize certain chemicals, solvents and adhesives in our manufacturing process. We believe we maintain all necessary permits and believe we are in full compliance with all applicable regulations.

To our knowledge there are currently no United States federal, state or local regulations that restrict the manufacturing and distribution of our products. Certain end-user applications require that the complete optical systems receive government approval, such as United States Food and Drug Administration approval for use in endoscopy. In these cases, we will generally be involved on a secondary level and the OEM customer will be responsible for the license and approval process.

New Product Development

For many years, we were engaged in basic research and development that resulted in the invention of GRADIUM glass and certain proprietary processes for fabricating GRADIUM glass lenses. Thereafter, new product development efforts were broadened or acquired that led to the development of our capabilities in molded aspheric lenses, infrared lenses, isolators and collimators. Throughout fiscal 2011, however, as part of our cash conservation strategy, we conducted very limited basic research and development. Our efforts in this area were concentrated on product development to support existing and new customers in the design and manufacture of items in two of our product lines: lenses and collimators. Going forward we will focus the majority of our research and development efforts in the area of infrared materials, lenses and assemblies.

Our present new product development efforts are focused on markets that include Infrared Optics for imaging and sensing, blue lens applications, fiber lasers, defense, medical devices, industrial, optical data storage, machine vision, sensors and environmental monitoring. We incurred expenditures for new product development during fiscal years 2011 and 2010 of approximately $995,000 and $869,000, respectively. We currently plan to expend approximately $1,175,000 for new product development during fiscal 2012, which could vary depending upon revenue levels, customer requirements and perceived market opportunities. In the first quarter of fiscal 2012, we spent $288,000 on new product development costs, as compared to $223,000 in the same period of the prior year, a 29% increase.

For more difficult or customized products, we bill our customers for engineering services as a non-recurring engineering fee.

Concentration of Customer Risk

In fiscal 2011, we had sales to three customers that individually comprised at least 5% of our annual revenue: Thorlabs at 9%, Crimson Trace at 7%, and Edmunds Industrial Optics at 6%.  In fiscal 2010, we had sales to three customers that individually comprised at least 5% of our annual revenue: Crimson Trace at 12%, Thorlabs at 7% and Edmunds Industrial Optics at 6%.  The loss of any of these customers, or a significant reduction in sales to any such customer, would adversely affect our revenues.

In fiscal 2011, 39% of our net revenue was derived from sales outside of the United States, with 87% of our foreign sales occurring to customers in Europe and Asia.

Employees

As of June 30, 2011, we had 200 full-time equivalent employees, with 54 in Florida and 146 in China. Any employee additions or terminations over the next twelve months will be dependent upon the actual sales levels realized during fiscal 2012. We have 21 employees engaged in management, administrative and clerical functions, 16 in new product development, 11 in sales and marketing and 152 in production and quality functions. We have used and will continue utilizing part-time help, temporary employment agencies and outside consultants, where appropriate, to qualify prospective employees and to ramp up production as required from time to time. None of our employees are represented by a labor union.

Properties

We occupy a 22,000 square foot facility in Orlando, Florida, that includes a 6,000 square foot clean room and houses our corporate headquarters, engineering, marketing, internal sales, manufacturing management and some manufacturing operations. Lease terms on our Orlando facility call for monthly rental payments of approximately $40,000 through February 2015, which includes all charges, including common area maintenance, escalation, and certain pass-through of taxes and other operating costs.

Due to the transfer of manufacturing for over 90% of our production requirements for our precision molded optic line and our isolator product line to our Shanghai facility, we reduced the leased space in our Orlando facility from 41,063 square feet to 21,557 square feet.  The lease term was also extended from November 30, 2008, to February 28, 2015, and minimum rental rates for the extension term were established based on annual increases of three percent.  Additionally, there are two 3-year extension options exercisable by the Company.  The minimum rental rates for such additional extension options will be determined at the time an option is exercised and will be based on a “fair market rental rate” as determined in accordance with the third lease amendment.

We also lease a 16,000 square foot facility located in Jiading, People’s Republic of China. In May 2009 the Chinese government paid us to move to a new facility in the Jiading Industrial Zone near Shanghai. We signed a five year lease that will expire April 30, 2014.  The Shanghai facility houses 146 employees. The rent is approximately $6,000 per month. The facility is used primarily for manufacturing operations and has increased our overall production capacity, enabling us to compete for larger production volumes of optical components and assemblies and strengthen partnerships within the Asia/Pacific region.  It has also provided a launching point to drive our sales expansion in the Asia/Pacific region.  We believe our facilities are suitable for our production needs and adequate to meet our future needs. Current production levels for both of our facilities are at 62% of capacity and therefore, we have the ability to add equipment and additional work shifts to meet forecasted demand.

The territorial sales personnel maintain an office from their homes to serve their geographical territories.

Legal Proceedings

The Company, from time to time, may be  involved in various legal actions arising from the normal course of business.  As of November 1, 2011 the Company had no outstanding, material legal proceedings.

MANAGEMENT

Directors and Executive Officers

Each of our directors and officers serves until his or her successor is elected and qualified.  The names and ages of our directors and officers, the years they became directors or officers, their principal occupations or employment for at least the past five years and certain of their other directorships is set forth below. The Class I directors’ term expires at the annual meeting of stockholders proposed to be held in 2014.  The Class II directors’ term expires at the annual meeting of stockholders proposed to be held in 2013.  The Class III directors’ term expires at the annual meeting of stockholders proposed to be held in 2012.

Class I Directors

Robert Ripp, 70 Director (Chairman of the Board)
Mr. Ripp has served as a director of the Company since 1999 and as Chairman of the Board since November 1999. During portions of fiscal year 2002 he also served as the Company’s Interim President and Chief Executive Officer.  Mr. Ripp held various executive positions at AMP Incorporated (“AMP”) from 1994 to 1999, including serving as Chairman and Chief Executive Officer of AMP from August 1998 until April 1999, when AMP was sold to TYCO International Ltd.  Mr. Ripp previously spent 29 years with IBM of Armonk, New York.  He held positions in all aspects of operations within IBM culminating in the last four years as Vice President and Treasurer. He retired from IBM in 1993. Mr. Ripp graduated from Iona College and received a Masters of Business Administration degree from New York University.  Mr. Ripp is currently on the board of directors of Ace, Ltd., and PPG Industries, both of which are listed on the New York Stock Exchange.  Mr. Ripp also serves on the Company’s Compensation and Finance Committees. Mr. Ripp has dedicated over ten years of service to the Company. His extensive executive management experience, in addition to his financial expertise gained from various executive positions, qualify him for service as a director of our Company.

J. James Gaynor, 60 President & Chief Executive Officer, Director
Mr. Gaynor was appointed as President, Chief Executive Officer and as a director on February 1, 2008 and prior to that served as Interim Chief Executive Officer from September 18, 2007. Mr. Gaynor previously served as the Company’s Corporate Vice President of Operations since July 2006. Mr. Gaynor is a mechanical engineer with over 25 years business and manufacturing experience in volume component manufacturing in the electronics and optics industries. Prior to joining the Company, from August 2002 to July 2006, Mr. Gaynor was Director of Operations and Manufacturing for Puradyn Filter Technologies. Previous to that, he was Vice President of Operations and General Manager for JDS Uniphase Corporation’s Transmission Systems Division. He has also held executive positions with Spectrum Control, Rockwell International and Corning Glass Works. His experience includes various engineering, manufacturing and management positions in specialty glass, electronics, telecommunications components and mechanical assembly operations. His global business experience encompasses strategic planning, budgets, capital investment, employee development, and cost reduction, acquisitions and business start-up and turnaround success. Mr. Gaynor holds a Bachelor of Mechanical Engineering degree from the Georgia Institute of Technology and has worked in the manufacturing industries since 1976. Mr. Gaynor has an in-depth knowledge of the optics industry gained through over 25 years of working in various capacities in the industry. Mr. Gaynor understands the engineering aspects of our business, due to his engineering background, and has the management experience necessary to lead our Company and serve as a director.

Class II Directors

Louis Leeburg, 58 Director
Mr. Leeburg has served as a director of the Company since May 1996.  Mr. Leeburg is currently a self-employed business consultant.  From 1988 until 1993 he was the Vice President for Finance of The Fetzer Institute, Inc. From 1980 to 1988 he was in financial positions with different organizations with an emphasis in investment management.  Mr. Leeburg was an audit manager for Price Waterhouse & Co. until 1980.  Mr. Leeburg is currently on the board of directors of BioValve Inc., a private venture capital backed company. Mr. Leeburg received a Bachelor of Science degree in Accounting from Arizona State University.  He is a member of Financial Foundation Officers Group and the treasurer and trustee for the John E. Fetzer Memorial Trust Fund and The Institute for Noetic Sciences.  Mr. Leeburg also serves on the Company’s Audit and Finance Committees. Mr. Leeburg has a broad range of experience in accounting and financial matters.  His expertise gained in his role as an audit manager for Price Waterhouse & Co. and his service as Vice President of Finance of the Fetzer Institute, Inc. add invaluable knowledge to our Board and qualify him for service as a director of our Company.

Gary Silverman, 72 Director
Mr. Silverman has served as a director of the Company since September 2001.  Mr. Silverman is currently the managing partner of GWS Partners, established in 1995 to conduct searches for senior-level executives and board of director candidates for a broad cross section of publicly held corporations.  From 1983 to 1995 he worked for Korn/Ferry International as an executive recruiter and held the position of Managing Director. He spent fourteen years with Booz, Allen & Hamilton, and in his last position as Vice President and Senior Client Officer was responsible for generation of new business, the management of client assignments and the development of professional staff.  Mr. Silverman is a graduate of the University of Illinois with both a Bachelor of Science degree and Masters of Science degree in Finance.  Mr. Silverman also serves on the Company’s Compensation Committee and Audit Committee. Mr. Silverman contributes a unique attribute to our Board in that he has extensive experience in the human resources aspect of our Company. Mr. Silverman’s background in advising companies in the development of professional staff qualifies him for service as a director of our Company.

Class III Directors

Sohail Khan, 57 Director
Mr. Khan has served as a director of the Company since February 2005. He was the President and Chief Executive Officer of SiGe Semiconductor (“SiGe”), a leader in silicon based RF front end solutions which was acquired by Skyworks in June 2011. Prior to SiGe, Mr. Khan was Entrepreneur in Residence and Operating Partner of Bessemer Venture Partners, a venture capital group focused on technology investments. From 1996 to 2006 he held various executive positions with Agere Systems/Lucent Technologies ending as Executive Vice President and Chief Strategy & Development Officer of Agere Systems. Mr. Khan has also held various management positions at NEC Electronics, Intel and the National Engineering Services of Pakistan. Mr. Khan received a Bachelor of Science in Electrical Engineering from the University of Engineering and Technology in Pakistan. Additionally, he received a Masters of Business Administration from the University of California at Berkeley. Mr. Khan’s experience in venture financing, specifically technology investments, is an invaluable asset Mr. Khan contributes to the Board composition. In addition, Mr. Khan’s significant experience in executive management positions at various manufacturing companies, as well as his background in engineering qualifies him for service as a director of our Company. Mr. Khan serves on the board of directors for Gainspan Corporation.

Dr. Steven Brueck, 67 Director
Dr. Brueck has served as a director of the Company since July 2001. He is the Director of the Center for High Technology Materials (CHTM) and Professor of Electrical and Computer Engineering and Professor of Physics at the University of New Mexico in Albuquerque, New Mexico, which he joined in 1985. He is a graduate of Columbia University with a Bachelor of Science degree in Electrical Engineering and a graduate of the Massachusetts Institute of Technology where he received his Masters of Science degree in Electrical Engineering and Doctorate of Science degree in Electrical Engineering. Dr. Brueck is a fellow of the OSA, the IEEE and the AAAS. Dr. Brueck serves on the Company’s Audit Committee. Dr. Brueck’s background in engineering and his significant experience in research and material systems qualify him for service as a director of our Company.

Executive Officers Who Do Not Serve as Directors

Dorothy Cipolla, 55 Chief Financial Officer, Secretary and Treasurer
Ms. Cipolla has been the Company’s Chief Financial Officer, Secretary and Treasurer since February 2006. Ms. Cipolla was Chief Financial Officer and Secretary of LaserSight Technologies, Inc., (“LaserSight”) from March 2004 to February 2006. Prior to joining LaserSight, she served in various financial management positions. From 1994 to 1999, she was Chief Financial Officer and Treasurer of Network Six, Inc., a NASDAQ-listed professional services firm. From 1999 to 2002, Ms. Cipolla was Vice President of Finance with Goliath Networks, Inc., a privately held network consulting company. From 2002 to 2003, Ms. Cipolla was Department Controller of Alliant Energy Corporation, a regulated utility. She received a Bachelor of Science degree in Accounting from Northeastern University and is a Certified Public Accountant in Massachusetts.

Dr. Brian Soller, 38 Vice President, Business Development and Sales
Dr. Soller started serving as the Company’s Vice President of Business Development and Sales in September 2010. Previously, Dr. Soller was Corporate Vice President of Strategic Business Development at Luna Innovations Incorporated (“Luna”) from June 2009 to August 2010, where he focused on corporate growth via strategic alliances, marketing and sales and channel strategy. Dr. Soller also held the following positions at Luna: Division President of the Products Division from January 2008 to May 2009, Vice President & General Manager of the Luna Technologies Division from November 2006 to December 2007, and Business Unit Director of the Products Division from October 2005 to November 2006.  From December 2001 to September 2005, he was a Senior Optical Engineer at Luna. Dr. Soller is a Goldwater scholar who received his Bachelor of Science degree in mathematics and physics from the University of Wisconsin-LaCrosse. He conducted his doctoral studies as a National Defense Science and Engineering Graduate fellow in optical science at the University of Rochester in New York. He has authored numerous publications and has several patents pending.

Alan Symmons, 40 Vice President of Engineering
Mr. Symmons has been the Company’s Director of Engineering since October 2006. In September 2010, he was promoted to Corporate Vice President of Engineering. Prior to joining LightPath, Mr. Symmons was Engineering Manager for Aurora Optical, a subsidiary of Multi-Fineline Electronix, (“MFLEX”), dedicated to the manufacture of cell phone camera modules. From 2000 to 2006, Mr. Symmons worked for Applied Image Group – Optics, (“AIG/O”), a recognized leader in precision injection molded plastic optical components and assemblies, working up to Engineering Manager. AIG/O was purchased by MFLEX in 2006. Prior to 2000, Mr. Symmons held engineering positions at Ryobi N.A., SatCon Technologies and General Dynamics. Mr. Symmons has a Bachelor of Science degree in Mechanical Engineering from Rensselaer Polytechnic Institute and a Masters of Business Administration degree from the Eller School of Management at the University of Arizona.

Other Significant Employees

Michael Lancaster, 47 Director of Operations Interim General Manager, Shanghai Operations
Mr. Lancaster has been the Company’s Director of Operations since November 2006. He was appointed interim General Manager of our Shanghai facility in March 2011. Mr. Lancaster was the Materials Manager for Bolton Medical from August 2005 to November 2006. Prior to joining Bolton Medical he held the position of Logistics/Materials Manager for Hydro Aluminum from March 2000 to May 2005. Mr. Lancaster was also Materials Manager at Yuasa, Inc. from October 1998 to April 2005. He obtained a Masters of Business Administration degree and a Bachelor of Arts degree in Industrial Relations from Western Illinois University.

Executive Compensation

Summary Compensation Table for Executive Officers

The following table sets forth certain compensation awarded to, earned by or paid to (i) the Chief Executive Officer and (ii) the three other most highly compensated executive officers of the Company serving as an executive officer at the end of fiscal 2011 for services rendered in executive officer capacities to the Company during fiscal 2011 and fiscal 2010. The Company did not have any individuals for whom disclosure would have been provided pursuant to clause (ii) above but for the fact that the individual was not serving as an executive officer of the Company as of the end of fiscal 2011.

			Option	All Other Compensation	Total
Name and Position	Fiscal	Salary	Awards	Compensation	($)
	Year	($)	($)**	($) *
(a)	(b)	(c)	(f)	(i)	(j)
J. James Gaynor	2011	199,039	44,632	—	243,671
President & Chief Executive Officer	2010	196,442	60,984	—	257,426
Dorothy M. Cipolla	2011	144,692	15,170	—	159,862
Chief Financial officer, Treasurer & Secretary	2010	138,173	32,585	—	170,758
Alan Symmons	2011	118,103	8,763	—	126,866
Corporate Vice President,	2010	101,115	12,618	—	113,733
Vice President Engineering
Brian Soller	2011	107,327	7,088	—	114,415
Corporate Vice President,	2010	—	—	—	-
Vice President Business Development & Sales (1)

Notes:

* Other Compensation, as defined by SEC rules does not include the amounts that qualify under the applicable de minimis rule for all periods presented. The de minimis rule does not require reporting of perquisites and other compensation that totals less than $10,000 in the aggregate. The nature of these compensatory items include the Company’s matching of elective employee 401(k) deferrals and the Company’s contribution toward the premium cost for employee and dependent medical, dental, life and disability income insurances.

** The disclosed amounts reflect the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2011 in accordance with FASB ASC Topic 718 and thus may include amounts from awards granted in and prior to fiscal 2011.

(1) Mr. Soller started as Vice President Business Development and Sales on September 13, 2010.

Narrative Discussion of Summary Compensation Table of Executive Officers

The following is a narrative discussion of the material factors which we believe are necessary to understand the information disclosed in the foregoing Summary Compensation Table. The following narrative disclosure is separated into sections, with a separate section for each of our executive officers.

J. James Gaynor

Cash Compensation (Base Salaries and Bonuses). Mr. Gaynor was awarded total cash compensation for his services to the Company in fiscal 2011 in the amount of $199,039. This represents his annual base salary for fiscal 2011.  The base salary paid to Mr. Gaynor for fiscal 2011 constituted approximately 82% of the total compensation paid to Mr. Gaynor as set forth in the “Total” column in the Summary Compensation Table.

Long-Term Equity Incentive Awards.  The Compensation Committee did not award Mr. Gaynor any compensation on account of fiscal 2010 or 2011 goals. On July 24, 2006, Mr. Gaynor was granted an option to purchase 15,000 shares which vested on July 24, 2008. Based on the vesting schedule of the shares, the Company recognized compensation expense prior to fiscal 2010 as a result of the adoption of Accounting Standards Codification (“ASC”) Topic 718, Share-Based Payment. On October 27, 2006, Mr. Gaynor was granted an option to purchase 20,000 shares which vested one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vested as to the last fourth on October 27, 2010.  Based on the vesting schedule of the options, we recognized compensation expense of approximately $22,910 in fiscal 2010 and $5,043 in fiscal 2011 under ASC Topic 718, Share-Based Payment. On November 6, 2007, Mr. Gaynor was granted an option to purchase 15,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on November 6, 2011.  Based on the vesting schedule of the options, we recognized compensation expense of approximately $10,684 in fiscal 2010, and $6,766 in fiscal 2011 and we expect to recognize $2,066 in fiscal 2012 under ASC Topic 718, Share-Based Payment. On January 31, 2008, Mr. Gaynor was granted an option to purchase 30,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on January 31, 2012.  Based on the vesting schedule of the options, we recognized $14,625 of compensation expenses for fiscal 2010 and $9,214 for fiscal 2011. We expect to recognize compensation expense of approximately $4,241 in fiscal 2012 under ASC Topic 718, Share-Based Payment. On February 4, 2010, Mr. Gaynor was granted an option to purchase 50,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on February 4, 2014.  Based on the vesting schedule of the options, we recognized $12,766 of compensation expenses for fiscal 2010 and $18,018 for fiscal 2011. We expect to recognize compensation expense of approximately $17,762 in fiscal 2012 and $10,363 in fiscal 2013 under ASC Topic 718, Share-Based Payment. On November 3, 2010, Mr. Gaynor was granted an option to purchase 25,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on November 3, 2014.  Based on the vesting schedule of the options, we recognized $5,591 of compensation expenses for fiscal 2011. We expect to recognize compensation expense of approximately $8,388 in each of fiscal 2012, fiscal 2013 and fiscal 2014 and $2,797 in fiscal 2015 under ASC Topic 718, Share-Based Payment.

All Other Compensation. Mr. Gaynor is eligible to participate in COBRA health insurance and in any other benefits generally available to our executive officers. He received other compensation for insurance payments for health insurance, dental insurance, life insurance, short term disability and long term disability premiums.

Change of Control Agreement. Mr. Gaynor is eligible to receive twenty-four months compensation in the event of a change of control. For additional details, please see the section titled “Potential Payments Upon Termination or Change-of-Control”.

Dorothy Cipolla

Cash Compensation (Base Salaries and Bonuses). Ms. Cipolla was awarded total cash compensation for her services to the Company in fiscal 2011 in the amount of $144,692. This represents her annual base salary for fiscal 2011. The base salary paid to Ms. Cipolla for fiscal 2011 constituted approximately 91% of the total compensation paid to Ms. Cipolla as set forth in the “Total” column in the Summary Compensation Table.

Long-Term Equity Incentive Awards. On October 27, 2006, Ms. Cipolla was granted an option to purchase 20,000 shares which vested one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vested as to the last fourth on October 27, 2010. Based on the vesting schedule of the options, the Company recognized compensation expense of approximately $22,910 in fiscal 2010 and $5,043 in fiscal 2011 under ASC Topic 718, Share-Based Payment. On November 6, 2007, Ms. Cipolla was granted an option to purchase 10,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on November 6, 2011. Based on the vesting schedule of the options, the Company recognized compensation expense of $7,123 in fiscal 2010 and $4,511 in fiscal 2011 and expects to recognize compensation expense of approximately $1,375 in fiscal 2012 under ASC Topic 718, Share-Based Payment. On February 4, 2010, Ms. Cipolla was granted an option to purchase 10,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on February 4, 2014. Based on the vesting schedule of the options, the Company recognized compensation expense of $2,553 in fiscal 2010 and $3,604 in fiscal 2011 and expects to recognize compensation expense of approximately $3,553 in each of fiscal 2012 and fiscal 2013 and $2,072 in fiscal 2014 under ASC Topic 718, Share-Based Payment. On November 3, 2010, Ms. Cipolla was granted an option to purchase 9,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on November 3, 2014. Based on the vesting schedule of the options, the Company recognized compensation expense of $2,013 in fiscal 2011 and expects to recognize compensation expense of approximately $3,020 in each of fiscal 2012, fiscal 2013 and fiscal 2014 and $1,007 in fiscal 2015 under ASC Topic 718, Share-Based Payment.

All Other Compensation. Ms. Cipolla is eligible to participate in COBRA health insurance or in any other benefits generally available to the Company’s executive officers. She received other compensation for insurance payments for health insurance, life insurance, short term disability and long term disability premiums.

Change of Control Agreement. Ms. Cipolla is eligible to receive three months compensation in the event of a change of control.  For additional details, please see the section titled “Potential Payments Upon Termination or Change-of-Control”.

Alan Symmons

Cash Compensation (Base Salaries and Bonuses). Mr. Symmons was awarded total cash compensation for his services to the Company in fiscal 2011 in the amount of $118,103. This represents his annual base salary for fiscal 2011. The base salary paid to Mr. Symmons for fiscal 2011 constituted approximately 93% of the total compensation paid to Mr. Symmons as set forth in the “Total” column in the Summary Compensation Table.

 Long-Term Equity Incentive Awards. On October 18, 2006, Mr. Symmons was granted a stock option for 5,000 shares which vested one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vested as to the last fourth on October 18, 2010. Based on the vesting schedule of the shares, the Company recognized compensation expense of $6,246 in fiscal 2010 and recognized $1,189 in fiscal 2011 under ASC Topic 718, Share-Based Payment. On December 3, 2007, Mr. Symmons was granted an option to purchase 5,000 shares which vested one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vested as to the last fourth on December 3, 2011. Based on the vesting schedule of the options, the Company recognized compensation expense of approximately $3,809 in fiscal 2010 and $2,406 in fiscal 2011 and expects to recognize $919 in fiscal 2012 under ASC Topic 718, Share-Based Payment. On February 4, 2010, Mr. Symmons was granted an option to purchase 10,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on February 4, 2014. Based on the vesting schedule of the options, the Company recognized compensation expense of $2,553 in fiscal 2010 and $3,604 in fiscal 2011 and expects to recognize compensation expense of approximately $3,553 in fiscal 2012 and fiscal 2013 and $2,072 in fiscal 2014 under ASC Topic 718, Share-Based Payment. On November 3, 2010, Mr. Symmons was granted an option to purchase 7,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on November 3, 2014. Based on the vesting schedule of the options, the Company recognized compensation expense of $1,565 in fiscal 2011 and expects to recognize compensation expense of approximately $2,349 in each of fiscal 2012, fiscal 2013 and fiscal 2014 and $784 in fiscal 2015 under ASC Topic 718, Share-Based Payment.

All Other Compensation. Mr. Symmons is eligible to participate in COBRA health insurance or in any other benefits generally available to the Company’s executive officers. He received other compensation for insurance payments for health insurance, life insurance, short term disability and long term disability premiums.

Change of Control Agreement. Mr. Symmons is eligible to receive three months compensation in the event of a change of control.  For additional details, please see the section titled “Potential Payments Upon Termination or Change-of-Control”.

Brian Soller

Cash Compensation (Base Salaries and Bonuses). Mr. Soller was awarded total cash compensation for his services to the Company in fiscal 2011 in the amount of $107,327. This represents his annual base salary for fiscal 2011. The base salary paid to Mr. Soller for fiscal 2011 constituted approximately 94% of the total compensation paid to Mr. Soller as set forth in the “Total” column in the Summary Compensation Table.  Mr. Soller started employment with the Company on September 13, 2010.

 Long-Term Equity Incentive Awards. On September 13, 2010, Mr. Soller was granted an option to purchase 20,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on September 13, 2014. Based on the vesting schedule of the options, the Company recognized compensation expense of $7,088 in fiscal 2011 and expects to recognize compensation expense of approximately $8,507 in each of fiscal 2012, fiscal 2013 and fiscal 2014 and $1,419 in fiscal 2015 under ASC Topic 718, Share-Based Payment.

All Other Compensation. Mr. Soller is eligible to participate in COBRA health insurance or in any other benefits generally available to the Company’s executive officers. He received other compensation for insurance payments for health insurance, life insurance, short term disability and long term disability premiums.

Change of Control Agreement. Mr. Soller is eligible to receive three months compensation in the event of a change of control.  For additional details, please see below.

Potential Payments Upon Termination or Change-of-Control

The following table provides change of control payments due to the executive officers named in the Summary Compensation Table. These cash payments would be due to the executive officers in the event of a change of control.

Executive Officer	Amount of Payment Upon A Change of Control (1)
J. James Gaynor (2)	$450,000
Dorothy Cipolla (3)	$41,250
Brian Soller (3)	$36,250
Alan Symmons (3)	$35,000

All unvested stock options for Mr. Gaynor immediately vests upon a change of control.  If Mr. Gaynor is terminated without cause, he is entitled to three months paid COBRA benefits.

(1)  A change of control is defined as any of the following transactions occurring:

•	the dissolution or liquidation of the Company;

•	our stockholders approve an agreement providing for a sale, lease or other disposition of all or substantially all of our assets and the transactions contemplated by such agreement are consummated;

•	a merger or a consolidation in which we are not the surviving entity;

•	Any person acquires the beneficial ownership of our securities representing at least fifty percent (50%) of the combined voting power entitled to vote in the election of directors; and

•
The individuals who, prior to the transaction, are members of the Board (the “Incumbent Board”) cease for any reason to constitute at least fifty percent (50%) of the Board, except that if the election of or nomination for election by the Stockholders of any new director was approved by a vote of at least fifty percent (50%) of the Incumbent Board, such new director shall be deemed to be a member of the Incumbent Board.

Notwithstanding the foregoing, a public offering of our Class A common stock shall not be considered a change of control.

(2)	Payments made pursuant to a change of control to Mr. Gaynor would be paid in a lump sum and would only be paid out in the event Mr. Gaynor was no longer employed by the Company.

(3)
Payments made pursuant to a change of control to Ms. Cipolla, Mr. Symmons or Mr. Soller would occur according to our normal payroll schedule and would only be paid out in the event they were no longer employed by the Company.

Outstanding Equity Awards at Fiscal Year-End

	Option Awards
(a)	(b)	(c)	(e)		(f)
Name	Number of	Number of	Option	Vesting	Option
	Securities	Securities	Exercise	Schedule	Expiration
	Underlying	Underlying	Price ($)		Date
	Unexercised	Unexercised
	Options (#)	Options (#)
	Exercisable	Unexercisable
J. James Gaynor	15,000	—	$ 3.47	2 year cliff	7/24/2016
	20,000	—	$ 4.80	25%/yr for 4 yrs	10/27/2016
	11,250	3,750	$ 3.05	25%/yr for 4 yrs	11/6/2017
	22,500	7,500	$ 2.10	25%/yr for 4 yrs	1/31/2018
	12,500	37,500	$ 2.66	25%/yr for 4 yrs	2/4/2020
	—	25,000	$ 2.69	25%/yr for 4 yrs	11/3/2020
Dorothy Cipolla	15,000	—	$ 4.53	2 year cliff	2/28/2016
	20,000	—	$ 4.80	25%/yr for 4 yrs	10/27/2016
	7,500	2,500	$ 3.05	25%/yr for 4 yrs	11/6/2017
	2,500	7,500	$ 2.66	25%/yr for 4 yrs	2/4/2020
	—	9,000	$ 2.69	25%/yr for 4 yrs	11/3/2020
Brain Soller	—	20,000	$ 3.40	25%/yr for 4 yrs	8/13/2020
Alan Symmons	5,000	—	$ 5.24	4 year cliff	10/18/2016
	3,750	1,250	$ 3.27	25%/yr for 4 yrs	12/3/2017
	2,500	7,500	$ 2.66	25%/yr for 4 yrs	2/4/2020
	—	7,000	$ 2.69	25%/yr for 4 yrs	11/3/2020

The stock options are issued pursuant to the Omnibus Incentive Plan and have a ten year life. The awards will terminate 90 days after termination of employment.

Director Compensation

We use a combination of cash and stock-based incentive compensation to attract and retain qualified candidates to serve on its board of directors. In setting director compensation, we consider the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill-level required by the Company of members of the board of directors.

Cash Compensation Paid to Board Members

For fiscal year 2005 and beyond, all non-employee members of the board of directors receive a retainer of $2,000 per month, paid quarterly. There are no meeting attendance fees paid unless, by action of the board of directors, such fees are deemed advisable due to a special project or other effort requiring extra-normal commitment of time and effort. Additionally, the following fees are paid to the Chairman of the Board and Committee Chairmen on a quarterly basis for their responsibilities overseeing their respective functions:

	Base Amount	10% Reduction
Chairman of the Board	$15,000	$13,500
Audit Committee Chairman	$2,000	$1,800
Compensation Committee Chairman	$1,000	$900
Finance Committee Chairman	$1,000	$900

The directors earned the amounts above for fiscal 2011 that were adjusted for a 10% reduction. The 10% reduction was put in place when the Orlando staff received a 10% pay reduction in fiscal 2009. The board fees will revert to base amounts when the Orlando pay reduction is eliminated. Directors who are employees of the Company receive no compensation for their service as directors.

Director Summary Compensation Table

The table below summarizes the compensation paid by the Company to non-employee directors for the fiscal year ended June 30, 2011.

Name (1)	Fees Earned or	Stock	Total
	Paid in Cash	Awards	($)
	($)(2)	($)(3)(4)
(a)	(b)	(c)	(h)
Robert Ripp	$ 75,600	$ 29,077	$ 104,677
Sohail Khan	$ 21,600	$ 29,077	$ 50,677
Steve Brueck	$ 21,600	$ 29,077	$ 50,677
Louis Leeburg	$ 28,800	$ 29,077	$ 57,877
Gary Silverman	$ 25,200	$ 29,077	$ 54,277

(1)
J. James Gaynor, the Company’s President and Chief Executive Officer during fiscal 2011, is not included in this table as he was an employee of the Company and thus received no compensation for his services as Director. The compensation received by Mr. Gaynor as an employee of the Company is shown in the Summary Compensation Table.

(2)	Does not include earned but unpaid board fees at year end as follows: Mr. Ripp - $18,900, Mr. Leeburg - $7,200, Mr. Silverman - $6,300, Mr. Brueck - $5,400 and Mr. Khan - $5,400.
(3)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2011 in accordance with ASC Topic 718 and thus may include amounts from awards granted in and prior to 2011.

(4)
Reflects the dollar amount recognized for financial statement reporting purposes for the fiscal year ended June 30, 2011 in accordance with ASC Topic 718 and thus may include amounts from awards granted in and prior to 2011.

Narrative Disclosure of Summary Compensation Table of Directors

Robert Ripp

Cash Compensation (Base Fees and Position Fees). Mr. Ripp earned total cash compensation for his services to the Company in fiscal 2011 in the amount of $75,600. This represents his retainer and chairman fees for fiscal 2011. Fees paid were $75,600 with $18,900 due in accounts payable at year end. The base fees to Mr. Ripp for fiscal 2011 constituted approximately 72% of the total fees paid to Mr. Ripp as set forth in the “Total” column in the Summary Compensation Table.

Long-Term Equity Incentive Awards. On November 10, 2005, Mr. Ripp was granted a stock option for 6,100 shares which vested one-third each on the first, second and third anniversary of the grant date. Based on the vesting schedule of the shares, the Company recognized compensation expense prior to fiscal 2010 in accordance with ASC Topic 718, Share-Based Payment. On February 1, 2008, Mr. Ripp was granted an option to purchase 30,000 shares which vests one-fourth of the shares on each of the first, second and third anniversaries of the grant date, and vests as to the last fourth on February 1, 2012. Based on the vesting schedule of the options, the Company recognized compensation expense of approximately $51,900 prior to fiscal 2010 in accordance with ASC Topic 718, Share-Based Payment. On November 10, 2005, Mr. Ripp was granted a restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on November 10, 2009. Based on the vesting schedule of the stock, the Company recognized compensation expense of $117 in fiscal 2010 in accordance with ASC Topic 718, Share-Based Payment. On October 27, 2006, Mr. Ripp was granted a restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on October 27, 2009. Based on the vesting schedule of the stock, the Company recognized compensation expense of $118 in fiscal 2010 in accordance with ASC Topic 718, Share-Based Payment. On November 6, 2007, Mr. Ripp was granted a restricted stock unit for 10,000 shares which vests on November 6, 2011. Based on the vesting schedule of the stock, the Company recognized compensation expense of $7,123 in fiscal 2010 and $7,114 in fiscal 2011 and expects to recognize $2,371 in fiscal 2012 in accordance with ASC Topic 718, Share-Based Payment. On October 30, 2008, Mr. Ripp was granted a restricted stock unit for 15,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on October 30, 2011. Based on the vesting schedule of the stock, the Company recognized compensation expense of $3,060 in fiscal 2010 and $3,050 in fiscal 2011 and expects to recognize $763 in fiscal 2012 in accordance with ASC Topic 718, Share-Based Payment. On February 4, 2010, Mr. Ripp was granted a restricted stock unit for 15,000 shares which vests one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on February 4, 2013. Based on the vesting schedule of the stock, the Company recognized compensation expense of $4,155 in fiscal 2010 and $9,950 in fiscal 2011 and expects to recognize $9,950 in fiscal 2012 and $5,807 in fiscal 2013 in accordance with ASC Topic 718, Share-Based Payment. On November 3, 2010, Mr. Ripp was granted a restricted stock unit for 15,000 shares which vests one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on November 3, 2013. Based on the vesting schedule of the stock, the Company recognized compensation expense of $8,863 in fiscal 2011 and expects to recognize $13,450 in fiscal 2012 and fiscal 2013 and $4,487 in fiscal 2013 in accordance with ASC Topic 718, Share-Based Payment.

Sohail Khan

Cash Compensation (Base Fees and Position Fees). Mr. Khan earned total cash compensation for his services to the Company in fiscal 2011 in the amount of $21,600. This represents his retainer for fiscal 2011. Fees paid were $21,600 with $5,400 due in accounts payable at year end. The base fees to Mr. Khan for fiscal 2011 constituted approximately 43% of the total fees paid to Mr. Khan as set forth in the “Total” column in the Summary Compensation Table.

Long-Term Equity Incentive Awards. On November 10, 2005, Mr. Khan was granted a stock option for 6,100 shares which vested one-third each on the first, second and third anniversary of the grant date. Based on the vesting schedule of the shares, the Company recognized compensation expense prior to fiscal 2010 in accordance with ASC Topic 718, Share-Based Payment. On November 10, 2005, Mr. Khan was granted a restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on November 10, 2009. Based on the vesting schedule of the stock, the Company recognized compensation expense of $$117 in fiscal 2010 in accordance with ASC Topic 718, Share-Based Payment. On October 27, 2006, Mr. Khan was granted a restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on October 27, 2009. Based on the vesting schedule of the stock, the Company recognized compensation expense of $118 in fiscal 2010 in accordance with ASC Topic 718, Share-Based Payment. On November 6, 2007, Mr. Khan was granted a restricted stock unit for 10,000 shares which vests on November 6, 2011. Based on the vesting schedule of the stock, the Company recognized compensation expense of $7,123 in fiscal 2010 and $7,114 in fiscal 2011 and expects to recognize $2,371 in fiscal 2012 in accordance with ASC Topic 718, Share-Based Payment. On October 30, 2008, Mr. Khan was granted a restricted stock unit for 15,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on October 30, 2011. Based on the vesting schedule of the stock, the Company recognized compensation expense of $3,060 in fiscal 2010 and $3,050 in fiscal 2011 and expects to recognize $763 in fiscal 2012 in accordance with ASC Topic 718, Share-Based Payment. On February 4, 2010, Mr. Khan was granted a restricted stock unit for 15,000 shares which vests one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on February 4, 2013. Based on the vesting schedule of the stock, the Company recognized compensation expense of $4,155 in fiscal 2010 and $9,950 in fiscal 2011 and expects to recognize $9,950 in fiscal 2012 and $5,807 in fiscal 2013 in accordance with ASC Topic 718, Share-Based Payment.  On November 3, 2010, Mr. Khan was granted a restricted stock unit for 15,000 shares which vests one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on November 3, 2013. Based on the vesting schedule of the stock, the Company recognized compensation expense of $8,863 in fiscal 2011 and expects to recognize $13,450 in fiscal 2012 and fiscal 2013 and $4,487 in fiscal 2013 in accordance with ASC Topic 718, Share-Based Payment.

Steven Brueck

Cash Compensation (Base Fees and Position Fees). Mr. Brueck earned total cash compensation for his services to the Company in fiscal 2010 in the amount of $21,600. This represents his retainer for fiscal 2011. Fees paid were $21,600 with $5,400 due in accounts payable at year end. The base fees to Mr. Brueck for fiscal 2011 constituted approximately 43% of the total fees paid to Mr. Brueck as set forth in the “Total” column in the Summary Compensation Table.

Long-Term Equity Incentive Awards. On November 10, 2005, Mr. Brueck was granted a stock option for 6,100 shares which vested one-third each on the first, second and third anniversary of the grant date. Based on the vesting schedule of the shares, the Company recognized compensation expense prior to fiscal 2010 in accordance with ASC Topic 718, Share-Based Payment. On November 10, 2005, Mr. Brueck was granted restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on November 10, 2009. Based on the vesting schedule of the stock, the Company recognized compensation expense of $117 in fiscal 2010 in accordance with ASC Topic 718, Share-Based Payment. On October 27, 2006, Mr. Brueck was granted a restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on October 27, 2009. Based on the vesting schedule of the stock, the Company recognized compensation expense of $118 in fiscal 2010 in accordance with ASC Topic 718, Share-Based Payment. On November 6, 2007, Mr. Brueck was granted a restricted stock unit for 10,000 shares which vests on November 6, 2011. Based on the vesting schedule of the stock, the Company recognized compensation expense of $7,123 in fiscal 2010 and $7,114 in fiscal 2011 and expects to recognize $2,371 in fiscal 2012 in accordance with ASC Topic 718, Share-Based Payment. On October 30, 2008, Mr. Brueck was granted a restricted stock unit for 15,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on October 30, 2011. Based on the vesting schedule of the stock, the Company recognized compensation expense of $3,060 in fiscal 2010 and $3,050 in fiscal 2011 and expects to recognize $763 in fiscal 2012 in accordance with ASC Topic 718, Share-Based Payment. On February 4, 2010, Mr. Brueck was granted a restricted stock unit for 15,000 shares which vests one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on February 4, 2013. Based on the vesting schedule of the stock, the Company recognized compensation expense of $4,155 in fiscal 2010 and $9,950 in fiscal 2011 and expects to recognize $9,950 in fiscal 2012 and $5,807 in fiscal 2013 in accordance with ASC Topic 718, Share-Based Payment. On November 3, 2010, Mr. Brueck was granted a restricted stock unit for 15,000 shares which vests one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on November 3, 2013. Based on the vesting schedule of the stock, the Company recognized compensation expense of $8,863 in fiscal 2011 and expects to recognize $13,450 in fiscal 2012 and fiscal 2013 and $4,487 in fiscal 2013 in accordance with ASC Topic 718, Share-Based Payment.

Louis Leeburg

Cash Compensation (Base Fees and Position Fees). Mr. Leeburg earned total cash compensation for his services to the Company in fiscal 2011 in the amount of $28,800. This represents his retainer and fee for audit committee chair for fiscal 2011. Fees paid were $28,800 with $7,200 due in accounts payable at year end. The base fees to Mr. Leeburg for fiscal 2011 constituted approximately 50% of the total fees paid to Mr. Leeburg as set forth in the “Total” column in the Summary Compensation Table.

Long-Term Equity Incentive Awards. On November 10, 2005, Mr. Leeburg was granted a restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on November 10, 2009. Based on the vesting schedule of the stock, the Company recognized compensation expense of $117 in fiscal 2010 in accordance with ASC Topic 718, Share-Based Payment. On October 27, 2006, Mr. Leeburg was granted a restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on October 27, 2009. Based on the vesting schedule of the stock, the Company recognized compensation expense of $118 in fiscal 2010 in accordance with ASC Topic 718, Share-Based Payment. On November 6, 2007, Mr. Leeburg was granted a restricted stock unit for 10,000 shares which vests on November 6, 2011. Based on the vesting schedule of the stock, the Company recognized compensation expense of $7,123 in fiscal 2010 and $7,114 in fiscal 2011 and expects to recognize $2,371 in fiscal 2012 in accordance with ASC Topic 718, Share-Based Payment. On October 30, 2008, Mr. Leeburg was granted a restricted stock unit for 15,000 shares which vests one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on October 30, 2011. Based on the vesting schedule of the stock, the Company recognized compensation expense of $3,060 in fiscal 2010 and $3,050 in fiscal 2011 and expects to recognize $763 in fiscal 2012 in accordance with ASC Topic 718, Share-Based Payment. On February 4, 2010, Mr. Leeburg was granted a restricted stock unit for 15,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on February 4, 2013. Based on the vesting schedule of the stock, the Company recognized compensation expense of $4,155 in fiscal 2010 and $9,950 in fiscal 2011 and expects to recognize $9,950 in fiscal 2012 and $5,807 in fiscal 2013 in accordance with ASC Topic 718, Share-Based Payment. On November 3, 2010, Mr. Leeburg was granted a restricted stock unit for 15,000 shares which vests one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on November 3, 2013. Based on the vesting schedule of the stock, the Company recognized compensation expense of $8,863 in fiscal 2011 and expects to recognize $13,450 in fiscal 2012 and fiscal 2013 and $4,487 in fiscal 2013 in accordance with ASC Topic 718, Share-Based Payment.

Gary Silverman

Cash Compensation (Base Fees and Position Fees). Mr. Silverman earned total cash compensation for his services to the Company in fiscal 2011 in the amount of $25,200. This represents his retainer and fee for compensation committee chair for fiscal 2011. Fees paid were $25,200 with $6,300 due in accounts payable at year end. The base fees to Mr. Silverman for fiscal 2011 constituted approximately 46% of the total fees paid to Mr. Silverman as set forth in the “Total” column in the Summary Compensation Table.

Long-Term Equity Incentive Awards. On November 10, 2005, Mr. Silverman was granted a stock option for 6,100 shares which vested one-third each on the first, second and third anniversary of the grant date. Based on the vesting schedule of the shares, the Company recognized compensation expense prior to fiscal 2010 in accordance with ASC Topic 718, Share-Based Payment. On November 10, 2005, Mr. Silverman was granted restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on November 10, 2009. Based on the vesting schedule of the stock, the Company recognized compensation expense of $117 in fiscal 2010 in accordance with ASC Topic 718, Share-Based Payment. On October 27, 2006, Mr. Silverman was granted a restricted stock unit for 10,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vested as to the last third on October 27, 2009. Based on the vesting schedule of the stock, the Company recognized compensation expense of $118 in fiscal 2010 in accordance with ASC Topic 718, Share-Based Payment. On November 6, 2007, Mr. Silverman was granted a restricted stock unit for 10,000 shares which vests on November 6, 2011. Based on the vesting schedule of the stock, the Company recognized compensation expense of $7,123 in fiscal 2010 and $7,114 in fiscal 2011 and expects to recognize $2,371 in fiscal 2012 in accordance with ASC Topic 718, Share-Based Payment. On October 30, 2008, Mr. Silverman was granted a restricted stock unit for 15,000 shares which vested one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on October 30, 2011. Based on the vesting schedule of the stock, the Company recognized compensation expense of $3,060 in fiscal 2010 and $3,050 in fiscal 2011 and expects to recognize $763 in fiscal 2012 in accordance with ASC Topic 718, Share-Based Payment. On February 4, 2010, Mr. Silverman was granted a restricted stock unit for 15,000 shares which vests one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on February 4, 2013. Based on the vesting schedule of the stock, the Company recognized compensation expense of $4,155 in fiscal 2010 and $9,950 in fiscal 2011 and expects to recognize $9,950 in fiscal 2012 and $5,807 in fiscal 2013 in accordance with ASC Topic 718, Share-Based Payment. On November 3, 2010, Mr. Silverman was granted a restricted stock unit for 15,000 shares which vests one-third of the shares on each of the first and second anniversaries of the grant date, and vests as to the last third on November 3, 2013. Based on the vesting schedule of the stock, the Company recognized compensation expense of $8,863 in fiscal 2011 and expects to recognize $13,450 in fiscal 2012 and fiscal 2013 and $4,487 in fiscal 2013 in accordance with ASC Topic 718, Share-Based Payment.

Stock Option/Restricted Stock Program

All directors are eligible to receive equity incentives under the Company’s Amended and Restated Omnibus Incentive Plan, including stock options, restricted stock awards or units. In fiscal year 2011, the following directors received grants under the Company’s Amended and Restated Omnibus Incentive Plan:

Restricted Stock Units
Name of Director	Number of Units Granted	Grant Date	Fair Value Price Per Share
Dr. Steve Brueck	15,000	11/3/2010	$2.69
Sohail Khan	15,000	11/3/2010	$2.69
Louis Leeburg	15,000	11/3/2010	$2.69
Robert Ripp	15,000	11/3/2010	$2.69
Gary Silverman	15,000	11/3/2010	$2.69
	75,000

SECURITY OWNERSHIP OF MANAGEMENT AND PRINCIPAL STOCKHOLDERS

The following table sets forth, as of November 1, 2011, the number and percentage of outstanding shares of our Class A common stock, owned by: (i) each director (which includes all nominees) at such date, (ii) each of the officers named in the Summary Compensation Table, (iii) directors and executive officers of the Company as a group at such date, and (iv) each person known by the Company to be the beneficial owner of more than 5% of the outstanding Class A common stock at such date.

The number of shares beneficially owned by each director or executive officer is determined under SEC rules, and the information is not necessarily indicative of the beneficial ownership for any other purpose.  Under such rules, beneficial ownership includes any shares to which the individual has the sole or shared voting power or investment power and also any shares which the individual has the right to acquire within 60 days of November 1, 2011, through the exercise of any stock option or other right to purchase, such as a warrant.  Unless otherwise indicated, each person has sole investment and voting power (or shares such power with his or her spouse) with respect to the shares set forth in the following table. In certain instances, the number of shares listed may include, in addition to shares owned directly, shares held by the spouse or children of the person, or by a trust or estate of which the person is a trustee or an executor or in which the person may have a beneficial interest.  The table that follows is based upon information supplied in a questionnaire completed by each executive officer, director and principal stockholder.

	Securities						Percent Owned
	Common Stock Class A						(%)
Name and Address (1)	Restricted	Unrestricted	Warrants	Debentures	Options	Amount of Shares of Class A Common Stock Beneficially Owned
Robert Ripp, Director	115,700	274,860	212,750	121,753	36,100	761,163 (2)(3)	4%
Gary Silverman, Director	115,700	19,764	11,275	12,175	21,100	180,014 (4)	1%
Louis Leeburg, Director	115,700	21,430	11,730	12,175	6,100	167,135 (5)	1%
Sohail Khan, Director	116,900	—	—	—	6,100	123,000 (6)	1%
Dr. Steve Brueck, Director	115,700	12,451	11,275	12,175	6,100	157,701 (7)	1%
J. James Gaynor, President & CEO	-	12,975	11,503	12,175	195,000	231,653(8)	1%
Dorothy Cipolla, CFO, Secretary & Treasurer	—	—	—	—	76,500	76,500	*
Brian Soller, Vice President of Business Development and Sales	—	—	—	—	32,500	32,500	*
Alan Symmons, Vice President of Engineering	—	—	—	—	39,500	39,500	*
All directors and named executive officers currently holding office as a group (9 persons)	579,700	341,480	258,533	170,453	419,000	1,769,166	8%

Berg & Berg Enterprises, LLC	—	1,699,298	—	—	—	1,699,298 (9)	12%

* less than 1%

Notes:

(1)  Except as otherwise noted, each of the parties listed above has sole voting and investment power over the securities listed. The address for all directors, officers and other persons above is “in care of” LightPath Technologies, Inc., 2603 Challenger Tech Court, Suite 100, Orlando, FL 32826. The address for Mr. Berg as filed on a Schedule 13G filed February 14, 2008 is 10050 Bandley Drive, Cupertino, CA, 94014.

(2)  Does not include 7,812 shares of Class A common stock and warrants to purchase 15,000 shares of Class A common stock which are owned by trusts for Mr. Ripp's adult children and for which he disclaims beneficial ownership.

(3)  Includes 370,603 shares of Class A common stock with respect to which Mr. Ripp has the right to acquire and includes 115,700 shares of Class A common stock underlying outstanding restricted stock units.  Specifically, Mr. Ripp holds a debenture issued by the Company in the principal amount $187,500, which is currently convertible into 121,753 shares of Class A common stock.  Mr. Ripp also holds warrants which are currently exercisable for an aggregate of 212,750 shares of Class A common stock and options which are currently exercisable for an aggregate of 36,100 shares of Class A common stock.

(4)  Includes 44,551 shares of Class A common stock with respect to which Mr. Silverman has the right to acquire and includes 115,700 shares of Class A common stock underlying outstanding restricted stock units.  Specifically, Mr. Silverman holds a debenture issued by the Company in the principal amount $18,750, which is currently convertible into 12,175 shares of Class A common stock.  Mr. Silverman also holds warrants which are currently exercisable for an aggregate of 11,276 shares of Class A common stock and options which are currently exercisable for an aggregate of 21,100 shares of Class A common stock.

(5)  Includes 29,551 shares of Class A common stock with respect to which Mr. Leeburg has the right to acquire and includes 115,700 shares of Class A common stock underlying outstanding restricted stock units.  Specifically, Mr. Leeburg holds a debenture issued by the Company in the principal amount $18,750, which is currently convertible into 12,175 shares of Class A common stock.  Mr. Leeburg also holds warrants which are currently exercisable for an aggregate of 11,731 shares of Class A common stock and options which are currently exercisable for an aggregate of 6,100 shares of Class A common stock.

(6) Includes 6,100 shares of Class A common stock with respect to which Mr. Khan has the right to acquire  and includes 116,900 shares of Class A common stock underlying outstanding restricted stock units.  Specifically, Mr. Khan holds options which are currently exercisable for an aggregate of 6,100 shares of Class A common stock.

(7)  Includes 29,551 shares of Class A common stock with respect to which Dr. Brueck has the right to acquire  and includes 115,700 shares of Class A common stock underlying outstanding restricted stock units.  Specifically, Dr. Brueck holds a debenture issued by the Company in the principal amount $18,750, which is currently convertible into 12,175 shares of Class A common stock.  Dr. Brueck also holds warrants which are currently exercisable for an aggregate of 11,276 shares of Class A common stock and options which are currently exercisable for an aggregate of 6,100 shares of Class A common stock.

(8) Includes 103,451 shares of Class A common stock with respect to which Mr. Gaynor has the right to acquire.  Specifically, Mr. Gaynor holds a debenture issued by the Company in the principal amount $18,750, which is currently convertible into 12,175 shares of Class A common stock.  Mr. Gaynor also holds warrants which are currently exercisable for an aggregate of 11,504 shares of Class A common stock and options which are currently exercisable for an aggregate of 195,000 shares of Class A common stock.

(9)  Excludes 1,011,244 shares of Class A common stock with respect to which Berg & Berg Enterprises, LLC (“BBE”) may have the right to acquire in the future.  Specifically, BBE holds a debenture issued by the Company in the principal amount $750,000, which would be convertible into 487,013 shares of Class A common stock.  BBE also holds warrants which would be exercisable for an aggregate of 524,231 shares of Class A common stock.  However, neither BBE nor the Company is able to effect any conversion of the debenture or any exercise of the warrants to the extent that after giving effect to such issuance after conversion or exercise, as the case may be, BBE would beneficially own in excess of 4.99% of the number of shares of Class A common stock outstanding immediately after giving effect to the issuance of shares issuable upon conversion or exercise of the debenture or warrants.  Given that BBE currently holds in excess of 4.99% of the issued and outstanding share of Class A common stock, the debenture cannot be converted and the warrants cannot be exercised.

 There are no arrangements known to the Company which may at a subsequent date result in a change-in-control.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Certain Relationships and Related Transactions

When we are contemplating entering into any transaction in which any executive officer, director, nominee or any family member of the foregoing would have any direct or indirect interest, regardless of the amount involved, the terms of such transaction have to be presented to the full board of directors (other than any interested director) for approval. The board of directors has not adopted a written policy for related party transaction review but when presented with such transaction, they are discussed by the full board of directors and documented in the board minutes.

In April 2010, the board of directors was presented with a Securities Purchase Agreement with seven institutional and private investors with respect to a private placement of Class A common stock. Among the investors were J. James Gaynor and Louis Leeburg both of whom were directors or officers of LightPath at the time of the transaction. Mr. Gaynor and Mr. Leeburg invested $5,000 and $10,000, respectively. After board discussion and approval, the directors and officer were allowed to participate in the transaction on the same terms and subject to the same conditions as the other third party investors subject to a $0.0325 premium per share of Class A common stock.

Director Independence

In accordance with the NASDAQ Capital Market and SEC rules, the board of directors affirmatively determines the independence of each director and nominee for election as a director in accordance with guidelines it has adopted, which include all elements of independence set forth in the NASDAQ Capital Market listing standards. Based on these standards, the board of directors has determined that each of the following non-employee directors is independent and has no relationship with the Company, except as a director and stockholder of the Company: Robert Ripp, Steven Brueck, Gary Silverman, Sohail Khan, and Louis Leeburg.

 All of the members of the audit and compensation committees are also independent.

DESCRIPTION OF CAPITAL STOCK

The following is a summary of all material characteristics of our capital stock as set forth in our certificate of incorporation and bylaws. The summary does not purport to be complete and is qualified in its entirety by reference to our certificate of incorporation and bylaws, and to the provisions of the General Corporation Law of the State of Delaware, as amended, or the Delaware General Corporation Law.

General

Our authorized capital stock consists of 45,000,000 shares, divided into 40,000,000 shares of common stock, par value $0.01 per share, and 5,000,000 shares of preferred stock, par value $0.01 per share. Under our certificate of incorporation, as amended, our board of directors shall have the authority to issue such shares of common stock and preferred stock in one or more classes or series, with such voting powers, designations, preferences and relative, participating, optional or other special rights, if any, and such qualifications, limitations or restrictions thereof, if any, as shall be provided for in a resolution or resolutions adopted by our board of directors and filed as a certificate of designations.

Common Stock

Of the 40,000,000 shares of common stock authorized in our certificate of incorporation, our board of directors has previously designated 34,500,000 shares as Class A common stock.  As of November 1, 2011, 9,761,129 shares of our Class A common stock were outstanding.  The remaining 5,500,000 shares of authorized common stock were designated as Class E-1 common stock, Class E-2 common stock or Class E-3 common stock, all previously outstanding shares of which have been previously redeemed or converted into shares of Class A common stock.

Holders of our Class A common stock are entitled to one vote per share in the election of directors and on all other matters on which stockholders are entitled or permitted to vote. Holders of our Class A common stock are not entitled to cumulative voting rights for election of directors. Subject to the terms of any outstanding series of preferred stock, the holders of Class A common stock are entitled to dividends in the amounts and at times as may be declared by our board of directors out of funds legally available. We have not paid any dividends and do not anticipate paying any dividends on our Class A common stock in the foreseeable future. It is our present policy to retain earnings, if any, for use in the development of our business. Upon liquidation, dissolution or winding-up, holders of our Class A common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment of any liquidation preferences to holders of our preferred stock, if any. Holders of our Class A common stock do not have any redemption rights or any preemptive or preferential rights enabling a holder to subscribe for, or receive shares of, any class of our common stock or any other securities convertible into shares of any class of our common stock.

Preferred Stock

Of the 5,000,000 shares of preferred stock authorized in our certificate of incorporation, our board of directors has previously designated:

•
250 shares of our preferred stock as Series A Preferred stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A common stock and may not be reissued;

•
300 shares of our preferred stock as Series B Preferred stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A common stock and may not be reissued;

•
500 shares of our preferred stock as Series C Preferred stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A common stock and may not be reissued;

•
100,000 shares of our preferred stock as Series D Participating Preferred stock, none of which have been issued; however, in 1998, our board of directors declared a dividend distribution of a right to purchase one share of Series D Participating Preferred Stock for each outstanding share of Class A common stock (see “Series D Participating Preferred Stock Purchase Rights” below); and

•
500 shares of our preferred stock as Series F Preferred stock, all previously outstanding shares of which have been previously redeemed or converted into shares of our Class A common stock and may not be reissued.

4,898,450 shares of our preferred stock remain available for designation by our board of directors.  Accordingly, our board of directors is empowered, without stockholder approval, to issue preferred stock with dividend, liquidation, conversion, voting or other rights that could adversely affect the voting power or other rights of the holders of common stock.  The issuance of preferred stock could have the effect of restricting dividends on the common stock, diluting the voting power of the common stock, impairing the liquidation rights of the common stock, or delaying or preventing a change in control of our company, all without further action by our stockholders.

Series D Participating Preferred Stock Purchase Rights.

On February 25, 1998 our board of directors declared a dividend distribution of a right to purchase one share of Series D Participating Preferred Stock for each outstanding share of Class A common stock, which dividend distribution was paid on May 1, 1998.  The rights are designed to guard against partial tender offers and other abusive and coercive tactics that might be used in an attempt to gain control of LightPath or to deprive our stockholders of their interest in the long-term value of LightPath. These rights seek to achieve these goals by forcing a potential acquirer to negotiate with our board of directors (or go to court to try to force the board of directors to redeem the rights), because only our board of directors can redeem the rights and allow the potential acquirer to acquire our shares without suffering very significant dilution. However, these rights also could deter or prevent transactions that stockholders deem to be in their interests, and could reduce the price that investors or an acquirer might be willing to pay in the future for shares of our common stock.

Each right entitles the registered holder to purchase one one-hundredth of a share of our Series D Participating Preferred Stock at a price of $35.00 per share, subject to adjustment.  Because of the nature of the dividend, liquidation and voting rights of the Series D Participating Preferred Stock, the value of one one-hundredth interest in a share of the Series D Participating Preferred Stock purchasable upon exercise of each right should approximate the value of one share of Class A common stock.

The rights will be exercisable only if a person or group acquires twenty percent (20%) or more of our Class A common stock or announces a tender offer the consummation of which would result in ownership by a person or group of twenty percent (20%) or more of our Class A common stock. Our board of directors may redeem the rights at a price of $0.01 per right. The rights will expire at the close of business on February 28, 2018 unless the expiration date is extended or unless the rights are earlier redeemed or exchanged by us.

Market Information

Our Class A common stock is listed on the NASDAQ Capital Market under the ticker symbol “LPTH.” On November 1, 2011, the last reported sale price per share of our Class A common stock was $1.39 per share.  The shares of Class A common stock offered pursuant to this prospectus have been approved for listing on the NASDAQ Capital Market.

Transfer Agent and Registrar

The transfer agent and registrar for our Class A common stock and the warrant agent for the unit warrants and the underwriters’ warrants  is Registrar and Transfer Company, 10 Commerce Drive, Cranford, New Jersey 07016.

Anti-Takeover Effects of Delaware Law and our Certificate of Incorporation and Bylaws

In addition to the Series D Participating Preferred Stock Purchase Rights, certain provisions of Delaware law, our certificate of incorporation and our bylaws could make the acquisition of the company or the removal of incumbent officers and directors more difficult.  In certain circumstances, the fact that corporate devices are in place that will inhibit or discourage takeover attempts could reduce the market value of our Class A common stock.  Such provisions may discourage other persons from attempting to acquire control of us. These provisions include the following:

Section 203 of the Delaware General Corporation Law.  We are subject to the provisions of Section 203 of the Delaware General Corporation Law statute.  Section 203 prohibits a publicly-held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the person became an interested stockholder, unless the business combination is approved in a prescribed manner.  A “business combination” includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder.  Subject to certain exceptions, an “interested stockholder” is a person who, together with affiliates and associates, owns, or within the prior three years did own, 15% or more of the corporation’s voting stock.

Staggered Board.  Our certificate of incorporation provides that our board of directors is to be divided into three classes, as nearly equal in number as possible, with directors in each class servicing three-year terms.  Provisions of this type may serve to delay or prevent an acquisition of us or a change in our directors and officers.

Requirements for Advance Notification of Stockholder Nominations and Proposals.  Our bylaws establish advance notice procedures with respect to stockholder proposals and the nomination of candidates for election as directors, other than nominations made by or at the direction of the board of directors or a committee of the board.

No Cumulative Voting.  Our certificate of incorporation and bylaws do not provide for cumulative voting in the election of directors.

Special Meetings of the Stockholders.  Our bylaws provide that special meetings of the stockholders may be called by our Chairman, President or upon the request of a majority of our board of directors.

Undesignated Preferred Stock.  The authorization of undesignated preferred stock in our certificate of incorporation makes it possible for our board of directors to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company.  These and other provisions may have the effect of deferring hostile takeovers or delaying changes in control or management of the company.

Limitations on Directors’ Liability

Our certificate of incorporation and bylaws contain provisions indemnifying our directors and officers to the fullest extent permitted by Delaware law.

In addition, as permitted by Delaware law, our certificate of incorporation provides that no director will be liable to us or our stockholders for monetary damages for breach of the director’s fiduciary duty as a director. The effect of this provision is to restrict our rights and the rights of our stockholders in derivative suits to recover monetary damages against a director for breach of the director’s fiduciary duty as a director, except that a director will be personally liable for:

•	any breach of his or her duty of loyalty to us or our stockholders;

•	acts or omissions not in good faith which involve intentional misconduct or a knowing violation of law;

•	the payment of dividends or the redemption or purchase of stock in violation of Delaware law; or

•	any transaction from which the director derived an improper personal benefit.

This provision does not affect a director’s liability under the federal securities laws.

To the extent that our directors, officers and controlling persons are indemnified under the provisions contained in our certificate of incorporation or Delaware law against liabilities arising under the Securities Act of 1933, we have been advised that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act of 1933, as amended (the "Securities Act") and is therefore unenforceable.

DESCRIPTION OF OFFERED SECURITIES

The Class A common stock and warrants will be sold in units, with each unit consisting of one share of Class A common stock, one Warrant A to purchase 0.25 shares of Class A common stock and one Warrant B to purchase 0.25 shares of Class A common stock.  The shares of Class A common stock and the warrants are immediately separable and will be issued separately.  The shares of Class A common stock issuable from time to time upon exercise of the warrants, if any, are also being offered pursuant to this prospectus.  We are offering 4,500,000 units.  We have also granted the underwriters an option to buy up to 675,000 additional units from us to cover over-allotments.  The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus.  If any additional units are purchased, the underwriters will offer the additional units on the same terms as those on which the units are being offered. We have also granted the underwriters warrants to purchase up to 51,750 shares of our Class A common stock.

Class A Common Stock

The material terms and provisions of our Class A common stock and each other class of our securities which qualifies or limits our Class A common stock are described in “Description of Capital Stock” of this prospectus.

Warrants

The following summary of certain terms and provisions of the warrants offered hereby is not complete and is subject to, and qualified in its entirety by the provisions of the form of the warrant, which are attached to or referenced in the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions set forth in the form of warrant.

General

Assuming all 4,500,000 units are sold in the offering, immediately after this offering, there will be 4,500,000 unit warrants outstanding to purchase up to 2,250,000 shares of our Class A common stock.  Upon election by the underwriters of their over-allotment option, the number of unit warrants will increase by 675,000 unit warrants and a corresponding 337,500 shares of our Class A common stock.  The unit warrants issued in this offering may be exercised at any time after the date of this prospectus and ending on the fifth anniversary of the date of this prospectus.  Each Warrant A and Warrant B entitles the holder to purchase one-fourth (0.25) share of our Class A common stock at an exercise price of $[ ] per share.  This exercise price will be adjusted if specific events, summarized below, occur.  A holder of the unit warrants will not be deemed a holder of the underlying stock for any purpose until the unit warrant is exercised.

In addition, immediately after this offering, we will issue to the underwriters warrants to purchase up to 51,750 shares (including warrants to purchase 6,750 shares of Class A common stock if the over-allotment is fully exercised) of our Class A common stock.

Exercise

The holders of the unit warrants and the underwriters’ warrants, which we refer to here collectively as the warrants or individually as a warrant, may exercise them only if an appropriate registration statement is then in effect and if the common stock issuable upon their exercise are qualified for sale under the securities laws of the state in which the holder resides. To exercise a warrant, the holder must deliver to our warrant agent the warrant certificate on or before the expiration date or the redemption date, as applicable, with the form on the reverse side of the certificate executed as indicated, accompanied by payment of the full exercise price for the number of warrants being exercised.  Fractional shares of common stock will not be issued upon exercise of the warrants.

Unless otherwise specified in the warrant, except upon at least 61 days’ notice from the holder to us, the holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants; and in no event will the holder have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 9.99% of the number of shares of our common stock outstanding immediately after giving effect to the exercise.

In order for you to exercise the warrants, the shares of our Class A common stock underlying them must be covered by an effective registration statement and, if the issuance of shares is not exempt under state securities laws, must be properly registered with state securities regulators. At present, we plan on maintaining the registration statement, to which this prospectus is a part, current when the warrants are redeemed and, to the extent that the underlying shares do not qualify for one or more exemptions under state securities laws, we intend to use our best efforts to maintain the registration of the shares with the relevant authorities. However, we cannot provide absolute assurances that state exemptions will be available, the state authorities will permit us to register the underlying shares, or that an effective registration statement will be in place at the relevant time(s). These factors may have an adverse effect on the demand for the warrants and the prices that can be obtained from reselling them.

Adjustments of exercise price

The exercise price of the warrants will be adjusted if we declare any stock dividend to stockholders or effect any split or share combination with regard to our Class A common stock. If we effect any stock split or stock combination with regard to our Class A common stock, the exercise price in effect immediately before the stock split or combination will be proportionately reduced or increased, as the case may be. Any adjustment of the exercise price will also result in an adjustment of the number of shares underlying a warrant or, if we elect, an adjustment of the number of warrants outstanding.

Forced Exercise

Each Warrant B contains a provision whereby the Company may, upon written notice to each Warrant B holder (a “Forced Exercise Notice”), require the holder to exercise the warrant if (a) the average per share closing price of our Class A common stock on a volume-weighted average basis for any thirty (30) consecutive trading-day period is at least 150% of the original purchase price of the units (each, an “Exercise Trigger Date”), (b) the Exercise Trigger Date is more than six months after the date of the applicable warrant and (c) the Company sends the Forced Exercise Notice to the holder within 15 trading days after the applicable Exercise Trigger Date.  If the holder does not exercise the warrant within 20 days after the date of the Forced Exercise Notice, the warrant shall be deemed canceled.

UNDERWRITING

We are offering the units described in this prospectus through C. K. Cooper & Company, Inc., or CKCC, and Maxim Group LLC, or Maxim, as the co-managers for this offering, which we refer to collectively throughout this prospectus as the underwriters.  We have entered into a firm commitment underwriting agreement with the underwriters.  Subject to the terms and conditions of the underwriting agreement, we have agreed to sell to the underwriters, and the underwriters have agreed severally to purchase all of the units offered by us in this offering, in the amounts shown opposite its name below:

Underwriter	Number of Shares
C.K. Cooper & Company, Inc.
Maxim Group LLC
Total	4,500,000

The underwriters propose to offer the units directly to the public at the price set forth on the cover page of this prospectus and to certain dealers at that price less a concession not in excess of $_____ per share.  After the offering, these figures may be changed by the underwriters.

We have granted the underwriters an option to buy up to 675,000 additional units from us to cover over-allotments.  The underwriters may exercise this option at any time and from time to time during the 30-day period from the date of this prospectus.  To the extent that this option is exercised, each underwriter will be obligated, subject to certain conditions, to purchase its pro rata portion of these additional shares based on the underwriters’ underwriting commitment in the offering as indicated in the table at the beginning of this Underwriting Section.  If any additional units are purchased, the underwriters will offer the additional units on the same terms as those on which the units are being offered.

The underwriting fee is equal to the public offering price per unit less the amount paid by the underwriters to us per unit.  The following table shows the per unit and total underwriting discount to be paid to the underwriters in this offering assuming both no exercise and full exercise of the over-allotment option.

	With no Over-Allotment	With Over-Allotment
Per share underwriting discount	$	$
Total	$	$

We have agreed to indemnify the underwriters against certain liabilities, including civil liabilities under the Securities Act, or to contribute to payments that the underwriters may be required to make in respect of those liabilities. We have also agreed to reimburse the underwriters for their costs, expenses, fees and taxes incurred by them in connection with this offering up to $100,000.

On completion of this offering, we will issue to the underwriters warrants to purchase up to 51,750 shares of our Class A common stock (including warrants to purchase up to 6,750 shares of Class A common stock if the over-allotment option is fully exercised), for a price per share of $____, which is equal to 125% of the initial offering price of the units.  The underwriters’ warrants will be exercisable for shares of our Class A common stock at any time beginning six months after the effective date of this offering, and will expire on the fifth anniversary of the effective date.  The underwriters’ warrants have a cashless exercise provision that allows the underwriters to receive a reduced number of shares of Class A common stock without paying the exercise price in cash.  The underwriters’ warrants may not be sold, transferred, assigned, pledged, or hypothecated, or be the subject of any hedging, short sale, derivative, put, or call transaction that would result in the effective economic disposition of the securities by any person for a period of 180 days immediately following the date of effectiveness or commencement of sales of the offering, except to any member participating in the offering and the officers or partners thereof, or as otherwise permitted under applicable the Financial Industry Regulatory Authority, or  FINRA, rules and only if the warrants as transferred remains subject to the lock-up restriction for the remainder of the lock-up period.

The holders of the underwriters’ warrants will have, in that capacity, no voting, dividend or other stockholder rights. Any profit realized on the sale of the shares issuable upon exercise of the underwriters’ warrants may be deemed to be additional underwriting compensation. The shares of our Class A common stock underlying the underwriters’ warrants are being registered pursuant to the registration statement of which this prospectus is a part and we have agreed to maintain such registration during the term of the underwriters’ warrants.  During the term of the underwriters’ warrants, the holder or holders thereof is given the opportunity to profit from a rise in the market price of our Class A common stock. We may find it more difficult to raise additional equity capital while the underwriters’ warrants are outstanding. At any time at which the underwriters’ warrants are likely to be exercised, we may not be able to obtain additional equity capital on more favorable terms.

Lock-Up Agreements

We and each of our directors and executive officers are subject to lock-up agreements that prohibit us and them from offering for sale, pledging, assigning, encumbering, announcing the intention to sell, selling, contracting to sell, granting any option, right or warrant to purchase, or otherwise transferring or disposing of, any shares of our common stock or any securities convertible into or exercisable or exchangeable for shares of our common stock for a period of at least 90 days following the date of this prospectus without the prior written consent of the underwriters.  The lock-up agreement does not prohibit our directors and executive officers from transferring shares of our common stock for bona fide estate or tax planning purposes, subject to certain requirements, including that the transferee be subject to the same lock-up terms.

The lock-up agreements do not prohibit us from issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus.  The lock-up provisions do not prevent us from selling shares to the underwriters pursuant to the underwriting agreement, or from granting options to acquire securities under our existing stock option plans or issuing shares upon the exercise or conversion of securities outstanding on the date of this prospectus.

The 90-day lock-up period in all of the lock-up agreements is subject to extension if (i) during the last 17 days of the lock-up period we issue an earnings release or material news or a material event relating to us occurs or (ii) prior to the expiration of the lock-up period, we announce that we will release earnings results during the 16-day period beginning on the last day of the lock-up period, in which case the restrictions imposed in these lock-up agreements shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event, unless the underwriters waive the extension in writing.

Stabilization and Other Transactions

Our shares are quoted on the NASDAQ Capital Market under the symbol “LPTH.”

To facilitate the offering, the underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of our common stock during and after the offering.  Specifically, the underwriters may over-allot or otherwise create a short position in the common stock for their own accounts by selling more shares of common stock than we have sold to the underwriters.  Short sales involve the sale by the underwriters of a greater number of shares than the underwriters are required to purchase in the offering.  The underwriters may close out any short position by either exercising its option to purchase additional shares or purchasing shares in the open market.

In addition, the underwriters may stabilize or maintain the price of the common stock by bidding for or purchasing shares of common stock in the open market and may impose penalty bids.  If penalty bids are imposed, selling concessions allowed to syndicate members or other broker-dealers participating in the offering are reclaimed if shares of common stock previously distributed in the offering are repurchased, whether in connection with stabilization transactions or otherwise.  The effect of these transactions may be to stabilize or maintain the market price of the common stock at a level above that which might otherwise prevail in the open market.  The imposition of a penalty bid may also affect the price of the common stock to the extent that it discourages resales of the common stock.  The magnitude or effect of any stabilization or other transactions is uncertain.  These transactions may be effected on the NASDAQ Capital Market or otherwise and, if commenced, may be discontinued at any time.  The underwriters may also engage in passive market making transactions in our common stock.  Passive market making consists of displaying bids on the NASDAQ Capital Market limited by the prices of independent market makers and effecting purchases limited by those prices in response to order flow.  Rule 103 of Regulation M promulgated by the SEC limits the amount of net purchases that each passive market maker may make and the displayed size of each bid.  Passive market making may stabilize the market price of the common stock at a level above that which might otherwise prevail in the open market and, if commenced, may be discontinued at any time.

This prospectus may be made available on web sites maintained by the underwriters and the underwriters may distribute prospectuses electronically.

LEGAL MATTERS

The validity of the issuance of the securities offered by this prospectus has been passed upon for us by Baker & Hostetler LLP, Orlando, Florida.  K&L Gates LLP, Irvine, California, is acting as counsel for the underwriters in this offering.

EXPERTS

The financial statements as of June 30, 2011 and 2010 and for each of the two years in the period ended June 30, 2011, included in this prospectus and in the registration statement, have been so included in reliance on the report of Cross, Fernandez & Riley, LLP,  an independent registered public accounting firm, appearing elsewhere herein and in the registration statement, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

We have filed with the SEC a registration statement under the Securities Act that registers the distribution of the securities offered under this prospectus.  The registration statement, including the attached exhibits and schedules and the information incorporated by reference into this prospectus contains additional relevant information about us and our securities.  The rules and regulations of the SEC allow us to omit from this prospectus certain information included in the registration.

In addition, we file annual, quarterly and special reports and other information with the SEC.  You may read and copy any document that we file at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549.  Please call the SEC at 1-800-732-0330 for further information on the Public Reference Room.

Any information we file with the SEC, including the documents incorporated by reference into this prospectus, is also available on the SEC’s web site at http://www.sec.gov.  We also maintain a web site at www.lightpath.com, which provides additional information about our company and through which you can also access our SEC filings.  The information set forth on our web site is not part of this prospectus.

LightPath Technologies, Inc.

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Balance Sheets

	(unaudited)
	September 30,	June 30,
Assets	2011	2011
Current assets:
Cash and cash equivalents	$693,748	$928,900
Trade accounts receivable, net of allowance of $7,245 and $7,245	2,069,979	1,833,044
Inventories, net	1,818,189	1,622,637
Other receivables	-	30,943
Prepaid interest expense	72,500	7,250
Prepaid expenses and other assets	233,634	189,630
Total current assets	4,888,050	4,612,404
Property and equipment, net	2,483,029	2,373,022
Intangible assets, net	92,916	101,133
Debt costs, net	6,380	7,180
Other assets	27,737	27,737
Total assets	$7,498,112	$7,121,476
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,332,500	$928,790
Accrued liabilities	136,634	123,705
Accrued payroll and benefits	497,146	481,318
Total current liabilities	1,966,280	1,533,813

Deferred rent	435,605	464,262
8% convertible debentures to related parties	1,012,500	1,012,500
8% convertible debentures	75,000	75,000
Total liabilities	3,489,385	3,085,575

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
5,000,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
40,000,000 shares authorized; 9,761,129 and 9,713,099
shares issued and outstanding, respectively	97,611	97,131
Additional paid-in capital	207,795,377	207,636,440
Foreign currency translation adjustment	62,449	50,593
Accumulated deficit	(203,946,710)	(203,748,263)
Total stockholders’ equity	4,008,727	4,035,901
Total liabilities and stockholders’ equity	$7,498,112	$7,121,476

The accompanying notes are an integral part of these consolidated statements.

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Operations
(Unaudited)

	Three months ended
	September 30,
	2011	2010
Product sales, net	$2,733,125	$2,253,922
Cost of sales	1,650,501	1,427,474
Gross margin	1,082,624	826,448
Operating expenses:
Selling, general and administrative	995,621	1,071,198
New product development	287,719	222,585
Amortization of intangibles	8,217	8,217
Gain on sale of property and equipment	—	(540)
Total costs and expenses	1,291,557	1,301,460
Operating loss	(208,933)	(475,012)
Other income (expense):
Interest expense	(23,420)	(87,322)
Interest expense - debt discount	—	(209,666)
Interest expense - debt costs	(800)	(83,522)
Other income (expense), net	34,706	2,572
Total other income (expense), net	10,486	(377,938)
Net loss	$(198,447)	$(852,950)
Loss per common share (basic and diluted)	$(0.02)	$(0.09)
Number of shares used in per share calculation	9,746,107	9,011,214
(basic and diluted)

The accompanying notes are an integral part of these unaudited consolidated statements.

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statement of Stockholders' Equity
Three months ended September 30, 2011
(unaudited)

	Class A Common Stock		Additional Paid-in	Foreign Currency Translation	Accumulated	Total Stockholders’
	Shares	Amount	Capital	Adjustment	Deficit	Equity
Balance at June 30, 2011	9,713,099	$97,131	$207,636,440	$50,593	$(203,748,263)	$4,035,901
Issuance of common stock for:
Employee stock purchase plan	6,198	62	7,809	—	—	7,871
Interest payment on convertible debentures	41,832	418	86,582	—	—	87,000
Stock based compensation on stock
options and restricted stock units	—	—	64,546	—	—	64,546
Net loss	—	—	—	—	(198,447)	(198,447)
Foreign currency translation adjustment	—	—	—	11,856	—	11,856
Comprehensive loss						(186,591)

Balance at September 30, 2011	9,761,129	$97,611	$207,795,377	$62,449	$(203,946,710)	$4,008,727

The accompanying notes are an integral part of these consolidated statements

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows
 (unaudited)

	Three Months ended
	September 30,
	2011	2010
Cash flows from operating activities
Net loss	$(198,447)	$(852,950)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	245,438	211,543
Interest from amortization of debt discount	—	209,666
Interest from amortization of debt costs	800	83,522
Gain on sale of property and equipment	—	(540)
Stock based compensation	64,546	50,387
Change in provision for doubtful accounts receivable	—	3,291
Deferred rent	(28,657)	(23,537)
Changes in operating assets and liabilities:
Trade accounts receivables	(236,935)	36,797
Other receivables	30,943	—
Inventories	(195,552)	(83,364)
Prepaid expenses and other assets	2,746	108,261
Accounts payable and accrued liabilities	432,467	214,637
Net cash provided by (used in) operating activities	117,349	(42,287)
Cash flows from investing activities
Purchase of property and equipment	(347,228)	(288,616)
Proceeds from sale of equipment	—	540
Net cash used in investing activities	(347,228)	(288,076)
Cash flows from financing activities
Proceeds from exercise of stock options	—	5,653
Proceeds from sale of common stock from employee stock purchase plan	7,871	4,888
Deferred costs associated with equity financing	(25,000)	—
Costs associated with conversion of debentures	—	(6,098)
Exercise of warrants	—	231,659
Net cash provided by (used in) financing activities	(17,129)	236,102
Effect of exchange rate on cash and cash equivalents	11,856	(22,840)
Decrease in cash and cash equivalents	(235,152)	(117,101)
Cash and cash equivalents, beginning of period	928,900	1,464,351
Cash and cash equivalents, end of period	$693,748	$1,347,250
Supplemental disclosure of cash flow information:
Interest paid in cash	$-	$80
Income taxes paid	1,755	110
Supplemental disclosure of non-cash investing & financing activities:
Convertible debentures converted into common stock	$-	$732,500
Accrued deferred costs associated with equity financing	$32,139	$-
Prepaid interest on convertible debentures through the issuance of	$87,000	$-
common stock

The accompanying notes are an integral part of these consolidated statements.

1.  Basis of Presentation

References in this document to “the Company”, “LightPath”, “we”, “us”, or “our” are intended to mean LightPath Technologies, Inc., individually, or as the context requires, collectively with its subsidiaries on a consolidated basis.

The accompanying unaudited consolidated financial statements have been prepared in accordance with the requirements of Article 8 of Regulation S-X promulgated under the Securities and Exchange Act of 1934 and, therefore, do not include all information and footnotes necessary for a fair presentation of financial position, results of operations, and cash flows in conformity with accounting principles generally accepted in the United States of America. These consolidated financial statements should be read in conjunction with the Company’s consolidated financial statements and related notes, included in its Form 10-K for the fiscal year ended June 30, 2011, filed with the Securities and Exchange Commission (the “SEC”). Unless otherwise stated, references to particular years or quarters refer to the Company’s fiscal years ended in June and the associated quarters of those fiscal years.

These consolidated financial statements are unaudited, but include all adjustments, which include normal recurring adjustments, which, in the opinion of management, are necessary to present fairly the financial position, results of operations and cash flows of the Company for the interim periods presented. Results of operations for interim periods are not necessarily indicative of the results that may be expected for the year as a whole.

History

LightPath was incorporated in Delaware in 1992 to pursue a strategy of supplying hardware to the telecommunications industry. In April 2000, the Company acquired Horizon Photonics, Inc. (“Horizon”), and in September 2000 the Company acquired Geltech, Inc. (“Geltech”). During fiscal 2003, in response to sales declines in the telecommunications industry, the operations of Horizon in California and LightPath in New Mexico were consolidated into the former Geltech facility in Orlando, Florida. In November 2005, the Company announced the formation of LightPath Optical Instrumentation (Shanghai) Co., Ltd, (“LPOI”), a wholly-owned manufacturing subsidiary located in Jiading, People’s Republic of China. The manufacturing operations are housed in a 16,000 square foot facility located in the Jiading Industrial Zone near Shanghai. This plant has increased overall production capacity and enabled LightPath to compete for larger production volumes of optical components and assemblies, and strengthened partnerships within the Asia/Pacific region. It also provided a launching point to drive our sales expansion in the Asia/Pacific region.

The Company is engaged in the production of precision molded aspherical lenses, GRADIUM® glass lenses, collimators and isolator optics used in various markets, including industrial, medical, defense, test & measurement and telecommunications.

Going Concern and Managements Plans

As shown in the accompanying financial statements, the Company has incurred recurring losses from operations and as of September 30, 2011 the Company has an accumulated deficit of approximately $203.9 million. Cash provided by operations was $117,000 for the three months ended September 30, 2011.  Cash provided by (used in) operations was approximately $95,000 and ($471,000) during fiscal years ended 2011 and 2010, respectively. We continued to implement the cost reduction initiatives we started in fiscal 2010, including the transition of more precision molded lenses to less expensive glass, increasing tooling life, increasing operator yields and efficiencies, qualifying coating vendors in China and improving yields on our infrared product line. In the first three months of fiscal 2012, 41% of our precision molded lenses sales in units were of more expensive glass types, compared to 26% of the same period in the prior fiscal year.  This increase was due to a decrease in sales for lower cost precision molded lenses, which was caused primarily by the slowdown of construction spending in China, and in turn, lowered the demand for our lenses. Management is committed to continuing efforts to transition more precision molded lenses to less expensive glass, which will contribute towards achieving profitability assuming we meet our sales targets and goals for producing and selling more low-cost lenses at higher volumes.

The fiscal 2012 operating plan and related financial projections were developed anticipating sales growth primarily from precision molded optics, with the emphasis on low-cost, high-volume applications, optical assemblies including our redesigned collimator product line and infrared products.  Unit volumes in these targeted markets have increased 77% from last year. We expect to hold our previous margin improvements based on production efficiencies and reductions in product costs as a result of the shifting of our manufacturing operations to the Shanghai facility and improved overhead absorption as we increase the volume of products produced, which in turn lowers our material costs since we are able to purchase materials in higher volumes. We also will continue to pursue new cost reduction opportunities such as by improving tool life and lowering anti-reflective coating costs by coating the lenses in-house.

Our revenues were lower than expected from sales of our precision molded lenses, but we met our revenue goals due to a higher average selling price per unit.  Labor costs at our Shanghai facility increased due to increases in the minimum wage and higher benefit costs. Overtime expense in Orlando and Shanghai was also higher during the quarter due to unexpected tool shortages caused by machine repairs combined with a planned machine conversion.  The machine repairs and conversion are completed which has reduced the need for the overtime going forward. The combination of these factors resulted in lower margins than budgeted. The shortfall in forecasted margin dollars did not allow us to cover our selling, general and administrative expenses.  However, based on the current quote and booking activity on all of our product lines, and particularly the precision molded lenses, we expect increased revenue results in the second quarter of fiscal 2012 as compared to the current quarter.

The Company had a cash balance of approximately $694,000 at September 30, 2011. To fund future operations, we may seek external debt or equity financing if it can be obtained in an amount and on terms that are acceptable; however, we may be required to seek external financing regardless of whether the terms would otherwise be acceptable if our cash flow financial resources are not sufficient to sustain our operations or to pursue our business plan.  There is no assurance we will be able to achieve the necessary cash flow from sales growth and gross margin improvements to sustain operations. Factors which could adversely affect cash balances in future quarters include, but are not limited to, a decline in revenue or a lack of anticipated sales growth, increased material costs, increased labor costs, planned production efficiency improvements not being realized, increases in property, casualty, benefit and liability insurance premiums and increases in other discretionary spending, particularly sales and marketing related. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

Management has developed an operating plan for fiscal year 2012 and believes the Company has adequate financial resources to achieve that plan and to sustain its current operations through November 2012. Nevertheless, management will be monitoring the plan closely during the year and should the plan objectives not be met during the year, remedial actions will be initiated.

Liquidity
Cash flow and cash management continue to be primary concerns of the Company. Cash provided by (used in) operations was approximately $95,000 and ($471,000) during fiscal years ended 2011 and 2010, respectively. During the three months ended September 30, 2011, cash provided by operating activities was approximately $117,000.

For the three months ended September 30, 2011, our cash balance decreased by $235,000 compared to a decrease of $117,000 in the same period of the prior fiscal year.  This decrease in first quarter of fiscal 2012 was primarily due to capital spending to expand our tooling capabilities.

Management believes the Company currently has sufficient cash to fund its operations through November 2012 assuming revenue stays at current levels and no additional sources of capital are used. The extent to which the Company can sustain its operations beyond this date will depend on the Company’s ability to generate cash from operations on increased revenues from low cost and infrared lenses or sale of non-strategic assets or from future equity or debt financing. Management believes that taking the current booking rate combined with recent quote activity and the existing order backlog the Company will be able to generate increased revenues. If we determine that future revenues are below current projections then we will attempt to implement additional cost savings measures including seeking lower cost suppliers and attempting to negotiate price reductions from current suppliers. We are continuously evaluating our supplier situation to ensure we meet our booked orders.

2.  Significant Accounting Policies

Consolidated financial statements include the accounts of the Company, and its wholly-owned subsidiaries. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and cash equivalents consist of cash in the bank and temporary investments with maturities of 90 days or less when purchased.

Allowance for accounts receivable, is calculated by taking 100% of the total of invoices that are over 90 days past due from the due date and 10% of the total of invoices that are over 60 days past due from the due date. Accounts receivable are customer obligations due under normal trade terms. The Company performs continuing credit evaluations of its customers’ financial condition. Recovery of bad debt amounts previously written off is recorded as a reduction of bad debt expense in the period the payment is collected. If the Company’s actual collection experience changes, revisions to its allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Inventories, which consist principally of raw materials, work-in-process and finished lenses, isolators, collimators and assemblies are stated at the lower of cost or market, on a first-in, first-out basis. Inventory costs include materials, labor and manufacturing overhead. Acquisition of goods from our vendors has a 9% purchase burden added to cover customs, shipping and handling costs. Fixed costs related to excess manufacturing capacity have been expensed. We look at the following criteria for parts to consider for the inventory reserve: items that have not been sold in two years or that have not been purchased in two years or of which we have more than a two-year supply.  These items as identified are reserved at 100%, as well as reserving 50% for other items deemed to be slow moving within the last twelve months and reserving 25% for items deemed to have low material usage within the last six months. The parts identified are adjusted for recent order and quote activity to determine the final inventory reserve.

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets ranging from one to ten years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets using the straight-line method.

Long-lived assets, such as property, plant, and equipment, tooling and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Intangible assets, consisting of patents and trademarks, are recorded at cost. Upon issuance of the patent or trademark, the assets are amortized on the straight-line basis over the estimated useful life of the related assets ranging from two to seventeen years.

Debt costs consist of third-party fees incurred and other costs associated with the issuance of long-term debt. Debt costs are capitalized and amortized to interest expense over the term of the debt using the effective interest method.

Deferred rent relates to certain of the Company’s operating leases containing predetermined fixed increases of the base rental rate during the lease term being recognized as rental expense on a straight-line basis over the lease term. The Company has recorded the difference between the amounts charged to operations and amounts payable under the leases as deferred rent in the accompanying consolidated balance sheets.

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are computed on the basis of differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based upon enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances have been established to reduce deferred tax assets to the amount expected to be realized.

The Company has not recognized a liability for uncertain tax positions. A reconciliation of the beginning and ending amount of unrecognized tax benefits or penalties has not been provided since there has been no unrecognized benefit or penalty. If there were an unrecognized tax benefit or penalty, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

The Company files U.S. federal income tax returns, and various states and foreign jurisdictions. The Company is no longer subject to U.S. federal, state, local, or non-U.S. income tax examinations by tax authorities for years before 2004.

Revenue is recognized from product sales when products are shipped to the customer, provided that the Company has received a valid purchase order, the price is fixed, title has transferred, collection of the associated receivable is reasonably assured, and there are no remaining significant obligations. Revenues from product development agreements are recognized as milestones and are completed in accordance with the terms of the agreements and upon shipment of products, reports or designs to the customer. Invoice amounts for sales or VAT taxes are posted to the balance sheet and not included in revenue.

New product development costs are expensed as incurred.

Stock based compensation is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period.  We estimate the fair value of each stock option as of the date of grant using the Black-Scholes-Merton pricing model. Most options granted under our Amended and Restated Omnibus Incentive Plan vest ratably over two to four years and generally have ten-year contract lives.  The volatility rate is based on historical trends in common stock closing prices and the expected term was determined based primarily on historical experience of previously outstanding options.  The interest rate used is the U.S. Treasury interest rate for constant maturities. The likelihood of meeting targets for option grants that are performance based are evaluated each quarter. If it is determined that meeting the targets is probable then the compensation expense will be amortized over the remaining vesting period.

Management makes estimates and assumptions during the preparation of the Company’s consolidated financial statements that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes available, which in turn could impact the amounts reported and disclosed herein.

Financial instruments. The Company accounts for financial instruments in accordance with FASB ASC 820, Fair Value Measurements and Disclosures (“ASC 820”), which provides a framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities.  ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

Level 3 - Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of September 30, 2011.  The Company uses the market approach to measure fair value for its Level 1 financial assets and liabilities, which include cash equivalents of $256,000 at September 30, 2011.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.  These financial instruments which include cash, trade receivables, accounts payable and accrued liabilities.  Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

On August 1, 2008, the Company executed a Securities Purchase Agreement with respect to the private placement of 8% senior convertible debentures (the “Debentures”) as described in Note 10 to the accompanying consolidated financial statements for the three months ended September 30, 2011. The Debentures issued were valued using observable inputs other than quoted prices (Level 2). The fair value of the Debentures as of September 30, 2011 was calculated to be approximately $1.1 million.
 The Company does not have other financial or non-financial assets or liabilities that would be characterized as Level 2 or Level 3 instruments.

Derivative Financial Instruments. The Company accounts for derivative instruments in accordance with FASB ASC 815, Derivatives and Hedging (“ASC 815”), which requires additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements.

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk.  Terms of convertible debt instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract, and recorded on the balance sheet at fair value.  The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results.

Freestanding warrants issued by the Company in connection with the issuance or sale of debt and equity instruments are considered to be derivative instruments.  Pursuant to ASC 815, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Beneficial Conversion and Warrant Valuation. The Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt instruments that have conversion features at fixed rates that are in-the-money when issued, and the fair value of warrants issued in connection with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to warrants, based on their relative fair value, and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion feature.  The discount recorded in connection with the BCF and warrant valuation is recognized as non-cash interest expense debt discount over the term of the convertible debt, using the effective interest method.

Comprehensive Income (Loss) of the Company is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.  It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.  Comprehensive income (loss) has two components, net income (loss) and other comprehensive income (loss), and is included on the statement of stockholders’ equity. Our other comprehensive income (loss) consists of the foreign currency translation adjustments. For more information see Note 9 to the accompanying consolidated financial statements for the three months ended September 30, 2011.

Business segments are required to be reported by the Company. As the Company only operates in principally one business segment, no additional reporting is required.

Recent accounting pronouncements issued by the Financial Accounting Standard Board (FASB) (including the Emerging Issues Task Force (EITF)), the American Institute of Certified Public Accountants (AICPA) and the SEC are:

The Accounting Standards Update (ASU) 2011-05, Presentation of Comprehensive Income, eliminates the option of presenting the components of other comprehensive income (OCI) as part of the statement of changes in stockholders’ equity.  The ASU instead permits an entity to present the total of comprehensive income, the components of net income, and the components of OCI either in a single continuous statement of comprehensive income or in two separate but consecutive statements.  With either format, the entity is required to present each component of net income along with total net income, each component of OCI along with the total for OCI, and a total amount for comprehensive income.  Also, the ASU requires entities to present, for either format, reclassification adjustments for items that are reclassified from OCI to net income in the statement(s) where the components of net income and the components of OCI are presented.  This ASU is to be applied retrospectively.  For public entities, the ASU is effective for interim and annual periods beginning after December 15, 2011.  The ASU is effective for the Company for its interim period beginning January 1, 2012. The Company does not believe this pronouncement will have a material impact on the Company’s present or future financial statements.

3. Inventories

The components of inventories include the following:

	(unaudited)
	September 30, 2011	June 30, 2011

Raw materials	$742,875	$806,024
Work in process	807,435	604,788
Finished goods	342,047	318,076
Reserve for obsolescence	(74,168)	(106,251)
	$1,818,189	$1,622,637

4.  Property and Equipment

 Property and equipment are summarized as follows:

		(unaudited)
	Estimated	September 30,	June 30,
	Life (Years)	2011	2011

Manufacturing equipment	5 - 10	$3,241,864	$3,226,898
Computer equipment and software	3 - 5	271,170	257,451
Furniture and fixtures	5	86,166	86,299
Leasehold improvements	5 - 7	792,793	787,685
Construction in progress		407,959	227,654
Tooling	1 - 5	1,289,946	1,135,738
Total property and equipment		6,089,898	5,721,725

Less accumulated depreciation and amortization		3,606,869	3,348,703
Total property and equipment, net		$2,483,029	$2,373,022

5. Intangible Assets

The following table discloses information regarding the carrying amounts and associated accumulated amortization for intangible assets:

	(unaudited)
	September 30, 2011	June 30, 2011

Gross carrying amount	$621,302	$621,302
Accumulated amortization	(528,386)	(520,169)
Net

Amortization expense related to intangible assets totaled approximately $8,000 during both three-month periods ended September 30, 2011 and 2010.  The net carrying amount will be amortized over the following schedule for the remainder of fiscal 2012 and each fiscal year thereafter:

2012	2013	2014	2015	Total
24,651	32,868	32,868	2,529	92,916

6. Accounts Payable

The accounts payable balance includes $43,000 of related party transactions for board of directors’ fees as of September 30, 2011 and June 30, 2011.

7.  Compensatory Equity Incentive Plan and Other Equity Incentives

Share-Based Compensation Arrangements—The Company’s Amended and Restated Omnibus Incentive Plan (the “Plan”) included several available forms of stock compensation of which incentive stock options and restricted stock awards have been granted to date.

These two plans are summarized below:

		Award Shares	Available for
	Award Shares	Outstanding	Issuance
	Authorized	at September 30,	at September 30,
Equity Compensation Arrangement		2011	2011
Amended and Restated Omnibus Incentive Plan	1,715,625	934,933	335,299
Employee Stock Purchase Plan	200,000	-	126,995
	1,915,625	934,933	462,294

The 2004 Employee Stock Purchase Plan (“ESPP”) permits employees to purchase shares of Class A common stock through payroll deductions, which may not exceed 15% of an employee’s compensation, at a price not less than 85% of the market value of the stock on specified dates (June 30 and December 31). In no event may any participant purchase more than $25,000 worth of shares of Class A common stock in any calendar year and an employee may purchase no more than 4,000 shares on any purchase date within an offering period of 12 months and 2,000 shares on any purchase date within an offering period of six months. The discount on market value is included in selling, general and administrative expense in the accompanying statements of operations and was $806 and $486 for the three months ended September 30, 2011 and 2010, respectively.

Grant Date Fair Values and Underlying Assumptions; Contractual Terms—The Company estimates the fair value of each stock option as of the date of grant using the Black-Scholes-Merton pricing model. The ESPP fair value is the amount of the discounted market value the employee obtains at the date of the purchase transaction.

The Company did not grant any stock options in the first quarter of fiscal 2012. For stock options granted in the three month period ended September 30, 2010, the Company estimated the fair value of each stock option as of the date of grant using the following assumptions:

Quarter Ended
September 30, 2010
Expected volatility	134%
Weighted average expected volatility	134%
Dividend yields	0%
Risk-free interest rate	2.15%
Expected term, in years	7

Most options granted under the Plan vest ratably over two to four years and are generally exercisable for ten years.  The assumed forfeiture rates used in calculating the fair value of options and restricted stock unit grants with both performance and service conditions were 20% and 0%, respectively, for the three months ended September 30, 2011 and 42% and 0%, respectively, for the three months ended September 30, 2010.  The volatility rate and expected term are based on seven-year historical trends in Class A common stock closing prices and actual forfeitures.  The interest rate used is the U.S. Treasury interest rate for constant maturities.

Information Regarding Current Share-Based Compensation Awards—A summary of the activity for share-based compensation awards in the three months ended September 30, 2011 is presented below:

Restricted
		Stock Options		Stock Units
		Weighted	Weighted		Weighted
		Average	Average		Average
		Exercise	Remaining		Remaining
		Price	Contract		Contract
	Shares	(per share)	Life (YRS)	Shares	Life (YRS)
June 30, 2011	500,233	$3.01	6.9	434,700	0.9

September 30, 2011	500,233	$3.01	6.6	434,700	0.8

Awards exercisable/
vested as of
September 30, 2011	323,483	$3.19	5.7	234,700	-

Awards unexercisable/
unvested as of
September 30, 2011	176,750	$2.69	8.3	200,000	0.8
	500,233			434,700

The total intrinsic value of options outstanding and exercisable at September 30, 2011 and 2010 was $21,000 and $140,000, respectively.

The total intrinsic value of RSUs exercised during the three months ended September 30, 2011 and 2010 was $0 and $0, respectively.

The total intrinsic value of RSUs outstanding and exercisable at September 30, 2011 and 2010 was $338,000 and $74,000, respectively.

The total fair value of RSUs vested during the three months ended September 30, 2011 and 2010 was $0 and $0, respectively.

The total fair value of option shares vested during the three months ended September 30, 2011 and 2010 was $18,000, and $3,000, respectively.

As of September 30, 2011, there was $341,436 of total unrecognized compensation cost related to non-vested share-based compensation arrangements (including share options and restricted stock units) granted under the Plan.

The compensation cost is expected to be recognized as follows:

		Restricted
	Stock	Stock
	Options	Units	Total
Nine months ended June 30, 2012	$34,892	$68,126	$103,018
Year ended June 30, 2013	63,324	96,284	159,608
Year ended June 30, 2014	48,522	22,434	70,956
Year ended June 30, 2015	7,854	-	7,854
	$154,592	$186,844	$341,436

The table above does not include shares under the Company’s ESPP, which has purchase settlement dates in the second and fourth fiscal quarters of each year. The Company’s ESPP is not administered with a look-back option provision and, as a result, there is not a population of outstanding option grants during the employee contribution period.

Restricted stock unit awards vest immediately or from two to four years from the date of grant.

The Company issues new shares of Class A common stock upon the exercise of stock options. The following table is a summary of the number and weighted-average grant date fair values regarding the Company’s unexercisable/unvested awards as of September 30, 2011 and changes during the three months then ended:

	Stock Options Shares	RSU Shares	Total Shares	Weighted-Average
Unexercisable/unvested awards				Grant Date Fair Values
				(per share)
June 30, 2011	182,500	200,000	382,500	$2.53
Granted	-	-	-	-
Vested	(5,750)	-	(5,750)	3.12
Cancelled/Issued/Forfeited	-	-	-	-
September 30, 2011	176,750	200,000	376,750	$2.53

Financial Statement Effects and Presentation—The following table shows total stock-based compensation expense for the three months ended September 30, 2011 and 2010 included in the consolidated statements of operations:

	Quarter Ended	Quarter Ended
	September 30,	September 30,
	2011	2010

Stock options	$22,575	$25,196

RSU	41,971	25,191

Total	$64,546	$50,387

The amounts above were included in:
General & administrative	$59,841	$44,479
Cost of sales	2,125	2,578
New product development	2,580	3,330
	$64,546	$50,387

8. Loss Per Share

Basic loss per share is computed by dividing the weighted-average number of shares of Class A common stock outstanding, during each period presented. Diluted earnings per share is computed similarly to basic earnings per share except that it reflects the potential dilution that could occur if dilutive securities or other obligations to issue shares of Class A common stock were exercised or converted into shares of Class A common stock.  The computation for basic and diluted loss per share are the same as the diluted calculation excludes the following shares as their effect would be anti-dilutive:

	(unaudited)
	Three months ended
	September 30,
	2011	2010

Net loss	$(198,447)	$(852,950)

Weighted average common shares outstanding:

Basic and diluted	9,746,107	9,011,214

Loss per Class A common share:
Basic and diluted	$(0.02)	$(0.09)

Excluded from computation:
Options to purchase Class A common stock	500,233	452,090
Restricted stock units	434,700	359,700
Class A common stock warrants	2,364,492	2,656,492
Convertible debentures	706,169	780,357
	4,005,594	4,248,639

9. Foreign Operations

Assets and liabilities denominated in non-U.S. currencies are translated at rates of exchange prevailing on the balance sheet date, and revenues and expenses are translated at average rates of exchange for the three-month periods. Gains or losses on the translation of the financial statements of a non-U.S. operation, where the functional currency is other than the U.S. dollar, the Renminbi, are reflected as a separate component of equity.   The foreign exchange translation adjustment reflects net losses of approximately $12,000 for the three months ended September 30, 2011, and gains of $23,000 for the three months ended September 30, 2010.  The Company, as of September 30, 2011, had approximately $4.4 million in assets and $3.5 million in net assets located at the Shanghai facility. The Company transferred equipment from the Orlando facility to the Shanghai facility, and purchased and transferred equipment to the Shanghai facility, during each fiscal year since 2006 through 2011.

10.  Convertible Debentures

On August 1, 2008, we executed a Securities Purchase Agreement with twenty-four institutional and private investors with respect to the private placement of 8% senior convertible debentures (the “Debentures”). The Debentures are secured by substantially all of our previously unencumbered assets pursuant to a Security Agreement and are guaranteed by our wholly-owned subsidiaries, Geltech and LPOI pursuant to a Subsidiary Guarantee.  The sale of the Debentures generated gross proceeds of approximately $2.9 million and net proceeds of $2.7 million.  We used the funds to provide working capital for our operations.  Among the investors were Steven Brueck, J. James Gaynor, Louis Leeburg, Robert Ripp, Gary Silverman and James Magos, all of whom were directors or officers of LightPath as of August 1, 2008. Mr. Magos resigned effective September 2, 2008.

The original maturity date of the Debentures was August 1, 2011, on which date the outstanding principal amount of the Debentures would have been due.  Interest of $39,053 was due on October 1, 2008 and was prepaid by the Company on August 1, 2008 by issuing 27,893 shares of Class A common stock in payment of such interest based upon the closing price of $1.40 per share (the “October Interest Shares”).  The interest accruing on the Debentures from October 1, 2008 to August 1, 2011 was prepaid by issuing Class A common stock in December 2008.

Upon issuance, the Debentures were immediately convertible into 1,901,948 shares of Class A common stock, based on a conversion price of $1.54 per share, which was 110% of the closing bid price of our common stock on the NASDAQ Capital Market on July 31, 2008. Investors also received warrants to purchase up to 950,974 shares of our common stock (the “Warrants”).  The Warrants are exercisable for a period of five years beginning on August 1, 2008 with 65% of the Warrants, exercisable for 618,133 shares, priced at $1.68 per share and the remaining 35% of the Warrants, exercisable for 332,841 shares, priced at $1.89 per share.

Investors who participated in our July 2007 offering were offered an incentive to invest in the debenture offering.  Four investors from the July 2007 offering participated in the debenture offering and as a result we reduced the exercise price of the warrants they received in the July 2007 offering from $5.50 per share to $2.61 per share.  The reduced exercise price lowered potential proceeds on the exercise of the warrants from the July 2007 offering by $119,212 to $107,663.  Additionally, such investors were issued an aggregate of 73,228 shares of common stock (the “Incentive Shares”), valued at $75,131.

We paid a commission to the exclusive placement agent for the offering, First Montauk Securities Corp. (“First Montauk”), in an amount equal to $216,570 plus costs and expenses.  We also issued to First Montauk and its designees warrants to purchase an aggregate of 190,195 shares of our Class A common stock at an exercise price equal to $1.68 per share, which was 120% of the closing bid price of our common stock on the NASDAQ Capital Market on July 31, 2008. The warrants were valued at $194,057 using the Black-Scholes-Merton pricing model and were recorded as debt costs. The warrants are exercisable for a period of five years beginning on August 1, 2008.  In addition, the exercise price of 50% of the warrants previously issued to First Montauk and its designees at the closing of the July 2007 offering was reduced from $5.50 to $2.61 per share. This reduced warrant exercise price lowered potential proceeds on the exercise of the warrants issued to First Montauk from the July 2007 offering by $115,600 to $104,400.

The private placement was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) of the Act (in that we sold the Debentures, Warrants and shares of Class A common stock in a transaction not involving any public offering) and pursuant to Rule 506 of Regulation D promulgated thereunder.  The shares into which the Debentures are convertible, the shares issuable upon exercise of the Warrants, the October Interest Shares and the Incentive Shares have been registered for resale under the Act.  The registration was declared effective on October 16, 2008.

The Warrants and the Incentive Shares issued to the debenture holders were valued at issuance at $790,830 and recorded as a discount on the debt. The Incentive Shares were valued using the fair market value of the Company’s Class A common stock on the date of issuance. The Warrants were valued using the Black-Scholes-Merton valuation model using assumptions similar to those used to value the Company’s stock options and RSUs. In addition, a beneficial conversion feature associated with the Debentures was valued at the date of issuance at $600,635 and was recorded as a discount on the debt. The total debt discount of $1,391,465 was amortized using the effective interest method over the original 36-month term of the Debentures and was subsequently adjusted for the extension of the maturity date of the Debentures as discussed below.

We also incurred debt issuance costs associated with the issuance of the Debentures of $554,308 which were amortized over the original 36-month term using the effective interest method, adjusted for accelerated conversions of the Debentures and the extension of the maturity date of the Debentures as discussed below.  The costs were for broker commissions, legal and accounting fees, filing fees and $194,057 representing the fair value of the 190,195 warrants shares issued to First Montauk.  We used the Black-Scholes-Merton model to determine fair value of the warrants issued to First Montauk. The warrants carry a five year term, expiring on August 1, 2013, and are immediately exercisable at a per share price of $1.68 for one-third of the warrants and $1.89 for two-thirds of the warrants. For the years ended June 30, 2011 and 2010, $118,977 and $147,550, respectively of the debt issuance costs were amortized through interest expense on the consolidated statement of operations.

On December 31, 2008, the Debentures were amended to allow debenture holders to convert 25% of their Debentures into shares of Class A common stock.  As a result, $732,250 of the Debentures were converted into 475,496 shares of Class A common stock.  As an inducement to partially convert the Debentures, we issued additional warrants (valued at $215,975 using the Black-Scholes-Merton method and recorded as interest expense) and prepaid the interest of $453,995 on the unconverted portion of the Debentures through the original maturity date of August 1, 2011, which resulted in the issuance of 589,614 shares of Class A common stock.  The interest payment of $58,580 for the quarter ended December 31, 2008 resulted in the issuance of 76,078 shares of Class A common stock.  As a result of the Debenture conversion, $304,382 of debt discount was written off to interest expense.   On May 29, 2009 we filed a registration statement to register the additional interest shares and the shares underlying the warrants, both of which were issued in December 2008. The registration statement was declared effective on June 16, 2009.

During the year ended June 30, 2011, the Company’s debt obligations were reduced by $832,500 through the conversions of certain of the Debentures into shares of Class A common stock. Costs associated with the conversion of these Debentures were $6,749, which reduced the proceeds recognized. These  transactions increased interest expense by $101,300 for the year ending June 30, 2011, reflecting debt issue costs, prepaid interest and discount on the debt that were written off as a result of the debt conversions of certain of the Debentures into shares of Class A common stock. During the fiscal year ended June 30, 2010, the Company’s debt obligations were reduced by $262,500 through conversion of certain of the Debentures into shares of Class A common stock.

On March 30, 2011, debenture holders holding approximately 98.71% of the outstanding principal amount of the Debentures consented to an amendment to extend the maturity date of the Debentures from August 1, 2011 to August 1, 2013. The one debenture holder electing not to participate in the extension was paid all amounts due under the Debenture held by such holder, or $14,250, in April 2011. Pursuant to the terms of the amendment, interest will be prepaid in shares of our Class A common stock annually each August. The extension of the maturity date of the Debentures was determined to be substantial and therefore triggered “debt extinguishment” accounting under ASC 470-50-40. The Debentures are hybrid financial instruments that blend characteristics of both debt and equity securities.  The Debentures embody settlement alternatives to the holder providing for either redemption of principal and interest in cash (forward component) or conversion into shares of our Class A common stock (embedded conversion feature).  As a result of the debt extinguishment accounting, $63,692 of the unamortized debt discount and $25,372 of unamortized debt issuance costs were written off to loss on extinguishment of debt. The calculated fair value of the amended Debentures as of March 30, 2011 was $1,706,919, and included $924,844 for the forward component and $782,075 for the embedded conversion feature.  The forward component was valued using the present value of discounted cash flows arising from the contractual principal and interest payment terms and the embedded conversion feature was valued using a Monte Carlo simulations method. The fair value of the amended Debentures exceeded the carrying value of the Debentures just prior to the amendment date by $619,419 which represents a premium. Approximately 93% of the Debentures are held by related parties and as such $576,700 of the premium was considered a capital contribution and was not included in the loss on extinguishment and therefore had no impact on additional paid in capital. The remaining $42,719 of the premium was associated with Debentures to non-related parties and thus was recorded to loss on extinguishment of debt and additional paid in capital.

For the quarter ended September 30, 2011 and 2010, $0 and $209,666, respectively, of the amortized debt discount was amortized through interest expense on the consolidated statement of operations. The unamortized debt discount was $0 and $170,719 as of September 30, 2011 and 2010, respectively.

Total principal outstanding on the Debentures and the principal amount outstanding specifically to directors, officers and stockholders under the Debentures was $1,087,500 and $1,012,500, respectively at September 30, 2011 and $1,201,750 and $1,016,250, respectively, at September 30, 2010.

We can force the debenture holders to convert the Debentures into shares of our Class A common stock if our stock price exceeds $5.00 per share. A forced conversion of the Debentures would include a 10% premium on the face amount.  No payment of dividends may be made while the Debentures are outstanding.

11.  Future Financing Plans

On September 29, 2011, the Company filed a Registration Statement on Form S-1 (Registration No. 333-177079) with the SEC announcing its intention to raise funds through the sale of our Class A common stock in a fully-underwritten public offering. The Company intends to sell up to 4.5 million units, with each unit consisting of one share of our Class A common stock, one Warrant A to purchase 0.25 shares of our Class A common stock, and one Warrant B to purchase 0.25 shares of our Class A common stock.

Report of Independent Registered Public Accounting Firm

The Board of Directors
LightPath Technologies, Inc.

We have audited the accompanying consolidated balance sheets of LightPath Technologies, Inc., and its subsidiaries (the “Company”) as of June 30, 2011 and 2010, and the related consolidated statements of operations, stockholders’ equity, and cash flows for the years then ended. These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing our audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of June 30, 2011 and 2010, and the results of their operations and their cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ Cross, Fernandez and Riley, LLP

Certified Public Accountants

Orlando, Florida
September 7, 2011

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Balance Sheets

	June 30,	June 30,
Assets	2011	2010
Current assets:
Cash and cash equivalents	$928,900	$1,464,351
Trade accounts receivable, net of allowance of $7,245 and $22,930	1,833,044	1,804,063
Inventories, net	1,622,637	1,137,678
Other receivables	30,943	—
Prepaid interest expense	7,250	167,635
Prepaid expenses and other assets	189,630	223,908
Total current assets	4,612,404	4,797,635
Property and equipment, net	2,373,022	2,344,692
Intangible assets, net	101,133	134,001
Debt costs, net	7,180	151,530
Other assets	27,737	27,737
Total assets	$7,121,476	$7,455,595
Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$928,790	$511,523
Accrued liabilities	123,705	179,370
Accrued payroll and benefits	481,318	396,863
Total current liabilities	1,533,813	1,087,756

Deferred rent	464,262	569,286
8% convertible debentures to related parties, net of debt discount	1,012,500	816,397
8% convertible debentures, net of debt discount	75,000	737,468
Total liabilities	3,085,575	3,210,907

Stockholders’ equity:
Preferred stock: Series D, $.01 par value, voting;
5,000,000 shares authorized; none issued and outstanding	—	—
Common stock: Class A, $.01 par value, voting;
40,000,000 shares authorized; 9,713,099 and 8,971,638
shares issued and outstanding, respectively	97,131	89,716
Additional paid-in capital	207,636,440	206,277,806
Foreign currency translation adjustment	50,593	23,466
Accumulated deficit	(203,748,263)	(202,146,300)
Total stockholders’ equity	4,035,901	4,244,688
Total liabilities and stockholders’ equity	$7,121,476	$7,455,595

The accompanying notes are an integral part of these consolidated statements.

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Operations

	Year ended
	2011	2010
Product sales, net	$10,000,602	$9,250,621
Cost of sales	6,078,829	4,935,755
Gross margin	3,921,773	4,314,866
Operating expenses:
Selling, general and administrative	3,771,643	3,259,551
New product development	995,087	869,440
Amortization of intangibles	32,868	32,868
Gain on disposal of equipment	(20,480)	(9,138)
Total costs and expenses	4,779,118	4,152,721
Operating income (loss)	(857,345)	162,145
Other income (expense)
Interest expense	(170,585)	(210,002)
Interest expense - debt discount	(316,693)	(370,385)
Interest expense - debt costs	(118,977)	(147,550)
Loss on extinguishment of debt	(131,784)	—
Investment and other income	(6,579)	4,833
Net loss	$(1,601,963)	$(560,959)
Loss per share (basic and diluted)	$(0.17)	$(0.07)
Number of shares used in per share calculation	9,533,558	8,139,852

The accompanying notes are an integral part of these consolidated statements.

LIGHTPATH TECHNOLOGIES, INC.
CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
Year ended June 30, 2011 and 2010

				Foreign
	Class A		Additional	Currency		Total
	Common Stock		Paid-in	Translation	Accumulated	Stockholders’
	Shares	Amount	Capital	Adjustment	Deficit	Equity
Balance at June 30, 2009	6,696,992	$66,970	$203,151,364	$58,233	$(201,585,341)	$1,691,226
Issuance of common stock for:
Employee Stock Purchase Plan	8,910	89	6,768	—	—	6,857
Vested restricted stock units	20,000	200	(200)	—	—	—
Exercise of employee stock options	7,993	80	8,313	—	—	8,393
Conversion of debentures	170,455	1,705	260,795	—	—	262,500
Cashless exercise of warrants	63,622	636	(636)	—	—	—
Exercise of warrants	101,209	1,012	138,322	—	—	139,334
Settlement of litigation	26,455	265	49,735	—	—	50,000
Consulting services	69,445	694	149,306	—	—	150,000
Stock based compensation on stock
options and restricted stock units	—	—	160,416	—	—	160,416
Sale of common stock and warrants, net	1,806,557	18,065	2,353,623	—	—	2,371,688
Foreign currency translation adjustment	—	—	—	(34,767)	—	(34,767)
Net loss	—	—	—	—	(560,959)	(560,959)
Comprehensive loss						(595,726)

Balance at June 30, 2010	8,971,638	$89,716	$206,277,806	$23,466	$(202,146,300)	$4,244,688

Issuance of common stock for:
Employee Stock Purchase Plan	7,854	78	12,059	—	—	12,137
Exercise of employee stock options	7,270	73	7,560	—	—	7,633
Conversion of debentures, net of costs	540,592	5,406	820,346	—	—	825,752
Cashless exercise of warrants	56,695	567	(567)	—	—	—
Exercise of warrants	129,050	1,291	230,368	—	—	231,659
Stock based compensation on stock
options and restricted stock units	—	—	246,149	—	—	246,149
Premium from debt exchange	—	—	42,719	—	—	42,719
Net loss	—	—	—	—	(1,601,963)	(1,601,963)
Foreign currency translation adjustment	—	—	—	27,127	—	27,127
Comprehensive loss						(1,574,836)

Balance at June 30, 2011	9,713,099	$97,131	$207,636,440	$50,593	$(203,748,263)	$4,035,901

The accompanying notes are an integral part of these consolidated statements.

LIGHTPATH TECHNOLOGIES, INC.
Consolidated Statements of Cash Flows

	Year ended
	June 30,
	2011	2010
Cash flows from operating activities
Net loss	$(1,601,963)	$(560,959)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization	912,929	700,475
Interest from amortization of debt discount	316,693	370,385
Interest from amortization of debt costs	118,977	147,550
Common stock issued for legal settlement	—	50,000
Gain on sale of property and equipment	(20,480)	(9,138)
Stock based compensation	246,149	160,416
Change in provision for doubtful accounts receivable	(15,685)	(3,201)
Deferred rent	(105,024)	(74,770)
Loss on extinguishment of debt	131,784	—
Common stock issued for payment of consulting services	—	150,000
Changes in operating assets and liabilities:
Trade accounts receivables	(13,296)	(827,228)
Other receivables	(30,943)	183,413
Inventories	(484,959)	(154,400)
Prepaid expenses and other assets	194,663	199,522
Accounts payable and accrued liabilities	446,057	(802,770)
Net cash provided by (used in) operating activities	94,902	(470,705)
Cash flows from investing activities
Purchase of property and equipment	(908,391)	(987,728)
Proceeds from sale of equipment	20,480	9,138
Net cash used in investing activities	(887,911)	(978,590)
Cash flows from financing activities
Proceeds from exercise of stock options	7,634	8,393
Proceeds from sale of common stock, net of costs	—	2,371,688
Proceeds from sale of common stock from employee stock purchase plan	12,137	6,857
Costs associated with conversion of debentures	(6,749)	—
Repayments of debentures	(14,250)	—
Exercise of warrants	231,659	139,334
Payments on capital lease obligation	—	(5,050)
Payments on note payable	—	(152,758)
Net cash provided by financing activities	230,431	2,368,464
Effect of exchange rate on cash and cash equivalents	27,127	(34,767)
Increase (decrease) in cash and cash equivalents	(535,451)	884,402
Cash and cash equivalents, beginning of period	1,464,351	579,949
Cash and cash equivalents, end of period	$928,900	$1,464,351
Supplemental disclosure of cash flow information:
Interest paid in cash	$2,236	$3,477
Income taxes paid	4,429	5,940
Supplemental disclosure of non-cash investing & financing activities:
Convertible debentures converted into common stock	$832,500	$262,500
Premium from debt exchange	42,719	—
The accompanying notes are an integral part of these consolidated statements.

1.    Organization and History; Going Concern and Management’s Plans

Organization and History

LightPath Technologies, Inc. (“LightPath”, the “Company”, “we”, “us” or “our”) was incorporated in Delaware in 1992.  It was the successor to LightPath Technologies Limited Partnership formed in 1989, and its predecessor, Integrated Solar Technologies Corporation formed in 1985. On April 14, 2000, the Company acquired Horizon Photonics, Inc. (“Horizon”). On September 20, 2000, the Company acquired Geltech, Inc. (“Geltech”). LightPath is a manufacturer and integrator of families of precision molded aspheric optics, high-performance fiber-optic collimator, isolators, GRADIUM glass lenses and other optical materials used to produce products that manipulate light. The Company designs, develops, manufactures and distributes optical components and assemblies utilizing the latest optical processes and advanced manufacturing technologies. The Company also performs research and development for optical solutions for the traditional optics markets and communications markets. As used herein, the terms (LightPath, the Company, we, us or our), refer to LightPath individually or, as the context requires, collectively with its subsidiaries on a consolidated basis.

During fiscal year 1996, the Company completed an initial public offering (“IPO”) and subsequently has had nine private placements of securities to raise additional capital. These funds were used to further the research, development and commercialization of optical products such as lenses, isolators and collimators. Additionally, during fiscal year 2000 warrants issued at the IPO and private placement warrants were exercised for approximately $65.5 million. In fiscal 2009 the Company raised $2.9 million through the sale of convertible debentures. In fiscal 2010, the Company raised approximately $2.4 million from the sale of common stock and warrants.

The Company’s optical product markets experienced a severe downturn beginning in 2001, resulting in a significant decline in the demand for the Company’s optical products over that period. However, management believes that some volume improvement occurred in the demand for the Company’s optical products, which include precision molded optics, collimators and isolators, in several of its markets, particularly the industrial and defense markets. Nevertheless, the Company has not been able to reach a status of positive cash flow or profitability.

Going Concern and Managements Plans

As shown in the accompanying financial statements, the Company has incurred recurring losses from operations and as of June 30, 2011 the Company has an accumulated deficit of approximately $204 million. Cash flows from operations was approximately $95,000, ($471,000) and ($1.5) million during fiscal 2011, 2010 and 2009, respectively. The variances in the cash provided by (used in) operations are partly as a result of certain cost reduction efforts which included a reduction in labor, material costs and discretionary expense spending. In addition, starting in fiscal 2009 we redesigned certain product lines – collimators and precision molded optics, increased sales prices on GRADIUM products, obtained more favorable material costs by sourcing some purchased components in China, and instituted more efficient management techniques, all of which have improved our product yields. Management believes these factors will contribute towards achieving profitability, assuming we meet our sales targets.

  Management has developed an operating plan for fiscal 2012 and believes the Company has adequate financial resources for achievement of that plan and to sustain its current operations in the coming year. Nevertheless, management will be monitoring the plan closely during the year and should the plan objectives not be met during the year, remedial actions will be initiated. The Company had a cash balance of approximately $929,000 at June 30, 2011. As discussed in Note 17, during fiscal 2010, the Company raised approximately $2.4 million from the sale of common stock and warrants.  The Company may still seek external debt or equity financing if it can be obtained in an amount and on terms that are acceptable; however, the Company may be required to seek external financing regardless of whether the terms would otherwise be acceptable if the Company’s financial resources are not sufficient to sustain its operations or to pursue its business plan.

The fiscal 2012 operating plan and related financial projections we have developed anticipate sales growth primarily in the infrared products and the low-cost, high-volume products, such as laser tools, for the imaging markets in Asia. We have been targeting these markets since fiscal 2009. We expect margin improvements based on production efficiencies and reductions in product costs as a result of the shifting of our manufacturing operations to Shanghai, offset by marginal increases in selling, administrative and new product development expenditures. However, there is no assurance we will be able to achieve the necessary sales growth and gross margin improvements to sustain operations. Factors which could adversely affect cash balances in future quarters include, but are not limited to, a decline in revenue or a lack of anticipated sales growth, increased material costs, increased labor costs, planned production efficiency improvements not being realized, increases in property, casualty, benefit and liability insurance premiums and increases in other discretionary spending, particularly sales and marketing related. The financial statements do not include any adjustments that might be necessary if the Company is unable to continue as a going concern.

2.    Summary of Significant Accounting Policies

Consolidated financial statements include the accounts of the Company, and its wholly owned subsidiaries, Geltech and LightPath Optical Instrumentation (Shanghai) Co., Ltd. All significant intercompany balances and transactions have been eliminated in consolidation.

Cash and cash equivalents consist of cash in the bank and temporary investments with maturities of 90 days or less when purchased.

Allowance for accounts receivable, is calculated by taking 100% of the total of invoices that are over 90 days past due from the due date and 10% of the total of invoices that are over 60 days past due from the due date. Accounts receivable are customer obligations due under normal trade terms. The Company performs continuing credit evaluations of its customers’ financial condition. Recovery of bad debt amounts previously written off is recorded as a reduction of bad debt expense in the period the payment is collected. If the Company’s actual collection experience changes, revisions to its allowance may be required. After all attempts to collect a receivable have failed, the receivable is written off against the allowance.

Inventories, which consist principally of raw materials, work-in-process and finished lenses, isolators, collimators and assemblies are stated at the lower of cost or market, on a first-in, first-out basis. Inventory costs include materials, labor and manufacturing overhead. Acquisition of goods from our vendors has a purchase burden added to cover customs, shipping and handling costs. Fixed costs related to excess manufacturing capacity have been expensed. We look at the following criteria for parts to consider for the inventory reserve: items that have not been sold in two years or that have not been purchased in two years or of which we have more than a two-year supply.  These items as identified are reserved at 100%, as well as reserving 50% for other items deemed to be slow moving within the last twelve months and reserving 25% for items deemed to have low material usage within the last six months. The parts identified are adjusted for recent order and quote activity to determine the final inventory reserve.

Property and equipment are stated at cost and depreciated using the straight-line method over the estimated useful lives of the related assets ranging from one to ten years. Leasehold improvements are amortized over the shorter of the lease term or the estimated useful lives of the related assets using the straight-line method.

Long-lived assets, such as property, plant, and equipment, tooling and purchased intangibles subject to amortization, are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Recoverability of assets to be held and used is measured by a comparison of the carrying amount of an asset to its estimated undiscounted future cash flows expected to be generated by the asset. If the carrying amount of an asset exceeds its estimated future cash flows, an impairment charge is recognized in the amount by which the carrying amount of the asset exceeds the fair value of the asset. Assets to be disposed of would be separately presented in the balance sheet and reported at the lower of the carrying amount or fair value less costs to sell, and are no longer depreciated. The assets and liabilities of a disposed group classified as held for sale would be presented separately in the appropriate asset and liability sections of the balance sheet.

Intangible assets, consisting of patents and trademarks, are recorded at cost. Upon issuance of the patent or trademark, the assets are amortized on the straight-line basis over the estimated useful life of the related assets ranging from two to seventeen years.

Debt costs consist of third-party fees incurred and other costs associated with the issuance of long-term debt. Debt costs are capitalized and amortized to interest expense over the term of the debt using the effective interest method.

Deferred rent relates to certain of the Company’s operating leases containing predetermined fixed increases of the base rental rate during the lease term being recognized as rental expense on a straight-line basis over the lease term. The Company has recorded the difference between the amounts charged to operations and amounts payable under the leases as deferred rent in the accompanying consolidated balance sheets.

Income taxes are accounted for under the asset and liability method. Deferred income tax assets and liabilities are computed on the basis of differences between the financial statement and tax basis of assets and liabilities that will result in taxable or deductible amounts in the future based upon enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Valuation allowances have been established to reduce deferred tax assets to the amount expected to be realized.

The Company has not recognized a liability for uncertain tax positions. A reconciliation of the beginning and ending amount of unrecognized tax benefits or penalties has not been provided since there is no unrecognized benefit or penalty since the date of adoption. If there were an unrecognized tax benefit or penalty, the Company would recognize interest accrued related to unrecognized tax benefits in interest expense and penalties in operating expenses.

The Company files U.S. federal income tax returns and various states and foreign jurisdictions. The Company is no longer subject to U.S. federal, state, local, or non-U.S. income tax examinations by tax authorities for years before 2004.

Revenue is recognized from product sales when products are shipped to the customer, provided that the Company has received a valid purchase order, the price is fixed, title has transferred, collection of the associated receivable is reasonably assured, and there are no remaining significant obligations. Revenues from product development agreements are recognized as milestones and are completed in accordance with the terms of the agreements and upon shipment of products, reports or designs to the customer. Invoice amounts for sales or VAT taxes are posted to the balance sheet and not included in revenue.

New product development costs are expensed as incurred.

Stock based compensation is measured at grant date, based on the fair value of the award, and is recognized as an expense over the employee’s requisite service period.  We estimate the fair value of each stock option as of the date of grant using the Black-Scholes-Merton pricing model. Most options and restricted stock units granted under our Amended and Restated Omnibus Incentive Plan vest ratably over two to four years and generally have ten-year contract lives.  The volatility rate is based on four-year historical trends in common stock closing prices and the expected term was determined based primarily on historical experience of previously outstanding options.  The interest rate used is the United States Treasury interest rate for constant maturities. The likelihood of meeting targets for option grants that are performance based are evaluated each quarter. If it is determined that meeting the targets is probable then the compensation expense will be amortized over the remaining vesting period.

Management makes estimates and assumptions during the preparation of the Company’s consolidated financial statements that affect amounts reported in the financial statements and accompanying notes. Such estimates and assumptions could change in the future as more information becomes available, which in turn could impact the amounts reported and disclosed herein.

Financial instruments. The Company accounts for financial instruments in accordance with FASB Accounting Standards Codification (“ASC”)  820, Fair Value Measurements and Disclosures (“ASC 820”), which provides a framework for measuring fair value and expands required disclosure about fair value measurements of assets and liabilities.  ASC 820 defines fair value as the exchange price that would be received for an asset or paid to transfer a liability (an exit price) in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. ASC 820 also establishes a fair value hierarchy which requires an entity to maximize the use of observable inputs and minimize the use of unobservable inputs when measuring fair value. The standard describes three levels of inputs that may be used to measure fair value:

Level 1 - Quoted prices in active markets for identical assets or liabilities.

Level 2 - Inputs other than quoted prices included within Level 1 that are either directly or indirectly observable.

Level 3 - Unobservable inputs that are supported by little or no market activity, therefore requiring an entity to develop its own assumptions about the assumptions that market participants would use in pricing.

Fair value estimates discussed herein are based upon certain market assumptions and pertinent information available to management as of June 30, 2011.  The Company uses the market approach to measure fair value for its Level 1 financial assets and liabilities, which include cash equivalents of approximately $449,000 and $1,134,243 at June 30, 2011 and 2010, respectively.  The market approach uses prices and other relevant information generated by market transactions involving identical or comparable assets and liabilities.

The respective carrying value of certain on-balance-sheet financial instruments approximated their fair values.  These financial instruments which include cash, trade receivables, accounts payable and accrued liabilities.  Fair values were assumed to approximate carrying values for these financial instruments since they are short term in nature and their carrying amounts approximate fair values or they are receivable or payable on demand.

On August 1, 2008, the Company executed a Securities Purchase Agreement with respect to the private placement of 8% senior convertible debentures (the “Debentures”) as described in Note 16 to the accompanying consolidated financial statements. The Debentures issued were valued using observable inputs other than quoted prices (Level 2).

The Company does not have other financial or non-financial assets or liabilities that would be characterized as Level 2 or Level 3 instruments.

Derivative financial instruments. The Company accounts for derivative instruments in accordance with FASB ASC 815, Derivatives and Hedging (“ASC 815”), which requires additional disclosures about the Company’s objectives and strategies for using derivative instruments, how the derivative instruments and related hedged items are accounted for, and how the derivative instruments and related hedging items affect the financial statements.

The Company does not use derivative instruments to hedge exposures to cash flow, market or foreign currency risk.  Terms of convertible debt instruments are reviewed to determine whether or not they contain embedded derivative instruments that are required under ASC 815 to be accounted for separately from the host contract, and recorded on the balance sheet at fair value.  The fair value of derivative liabilities, if any, is required to be revalued at each reporting date, with corresponding changes in fair value recorded in current period operating results.

Freestanding warrants issued by the Company in connection with the issuance or sale of debt and equity instruments are considered to be derivative instruments.  Pursuant to ASC 815, an evaluation of specifically identified conditions is made to determine whether the fair value of warrants issued is required to be classified as equity or as a derivative liability.

Beneficial conversion and warrant valuation. The Company records a beneficial conversion feature (“BCF”) related to the issuance of convertible debt instruments that have conversion features at fixed rates that are in-the-money when issued, and the fair value of warrants issued in connection with those instruments. The BCF for the convertible instruments is recognized and measured by allocating a portion of the proceeds to the warrants, based on their allocated fair value, and as a reduction to the carrying amount of the convertible instrument equal to the intrinsic value of the conversion feature.  The discounts recorded in connection with the BCF and warrant valuation are recognized as non-cash interest expense over the term of the convertible debt, using the effective interest method.

Comprehensive income (loss) of the Company is defined as the change in equity (net assets) of a business enterprise during a period from transactions and other events and circumstances from non-owner sources.  It includes all changes in equity during a period except those resulting from investments by owners and distributions to owners.  Comprehensive income (loss) has two components, net income (loss) and other comprehensive income (loss), and is included on the statement of stockholders’ equity. Our other comprehensive income (loss) consists of the foreign currency translation adjustment. For more information see Note 14 to the accompanying consolidated financial statements.

Business segments are required to be reported by the Company. As the Company only operates in principally one business segment, no additional reporting is required.

Reclassifications of certain items have been reclassified in the fiscal 2010 financial statements to conform to the fiscal 2011 presentation.

Recent accounting pronouncements issued by FASB (including EITF), the AICPA and the SEC did not or are not believed by management to have a material impact on the Company’s financial statements.

3.           Inventories – net

The components of inventories include the following:

	June 30, 2011	June 30, 2010

Raw materials	$806,024	$500,515
Work in process	604,788	423,104
Finished goods	318,076	291,098
Reserve for obsolescence	(106,251)	(77,039)
	$1,622,637	$1,137,678

During fiscal years 2011 and 2010 the Company evaluated all reserved items and disposed of $93,400 and $208,000, respectively, of parts and wrote them off against the reserve.

4.    Property and Equipment – net

Property and equipment consist of the following:

	Estimated	June 30,	June 30,
	Life (Years)	2011	2010

Manufacturing equipment	5 - 10	$3,226,898	$3,988,169
Computer equipment and software	3 - 5	257,451	308,252
Furniture and fixtures	5	86,299	170,045
Leasehold improvements	5 - 7	787,685	793,138
Construction in progress		227,654	355,109
Tooling	1 - 5	1,135,738	733,037
Total Property and Equipment		5,721,725	6,347,750

Less accumulated depreciation and amortization		3,348,703	4,003,058
Total property and equipment, net		$2,373,022	$2,344,692

During fiscal years 2011 and 2010, fully depreciated manufacturing equipment and computer equipment in the amount of $1,496,500 and $3,682,600, respectively, was written off as abandoned assets.

5.    Intangible Assets – net

 Intangible assets consist of the following:

	June 30, 2011		June 30, 2010

Gross carrying amount	$621,302		$621,303
Accumulated amortization	(520,169)		(487,302)
Net carrying amount	$101,133	#	$134,001

 Amortization expense related to intangible assets totaled approximately $33,000 during the fiscal years ended June 30, 2011 and 2010.

The amount of the June 30, 2011, net intangible asset value is expected to be fully amortized by the end of fiscal 2015, with annual amortization estimated as follows:

2012	2013	2014	2015	Total
32,868	32,868	32,868	2,529	101,133

6. Accounts Payable

The accounts payable balance includes $43,200 of related party transactions for board of directors’ fees for both June 30, 2011 and June 30, 2010.

7.    Stockholders’ Equity

 Preferred stock—The Company’s preferred stock consists of the following:

Authorized 5,000,000 shares of Series D preferred stock, $.01 par value. The stockholders of Series D preferred stock are entitled to one vote for each share held.

Common stock—The Company’s common stock consists of the following:

Authorized 40,000,000 shares of Class A common stock, $.01 par value. The stockholders of Class A common stock are entitled to one vote for each share held.

In August 2009, the Company executed a Securities Purchase Agreement with thirty-three institutional and private investors with respect to a private placement of an aggregate of 1,298,827 shares of our Class A common stock, $0.01 par value (the “Common Stock”) at $1.26 per share and warrants to purchase 649,423 shares of our Common Stock at an exercise price of $1.73 per share (the “August 2009 Warrants”). The August 2009 Warrants are exercisable for a period of five years beginning on February 19, 2010. We received aggregate gross cash proceeds from the issuance of the Common Stock (exclusive of proceeds from any future exercise of the August 2009 Warrants) in the amount $1,636,500.  We used the funds to provide working capital for our operations. See note 17 to these Consolidated Financial Statements for more details on this transaction.

In April 2010, the Company executed a Securities Purchase Agreement with seven institutional and private investors, with respect to a private placement of an aggregate of 507,730 shares of the Company’s Common Stock at $2.20 per share for all non-insider purchasers, and warrants to purchase 50,776 shares of Common Stock (the “April 2010 Warrants”). The April 2010 Warrants have an exercise price of $2.48 per share, are exercisable after October 8, 2010, and have a five-year term. The Company received aggregate gross cash proceeds from the issuance of the Common Stock (exclusive of proceeds from any future exercise of the April 2010 Warrants) in the amount $1,117,000.  The Company used the funds to provide working capital for its operations.  Among the investors were J. James Gaynor and Louis Leeburg, both of whom are directors or officers of LightPath, who paid $2.2325 per share of Common Stock.  See note 17 to these Consolidated Financial Statements for more details on this transaction.

Warrants

Warrants shares outstanding at June 30, 2011, equal 2,656,492 and include the following:
•
a warrant to purchase up to 100,000 shares of Class A common stock at $3.20 per share at any time through September 29, 2013 issued to Robert Ripp on September 29, 2003 in connection with his providing a line of credit to the Company;

•	warrants to purchase up to 219,000 shares of Class A common stock at $7.41 per share at any time through September 20, 2011 in connection with a private placement financing in fiscal 2006;
•
warrants to purchase up to 73,000 shares of Class A common stock at $7.41 per share at any time  through September 20, 2011 issued to Dawson James and its designees as partial compensation for acting as placement agent in connection with a private placement financing in fiscal 2006;

•
warrants to purchase up to 238,750 shares of Class A common stock at $5.50 per share and warrants to purchase up to 71,250 shares of Class A common stock at $2.61 at any time through January 26, 2013 in connection with a private placement financing in fiscal 2008;

•
warrants to purchase up to 605,771 shares of Class A common stock at $1.68 per share and warrants to purchase up to 332,841 shares of Class A common stock at $1.89 at any time through August 1, 2013 in connection with the sale of convertible debentures in fiscal 2009;

•
warrants to purchase up to 332,102 shares of Class A common stock at $0.87 per share at any time through December 31, 2013 in connection with a conversion of 25% of the convertible debentures in fiscal 2009;

•	warrants to purchase up to 582,229 shares of Class A common stock at $1.73 per share at any time through February 19, 2015 in connection with a private placement financing in fiscal 2010; and
•	warrants to purchase up to 101,549 shares of Class A common stock at $2.48 per share at any time through October 8, 2015 in connection with a private placement financing in fiscal 2010.

 8.    Income Taxes

Due to the Company’s losses from operations, there was no provision for income taxes and no taxes were paid during the years ended June 30, 2011 and 2010. The tax effects of temporary differences that give rise to significant portions of deferred tax assets and deferred tax liabilities are as follows at June 30:

	2011	2010

Deferred tax assets:
Net operating loss and credit carryforwards	$36,370,000	$35,894,000
Capital loss and R&D credits	1,397,000	1,327,000
Research development expenses	708,000	653,000
Inventory	80,000	58,000
Accrued expenses and other	394,000	485,000
Gross deferred tax assets	38,949,000	38,417,000
Valuation allowance for deferred tax assets	(38,558,000)	(38,004,000)
Total deferred tax assets	391,000	413,000
Deferred tax liabilities:
Depreciation and other	(391,000)	(413,000)
Net deferred tax liability	$-	$-

The reconciliation of income tax attributable to operations computed at the United States federal statutory tax rates and the actual tax provision of zero results primarily from the change in the valuation allowance.

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized.  The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible.  Management considers the scheduled reversal of deferred tax liabilities, projected future taxable income, and tax planning strategies in making this assessment.  In order to fully realize the deferred tax asset, the Company will need to generate future taxable income of approximately $96 million prior to the expiration of net operating loss carry-forwards from 2012 through 2031.  Based on the level of historical taxable income, management has provided for a valuation adjustment against the deferred tax assets of $38,558,000 at June 30, 2011, a decrease of approximately $554,000 over June 30, 2010.

At June 30, 2011, the Company has net operating loss carry forwards for Federal income tax purposes of approximately $96 million, which will expire from 2012 through 2031, if not utilized. The Company also has research and development credit carry forwards of approximately $1,397,000, which will expire beginning in 2012 through 2030, if not utilized. A portion of the net operating loss carry forwards may be subject to certain limitations of the Internal Revenue Code Section 382 which would restrict the annual utilization in future periods due principally to changes in ownership in prior periods.

9.    Compensatory Equity Incentive Plan and Other Equity Incentives

Share-based payment arrangements — The Company’s Amended and Restated Omnibus Incentive Plan (the “Plan”) included several available forms of stock compensation of which incentive stock options, non-qualified stock options and restricted stock awards have been granted to date.

These plans are summarized below:

		Award Shares	Available for
	Award Shares	Outstanding	Issuance
	Authorized	at June 30,	at June 30,
Equity Compensation Arrangement		2011	2011
Amended and Restated Omnibus Incentive Plan	1,715,625	934,933	335,299
Employee Stock Purchase Plan	200,000	-	133,193

	1,915,625	934,933	468,492

The 2004 Employee Stock Purchase Plan (“ESPP”) permits employees to purchase shares of Class A common stock through payroll deductions, which may not exceed 15% of an employee’s compensation, at a price not less than 85% of the market value of the stock on specified dates (June 30 and December 31). In no event may any participant purchase more than $25,000 worth of shares of Class A common stock in any calendar year and an employee may purchase no more than 4,000 shares on any purchase date. This discount of $1,224 and $764 for fiscal 2011 and 2010, respectively, is included in selling, general and administrative expense in the accompanying financial statements.

Grant Date Fair Values and Underlying Assumptions; Contractual Terms—The Company estimates the fair value of each stock option as of the date of grant. The Company uses the Black-Scholes pricing model. The ESPP fair value is the amount of the discount the employee obtains at the date of the purchase transaction.

For stock options and restricted stock units (“RSUs”) granted in the years ended June 30, 2011 and 2010, the Company estimated the fair value of each stock award as of the date of grant using the following assumptions:

	Year ended	Year ended
	June 30, 2011	June 30, 2010
Expected volatility	117%	131%
Weighted-average expected volatility	117%	131%
Dividend yields	0%	0%
Risk-free interest rate	1.18% - 1.47%	1.34%
Expected term, in years	3 - 7	3-7

Most awards granted under the Company’s Plan vest ratably over two to four years and generally have three-year to ten-year contract lives.  The initial assumed forfeiture rate used in calculating the fair value of option grants with both performance and service conditions was 20% for 2011 and 44% for 2010.  The forfeiture rate for RSUs was 0% for both 2011 and 2010. The volatility rate is based on historical trends in Class A common stock closing prices and the expected term was determined based primarily on historical experience of previously outstanding awards.  The interest rate used is the treasury interest rate for constant maturities. The forfeiture rate for RSUs for directors is 0% because upon termination of service as a director, all outstanding RSUs immediately vest.

 Information Regarding Current Share-based Payment Awards—A summary of the activity for share-based payment awards in the years ended June 30, 2011 and 2010 is presented below:

				Restricted
		Stock Options		Stock Units
		Weighted-	Weighted-		Weighted-
		Average	Average		Average
		Exercise	Remaining		Remaining
		Price	Contract		Contract
	Shares	(per share)	Life (YRS)	Shares	Life (YRS)
June 30, 2009	369,940	$8.10	7.6	304,700	0.9

Granted	100,000	2.66	9.6	75,000	2.6
Exercised	(7,993)	1.05	8.5	(20,000)	-
Cancelled	(24,306)	19.86	5.7	-	-

June 30, 2010	437,641	$6.33	7.3	359,700	0.7
	-

Granted	77,500	2.87	9.3	75,000	2.0
Exercised	(7,270)	1.05	7.5	-	-
Cancelled	(7,638)	192.20	-	-	-

June 30, 2011	500,233	$3.01	6.9	434,700	0.9
	-

Awards exercisable/
vested as of
June 30, 2011	317,733	$3.18	5.9	234,700	-

Awards unexercisable/
unvested as of
June 30, 2011	182,500	$2.71	8.6	200,000	0.9
	500,233			434,700

	Stock
	Options	RSU	All Awards
Weighted-average fair value
of share awards granted for the year ended
June 30, 2011	$2.47	$2.69	$2.58

The total intrinsic value of share options exercised for years ended June 30, 2011 and 2010 was $11,174 and $4,156, respectively.

The total intrinsic value of shares options outstanding and exercisable at both June 30, 2011 and 2010 was $26,966 and $32,441 respectively.

The total fair value of shares options vested during the years ended June 30, 2011 and 2010 was $223,706 and $601,958, respectively.

The total intrinsic value of RSUs exercised during the years ended June 30, 2011 and 2010 was $0 and $31,400, respectively.

The total intrinsic value of RSUs outstanding and exercisable at June 30, 2011 and 2010 was $361,438 and $289,979, respectively.

The total fair value of RSUs vested during the years ended June 30, 2011 and 2010 was $65,000 and $578,240, respectively.

As of June 30, 2011 there was $445,383 of total unrecognized compensation cost related to non-vested share-based compensation arrangements (including share options and restricted stock units) granted under the Omnibus Incentive Plan.  The cost expected to be recognized as follows:

		Restricted
	Stock	Stock
	Options	Units	Total
Year ended June 30, 2012	$74,293	$132,672	$206,965
Year ended June 30, 2013	63,324	96,284	159,608
Year ended June 30, 2014	48,522	22,434	70,956
Year ended June 30, 2015	7,854	-	7,854
Year ended June 30, 2016	-	-	-
	$193,993	$251,390	$445,383

The table above does not include shares of Class A common stock under the Company’s ESPP, which has purchase settlement dates in the second and fourth fiscal quarters. The Company’s ESPP is not administered with a look back option provision and, as a result, there is not a population of outstanding option grants during the employee contribution period.

RSU awards vest immediately or from two to four years from the grant date.

The Company issues new shares of Class A common stock upon the exercise of stock options. The following table is a summary of the number and weighted-average grant date fair values regarding our unexercisable/unvested awards as of June 30, 2011 and changes during the year then ended:

Unexercisable/unvested awards	Stock			Weighted-Average
	Options	RSU	Total	Grant Date Fair Values
	Shares	Shares	Shares	(per share)
June 30, 2009	201,094	141,670	342,764	$2.24
Granted	100,000	75,000	175,000	2.26
Vested	(110,154)	(41,670)	(151,824)	6.39
Cancelled/Issued/Forfeited	(10,940)	-	(10,940)	5.42
June 30, 2010	180,000	175,000	355,000	$2.24
Granted	77,500	75,000	152,500	2.58
Vested	(75,000)	(50,000)	(125,000)	2.31
Cancelled/Issued/Forfeited	-	-	-	-
June 30, 2011	182,500	200,000	382,500	$2.53

Acceleration of Vesting— The Company has not accelerated the vesting of any stock options or RSUs.

Financial Statement Effects and Presentation—The following table shows total stock-based compensation expense for the years ended June 30, 2011 and 2010 included in the Consolidated Statement of Operations:

	Year Ended	Year Ended
	June 30,	June 30,
	2011	2010

Stock options	$100,765	$88,044

RSU	145,383	72,372

Total	$246,149	$160,416

The amounts above were included in:
General & administrative	$226,215	$130,759
Cost of sales	8,765	15,927
New Product Development	11,169	13,730
	$246,149	$160,416

 10.    Net Loss Per Share

Basic net loss per share is computed based upon the weighted-average number of shares of Class A common stock outstanding during each period presented. The computation of diluted net loss per common share does not differ from the basic computation because potentially issuable securities would be anti-dilutive. The following outstanding securities were not included in the computation of diluted earnings per share at June 30, 2011: stock options and unvested restricted stock awards to acquire 934,933 shares of Class A common stock, and warrants to acquire 2,656,492 shares of Class A common stock and 706,169 shares of Class A common stock that would be issued for the convertible debentures. The following outstanding securities were not included in the computation of diluted earnings per share at June 30, 2010: stock options and unvested restricted stock awards to acquire 797,341 shares of Class A common stock, and warrants to acquire 2,901,286 shares of Class A common stock and 1,256,006 shares of Class A common stock that would be issued for the convertible debentures.

11.    Defined Contribution Plan

The Company discontinued its profit sharing plan that permitted participants to make contributions by salary reduction pursuant to Section 401(k) of the Internal Revenue Code of 1986, as amended, in January 2009.  Effective January 1, 2009, the Company transferred all plan assets to the ADP Total Source 401(k) plan. The ADP plan is a defined 401(k) contribution plan which all employees, over the age of 21, are eligible to participate in after three months of employment. The Company matched 25% of the first 6% of employee contributions until February 27, 2009 when the match was eliminated. Currently there are 18 employees who are enrolled in this program. The 401(k) contribution plan is administered by a third party. Annual discretionary contributions, if any, are made by the Company to match a portion of the funds employees contribute. The Company made no matching contributions during the fiscal years ended June 30, 2010 and 2011.

12.    Lease Commitments

The Company has operating leases for office space. At June 30, 2011, the Company has a lease agreement for a manufacturing and office facility in Orlando, Florida (the “Orlando Lease”). The Orlando Lease, which is for a six-year original term with renewal options, expires February 2015.

As of June 30, 2011, the Company has a lease agreement for a manufacturing and office facility in Shanghai, China (the “China Lease”). The China Lease, which is for a five-year original term with renewal options, expires April 2015.

Rent expense totaled $528,522 and $535,932 during the years ended June 30, 2011 and 2010, respectively.

The approximate future minimum lease payments under operating leases at June 30, 2011 were as follows:

Fiscal year ending June 30,	Operating Lease

2012	446,452
2013	457,572
2014	456,556
2015	269,067
Total Minimum Payments	1,629,647

 13.   Contingencies

The Company from time to time is involved in various legal actions arising in the normal course of business. Management, after reviewing with legal counsel all of these actions and proceedings, believes that the aggregate losses, if any, will not have a material adverse effect on the Company’s financial position or results of operations.

14. Foreign Operations

Assets and liabilities denominated in non-U.S. currencies are translated at rates of exchange prevailing on the balance sheet date, and revenues and expenses are translated at average rates of exchange for the period. Gains or losses on the translation of the financial statements of a non-U.S. operation, where the functional currency is other than the U.S. dollar, are reflected as a separate component of equity which was a $50,593 and $23,466 gain at June 30, 2011 and 2010, respectively.   The Company as of June 30, 2011 had approximately $4,079,000 in assets and $3,264,000 in net assets located in China. The Company as of June 30, 2010 had approximately $2,266,000 in assets and $1,714,000 in net assets located in China.

15.  Significant Suppliers and Customers

We utilize a number of glass compositions for the manufacture of our molded glass aspheres and lens array products. We purchase glass from Hikari, Ohara, CDGM and other suppliers.

Base optical materials, used in both GRADIUM and collimator products, are manufactured and supplied by a number of major optical and glass manufacturers. Optical fiber and collimator housings are manufactured and supplied by a number of major manufacturers.

We currently purchase a few key materials from single or limited sources. The polarizing glass used in our isolator products is supplied by Corning USA and Hoya. Garnet and other crystals used in our isolator products are provided by Integrated Photonics.

In fiscal 2011, sales to three customers individually comprised at least 5% of our annual sales, with sales to Thorlabs at 9%, sales to Crimson Trace at 7%, and sales to Edmunds Industrial Optics at 6%. The loss of any of these customers, or a significant reduction in sales to any such customer, may adversely affect our revenues.

In fiscal 2010 sales to four customers individually comprised at least 5% of our annual sales, with sales to Crimson Trace at 12%, sales to AMS Technologies AG at 12%, sales to Thorlabs at 7% and sales to Edmunds Industrial Optics at 6%. The loss of any of these customers, or a significant reduction in sales to any such customer, would adversely affect our revenues.

16. Convertible Debentures

On August 1, 2008, we executed a Securities Purchase Agreement with twenty-four institutional and private investors with respect to the private placement of 8% senior convertible debentures (the “Debentures”). The Debentures are secured by substantially all of our previously unencumbered assets pursuant to a Security Agreement and are guaranteed by our wholly-owned subsidiaries, Geltech and LPOI pursuant to a Subsidiary Guarantee.  The sale of the Debentures generated gross proceeds of approximately $2.9 million and net proceeds of $2.7 million.  We used the funds to provide working capital for our operations.  Among the investors were Steven Brueck, J. James Gaynor, Louis Leeburg, Robert Ripp, Gary Silverman and James Magos, all of whom were directors or officers of LightPath as of August 1, 2008. Mr. Magos resigned effective September 2, 2008.

The original maturity date of the Debentures was August 1, 2011, on which date the outstanding principal amount of the Debentures would have been due.  Interest of $39,053 was due on October 1, 2008 and was prepaid by the Company on August 1, 2008 by issuing 27,893 shares of Class A common stock in payment of such interest based upon the closing price of $1.40 per share (the “October Interest Shares”).  The interest accruing on the Debentures from October 1, 2008 to August 1, 2011 was prepaid by issuing Class A common stock in December 2008.

Upon issuance, the Debentures were immediately convertible into 1,901,948 shares of Class A common stock, based on a conversion price of $1.54 per share, which was 110% of the closing bid price of our common stock on the NASDAQ Capital Market on July 31, 2008. Investors also received warrants to purchase up to 950,974 shares of our common stock (the “Warrants”).  The Warrants are exercisable for a period of five years beginning on August 1, 2008 with 65% of the Warrants, exercisable for 618,133 shares, priced at $1.68 per share and the remaining 35% of the Warrants, exercisable for 332,841 shares, priced at $1.89 per share.

Investors who participated in our July 2007 offering were offered an incentive to invest in the debenture offering.  Four investors from the July 2007 offering participated in the debenture offering and as a result we reduced the exercise price of the warrants they received in the July 2007 offering from $5.50 per share to $2.61 per share.  The reduced exercise price lowered potential proceeds on the exercise of the warrants from the July 2007 offering by $119,212 to $107,663.  Additionally, such investors were issued an aggregate of 73,228 shares of common stock (the “Incentive Shares”), valued at $75,131.

We paid a commission to the exclusive placement agent for the offering, First Montauk Securities Corp. (“First Montauk”), in an amount equal to $216,570 plus costs and expenses.  We also issued to First Montauk and its designees warrants to purchase an aggregate of 190,195 shares of our Class A common stock at an exercise price equal to $1.68 per share, which was 120% of the closing bid price of the our common stock on the NASDAQ Capital Market on July 31, 2008. The warrants were valued at $194,057 using the Black-Scholes-Merton pricing model and were recorded as debt costs. The warrants are exercisable for a period of five years beginning on August 1, 2008.  In addition, the exercise price of 50% of the warrants previously issued to First Montauk and its designees at the closing of the July 2007 offering was reduced from $5.50 to $2.61 per share. This reduced warrant exercise price lowered potential proceeds on the exercise of the warrants issued to First Montauk from the July 2007 offering by $115,600 to $104,400.

The private placement was exempt from the registration requirements of the Securities Act of 1933, as amended (the "Act"), pursuant to Section 4(2) of the Act (in that we sold the Debentures, Warrants and shares of Class A common stock in a transaction not involving any public offering) and pursuant to Rule 506 of Regulation D promulgated thereunder.  The shares into which the Debentures are convertible, the shares issuable upon exercise of the Warrants, the October Interest Shares and the Incentive Shares have been registered for resale under the Act.  The registration was declared effective on October 16, 2008.

The Warrants and the Incentive Shares issued to the debenture holders were valued at issuance at $790,830 and recorded as a discount on the debt. The Incentive Shares were valued using the fair market value of the Company’s Class A common stock on the date of issuance. The Warrants were valued using the Black-Scholes-Merton valuation model using assumptions similar to those used to value the Company’s stock options and RSUs. In addition a beneficial conversion feature associated with the Debentures was valued at the date of issuance at $600,635 and was recorded as a discount on the debt. The total debt discount of $1,391,465 was amortized using the effective interest method over the original 36-month term of the Debentures and was subsequently adjusted for the extension of the maturity date of the Debentures as discussed below.

We also incurred debt issuance costs associated with the issuance of the Debentures of $554,308 which were amortized over the original 36-month term using the effective interest method, adjusted for accelerated conversions of the Debentures and the extension of the maturity date of the Debentures as discussed below.  The costs were for broker commissions, legal and accounting fees, filing fees and $194,057 representing the fair value of the 190,195 warrants shares issued to First Montauk.  We used the Black-Scholes-Merton model to determine fair value of the warrants issued to First Montauk. The warrants carry a five year term, expiring on August 1, 2013, and are immediately exercisable at a per share price of $1.68 for one-third of the warrants and $1.89 for two-thirds of the warrants. For the years ended June 30, 2011 and 2010, $118,977 and $147,550, respectively of the debt issuance costs were amortized through interest expense on the consolidated statement of operations.

On December 31, 2008, the Debentures were amended to allow debenture holders to convert 25% of their Debentures into shares of Class A common stock.  As a result, $732,250 of the Debentures were converted into 475,496 shares of Class A common stock.  As an inducement to partially convert the Debentures, we issued additional warrants (valued at $215,975 using the Black-Scholes-Merton method and recorded as interest expense) and prepaid the interest of $453,993 on the unconverted portion of the Debentures through the original maturity date of August 1, 2011, which resulted in the issuance of 589,614 shares of Class A common stock.  The interest payment of $58,580 for the quarter ended December 31, 2008 resulted in the issuance of 76,078 shares of Class A common stock.  As a result of the Debenture conversion, $304,382 of debt discount was written off to interest expense.   On May 29, 2009 we filed a registration statement to register the additional interest shares and the shares underlying the warrants, both of which were issued in December 2008. The registration statement was declared effective on June 16, 2009.

During the year ended June 30, 2011, the Company’s debt obligations were reduced by $832,500 through the conversions of certain of the Debentures into shares of Class A common stock. Costs associated with the conversion of these Debentures were $6,749, which reduced the proceeds recognized. These  transactions increased interest expense by $101,300 for the year ending June 30, 2011, reflecting debt issue costs, prepaid interest and discount on the debt that were written off as a result of the debt conversions of certain of the Debentures into shares of Class A common stock. During the fiscal year ended June 30, 2010, the Company’s debt obligations were reduced by $262,500 through conversion of certain of the Debentures into shares of Class A common stock.

On March 30, 2011 debenture holders holding approximately 98.71% of the outstanding principal amount of the Debentures consented to an amendment to extend the maturity date of the Debentures from August 1, 2011 to August 1, 2013. The one debenture holder electing not to participate in the extension was paid all amounts due under the Debenture held by such holder, or $14,250, in April 2011. Pursuant to the terms of the amendment, interest will be prepaid in shares of our Class A common stock annually each August. The extension of the maturity date of the Debentures was determined to be substantial and therefore triggered “debt extinguishment” accounting under ASC 470-50-40. The Debentures are hybrid financial instruments that blend characteristics of both debt and equity securities.  The Debentures embody settlement alternatives to the holder providing for either redemption of principal and interest in cash (forward component) or conversion into shares of our Class A common stock (embedded conversion feature).  As a result of the debt extinguishment accounting, $63,692 of the unamortized debt discount and $25,372 of unamortized debt issuance costs were written off to loss on extinguishment of debt. The calculated fair value of the amended Debentures as of March 31, 2011 was $1,706,919, and included $924,844 for the forward component and $782,075 for the embedded conversion feature.  The forward component was valued using the present value of discounted cash flows arising from the contractual principal and interest payment terms and the embedded conversion feature was valued using a Monte Carlo simulations method. The fair value of the amended Debentures exceeded the carrying value of the Debentures just prior to the amendment date by $619,419 which represents a premium. Approximately 93% of the Debentures are held by related parties and as such $576,700 of the premium was considered a capital contribution and was not included in the loss on extinguishment and therefore had no impact on additional paid in capital. The remaining $42,719 of the premium was associated with Debentures to non-related parties and thus was recorded to loss on extinguishment of debt and additional paid in capital.

For the years ended June 30, 2011 and 2010, $316,693 and $370,385, respectively, of the amortized debt discount was amortized through interest expense on the consolidated statement of operations. The unamortized debt discount was $0 and $380,385 as of June 30, 2011 and 2010, respectively.

Total principal outstanding on the Debentures and the gross amount outstanding for directors, officers and stockholders purchases under the Debentures was $1,087,500 and $1,012,500, respectively at June 30, 2011, and $816,397 and $737,468, respectively, at June 30, 2010.

We can force the debenture holders to convert the Debentures into shares of our Class A common stock if our stock price exceeds $5.00 per share. A forced conversion of the Debentures would include a 10% premium on the face amount.  No payment of dividends may be made while the Debentures are outstanding.

17. Private Common Stock Placements

August 2009:

On August 19, 2009, we executed a Securities Purchase Agreement with thirty-three institutional and private investors with respect to a private placement of an aggregate of 1,298,827 shares of our Class A common stock, $0.01 par value at $1.26 per share and warrants to purchase 649,423 shares of our Class A common stock at an exercise price of $1.73 per share (the “August 2009 Warrants”). The August 2009 Warrants are exercisable for a period of five years beginning on February 19, 2010. We received aggregate gross cash proceeds from the issuance of the Class A common stock (exclusive of proceeds from any future exercise of the August 2009 Warrants) in the amount $1,636,500.  We used the funds to provide working capital for our operations.

The Company paid a commission to the exclusive placement agent for the offering, Garden State Securities, Inc. (“Garden State”), in an amount equal to $148,100 plus costs and expenses.  The Company also issued to Garden State and its designees warrants to purchase an aggregate of 155,860 shares of our Class A common stock at exercise price equal to $1.73 per share, for a five-year term beginning February 19, 2010.  Legal and other expenses to register the shares of $71,310 were netted against the proceeds.

The private placement is exempt from the registration requirements of the Act, pursuant to Section 4(2) of the Act (in that the shares of Class A common stock and August 2009 Warrants were sold by the Company in a transaction not involving any public offering) and pursuant to Rule 506 of Regulation D promulgated thereunder. The shares of Class A common stock and the shares of Class A common stock underlying the August 2009 Warrants have been registered for resale under the Act. The registration statement was declared effective on October 21, 2009.

April 2010:

On April 8, 2010, the Company executed a Securities Purchase Agreement with seven institutional and private investors, with respect to a private placement of an aggregate of 507,730 shares of Class A common stock at $2.20 per share for all non-insider purchasers, and warrants to purchase 50,776 shares of Class A common stock  (the “April 2010 Warrants”). The April 2010 Warrants have an exercise price of $2.48 per share, are exercisable after October 8, 2010, and have a five-year term. The Company received aggregate gross cash proceeds from the issuance of the Class A common stock (exclusive of proceeds from any future exercise of the April 2010 Warrants) in the amount $1,117,006.  The Company used the funds to provide working capital for its operations.  Among the investors were J. James Gaynor and Louis Leeburg, both of whom are directors or officers of LightPath, who paid $2.2325 per share of Class A common stock.

The Company paid a commission to the exclusive placement agent for the offering, Garden State in an amount equal to $88,610 plus costs and expenses.  The Company also issued to Garden State and its designees warrants to purchase of an aggregate of 50,773 shares of Class A common stock at exercise price equal to $2.48 per share.  The warrants have a five-year term and are exercisable by Garden State and its designees after October 8, 2010.

The private placement is exempt from the registration requirements of the Act, pursuant to Section 4(2) of the Act (in that the shares of Class A common stock and the April 2010 Warrants were sold by the Company in a transaction not involving any public offering) and pursuant to Rule 506 of Regulation D promulgated thereunder. The shares of Class A common stock and the shares of Class A common stock underlying the April 2010 Warrants have been registered for resale under the Act. The registration statement was declared effective on May 20, 2010.

18. D&O Proceeds

In 2000, a group of holders of Class E Common Stock commenced an action in a state court in Texas (the “Texas Action”). Plaintiffs in the Texas Action made various allegations regarding the circumstances surrounding the issuance of the Class E Common Stock and sought damages based upon those allegations. On May 26, 2006, the Texas Supreme Court denied the plaintiffs' motion for rehearing of the denial of the petition for review.  No further review was sought by the plaintiffs.  The summary judgment in favor of the Company as to all claims asserted by the plaintiffs is now final and the case is closed.

In May 2008, we submitted a claim against our D&O carrier, Reliance Insurance Company (“Reliance”), for reimbursement of legal fees incurred in connection with the Texas Action. Reliance had previously filed for bankruptcy. In April 2009 we received notice of a proposed determination as to our claim arising from the Reliance D&O Policy.  The full $1 million limit claimed would be allowed as a Class B claimant.  An initial payment on September 9, 2009 in the amount of $276,376 was recorded as a reduction in legal expenses for the year ended June 30, 2010. A Notice of Determination reflecting the balance of our claim was to proceed under the court approved liquidation process for Reliance. In December 2009 we sold the balance of our claim against Reliance, and the rights to collect such future distributions, if any, to a third party in exchange for immediate cash proceeds of $280,000.  Total proceeds of $556,376 were recorded as a reduction in legal expenses in the consolidated statement of operations for the year ended June 30, 2010. These funds are not subject to repayment if the claim is not ultimately paid.

End of Consolidated Financial Statements

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13.                      Other Expenses of Issuance and Distribution.

The following table sets forth the various expenses (other than the underwriters’ discounts) to be incurred in connection with the offering of the securities being registered hereby, all of which will be borne by the Company. All of the amounts shown are estimated except the SEC registration fees.

SEC registration fee	$___________*
FINRA filing fee	$___________*
Legal fees and expenses (including Blue Sky)	$___________*
Accounting fees and expenses	$___________*
Miscellaneous fees and expenses	$___________*

Total	$ __________ *

* To be provided by filing an amendment.

Item 14.         Indemnification of Directors and Officers.

Section 145 of the Delaware General Corporation Law (“DGCL”) makes provision for the indemnification of officers and directors of corporations in terms sufficiently broad to indemnify the officers and directors of the Company under certain circumstances from liabilities (including reimbursement of expenses incurred) arising under the Securities Act.  Section 102(b)(7) of the DGCL permits a corporation to provide in its certificate of incorporation that a director of the corporation shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases, or (iv) for any transaction from which the director derived an improper personal benefit.

As permitted by the DGCL, the Company’s certificate of incorporation, as amended (the “Charter”) provides that the personal liability of each member of the Company’s board of directors to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director is eliminated.  The effect of this provision in the Charter is to eliminate the rights of the Company and its stockholders (through stockholders’ derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director thereof (including breaches resulting from negligent or grossly negligent behavior) except in the situations described in clauses (i)-(iv), inclusive, above.  Specifically, Article TENTH of the Charter provides as follows:

TENTH:  No director of the corporation shall be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that the foregoing clause shall not apply to any liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) for any transaction from which the director derived an improper personal benefit, or (iv) under Section 174 of the GCL.  This Article shall not eliminate or limit the liability of a director for any act or omission occurring prior to the time this Article became effective.

In addition, Article VII of the Company’s Bylaws provides, in summary, that the Company is required to indemnify to the fullest extent permitted by applicable law, any person made or threatened to be made a party or involved in a lawsuit, action or proceeding by reason that such person is or was an officer, director, employee or agent of the Company.  Indemnification is against all liability and loss suffered and expenses reasonably incurred to the fullest extent permitted by applicable law.  Unless required by law, no such indemnification is required by the Company of any person initiating such suit, action or proceeding without board authorization.  Expenses are payable in advance if the indemnified party agrees to repay the amount if he is ultimately found to not be entitled to indemnification.

The Bylaws further provide that the indemnification rights provided for in the Bylaws shall not be deemed exclusive of any other rights to the indemnified party under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, we have been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

The Company provides indemnity insurance pursuant to which officers and directors are indemnified or insured against liability or loss under certain circumstances, which may include liability or related loss under the Securities Act and the Exchange Act.

Item 15.         Recent Sales of Unregistered Securities

August 2008 Private Placement

On August 1, 2008, the Company executed a Securities Purchase Agreement with respect to the private placement of 8% senior convertible debentures (the “Debentures”). The Debentures are secured by substantially all of its previously unencumbered assets pursuant to a Security Agreement and are guaranteed by Company’s wholly-owned subsidiaries, Geltech Inc. and LightPath Optical Instrumentation (Shanghai) Co., Ltd pursuant to a Subsidiary Guarantee.  The sale of the Debentures generated gross proceeds of approximately $2,929,000 and net proceeds of $2,672,430.  The net proceeds were used to provide working capital for Company’s operations.  Among the investors were Steven Brueck, J. James Gaynor, Louis Leeburg, Robert Ripp, Gary Silverman and James Magos, all of whom were directors or officers of LightPath as of August 1, 2008. Mr. Magos resigned effective September 2, 2008.

The original maturity date of the Debentures was August 1, 2011, on which date the outstanding principal amount of the Debentures would have been  due.  Interest of $39,053 was due on October 1, 2008 and was prepaid by the Company on August 1, 2008 by issuing 27,893 shares of Class A common stock in payment of such interest based upon the closing price of $1.40 per share.  The remaining interest on the Debentures was prepaid by issuing Class A common stock in December 2008.

Upon issuance, the Debentures were immediately convertible into 1,901,948 shares of Class A common stock, based on a conversion price of $1.54 per share, which was 110% of the closing bid price of Class A common stock on the NASDAQ Capital Market on July 31, 2008. Investors also received warrants to purchase up to 950,974 shares of Class A common stock (the “Debenture Warrants”).  The Debenture Warrants are exercisable for a period of five years beginning on August 1, 2008 with 65% of the Debenture Warrants, exercisable for 618,133 shares, priced at $1.68 per share and the remaining 35% of the Debenture Warrants, exercisable for 332,841 shares, priced at $1.89 per share.  If all of the Debenture Warrants were exercised at that time, the Company would have received additional proceeds in the amount of $1,645,184.

Investors who participated in the Company’s July 2007 common stock private placement were offered an incentive to invest in the convertible debenture offering.  Four investors from the July 2007 offering participated in the convertible debenture offering and as a result the Company reduced the exercise price of the warrants they received in the July 2007 offering from $5.50 per share to $2.61 per share.  The reduced exercise price lowered potential proceeds on the exercise of the warrants from the July 2007 offering by $119,212 to $107,663.  Additionally, such investors were issued an aggregate of 73,228 shares of Class A common stock (the “Incentive Shares”), valued at $75,131.

The Company paid a commission to the exclusive placement agent for the convertible debenture offering, First Montauk Securities Corp. (“First Montauk”), in an amount equal to $216,570 plus costs and expenses.  The Company also issued to First Montauk and its designees warrants to purchase an aggregate of 190,195 shares of Class A common stock at an exercise price equal to $1.68 per share, which was 120% of the closing bid price of Class A common stock on the NASDAQ Capital Market on July 31, 2008. In addition, the exercise price of 50% of the warrants previously issued to the First Montauk and its designees at the closing of the July 2007 offering was reduced from $5.50 to $2.61 per share. This reduced warrant exercise price lowered potential proceeds on the exercise of the warrants issued to First Montauk from the July 2007 offering by $115,600 to $104,400.

This private placement was exempt from the registration requirements of the Securities Act pursuant to Section 4(2) of the Securities Act (in that the Company sold the Debentures, Debenture Warrants and Incentive Shares in a transaction not involving any public offering) and pursuant to Rule 506 of Regulation D promulgated thereunder.  The shares into which the Debentures are convertible, the shares issuable upon exercise of the Debenture Warrants and the Incentive Shares have been registered for resale under the Securities Act.  The registration statement was declared effective on October 16, 2008.

On December 31, 2008 the Debentures were amended to allow Debenture holders to convert 25% of their Debentures into Class A common stock.  As a result, $732,250 of the Debentures were converted into 475,496 shares of Class A common stock.  As an inducement to convert the Debentures, the Company issued additional warrants (valued at $215,975 using the Black-Scholes method) and prepaid the interest of $453,993 on the unconverted portion of the Debentures through the maturity date of August 1, 2011, which resulted in the issuance of 589,614 shares of Class A common stock.  Interest payment of $58,580 for the quarter ended December 31, 2008 resulted in the issuance of 76,078 shares of Class A common stock.  On May 29, 2009, the Company filed a registration statement to register those additional interest shares and warrants which were issued in December 2008. The registration statement was declared effective on June 16, 2009.

During the year ended June 30, 2011, the Company’s debt obligations were reduced by $832,500 through the conversions of certain of the Debentures into shares of common stock.  During the fiscal year ended June 30, 2010, the Company’s debt obligations were reduced by $262,500 through conversion of certain of the Debentures into shares of Class A common stock.

On March 30, 2011 Debenture holders holding approximately 98.71% of the outstanding principal amount of the Debentures consented to an amendment to extend the maturity date from August 2011 to August 2013. The one debenture holder electing not to participate in the extension was paid all amounts due under the Debenture held by such holder, or $14,250, in April 2011. Pursuant to the terms of the amendment, interest will be prepaid in Class A common stock annually each August.   On or about August 1, 2011, the Company issued 41,832 shares of Class A common stock to the Debenture holders as payment for the interest accruing on the Debentures for the period from August 1, 2011 through July 31, 2012.

August 2009 Private Placement

On August 19, 2009, the Company executed a Securities Purchase Agreement with thirty-three investors with respect to a private placement of an aggregate of 1,298,827 shares of Class A common stock at $1.26 per share and warrants to purchase 649,423 shares of Class A common stock at an exercise price of $1.73 per share (the “August 2009 Warrants”). The August 2009 Warrants are exercisable for a period of five years beginning on February 19, 2010. The Company received aggregate gross cash proceeds from the issuance of the Class A common stock (exclusive of proceeds from any future exercise of the August 2009 Warrants) in the amount $1,636,500.  The Company used the funds to provide working capital for its operations.

The Company paid a commission to the exclusive placement agent for the offering, Garden State Securities, Inc. (“Garden State”), in an amount equal to $148,100 plus costs and expenses.  The Company also issued to Garden State and its designees warrants to purchase an aggregate of 155,860 shares of Class A common stock at exercise price equal to $1.73 per share, for a five-year term beginning February 19, 2010.

The private placement was exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) of the Securities Act (in that the shares of Class A common stock and August 2009 Warrants were sold by the Company in a transaction not involving any public offering) and pursuant to Rule 506 of Regulation D promulgated thereunder. The shares of Class A common stock and the shares of Class A common stock underlying the August 2009 Warrants have been registered for resale under the Securities Act. The registration statement was declared effective on October 21, 2009.

April 2010 Private Placement

On April 8, 2010 the Company executed a Securities Purchase Agreement with seven institutional and private investors, with respect to a private placement of an aggregate of 507,730 shares of Class A common stock at $2.20 per share for all non-insider purchasers, and warrants to purchase 50,776 shares of Class A common stock (the “April 2010 Warrants”). The April 2010 Warrants have an exercise price of $2.48 per share, are exercisable after October 8, 2010, and have a five-year term. The Company received aggregate gross cash proceeds from the issuance of the Class A common stock (exclusive of proceeds from any future exercise of the April 2010 Warrants) in the amount of $1,117,006.  The Company used the funds to provide working capital for its operations.  Among the investors were J. James Gaynor and Louis Leeburg, both of whom are directors or officers of LightPath, who paid $2.2325 per share of Class A common stock.  The Securities Purchase Agreement provides the investors with a right to participate in future financing at the then current terms until April 8, 2011.

The Company paid a commission to the exclusive placement agent for the offering, Garden State, in an amount equal to $88,610 plus costs and expenses.  The Company also issued to Garden State and its designees warrants to purchase an aggregate of 50,773 shares of Class A common stock at exercise price equal to $2.48 per share.  The April 2010 Warrants have a five-year term and are exercisable by Garden State and its designees after October 8, 2010.

The private placement was exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) of the Securities Act (in that the shares of Class A common stock and the April 2010 Warrants were sold by the Company in a transaction not involving any public offering) and pursuant to Rule 506 of Regulation D promulgated thereunder. The shares of Class A common stock and the shares of Class A common stock underlying the April 2010 Warrants have been registered for resale under the Securities Act. The registration statement was declared effective on May 20, 2010.

Other Unregistered Issuances

In connection with an agreement dated as of November 25, 2009, we issued 26,455 shares of our Class A common stock, par value $0.01 per share, at $1.89 per share to Harborview Master Fund LP in connection with the settlement of certain litigation.  We did not receive any cash proceeds from the issuance of the shares of common stock.  This issuance was exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) of the Securities Act (in that the shares of common stock were sold by the Company in a transaction not involving any public offering).  The shares of common stock have been registered for resale under the Securities Act.  The registration statement was declared effective on December 14, 2009.

On October 28 2009, we issued 69,455 shares of our Class A common stock, par value $0.01 per share, at $2.16 per share to MJD Media LLC for services rendered as a consultant.  We did not receive any cash proceeds from the issuance of the shares of common stock.  This issuance was exempt from the registration requirements of the Securities Act, pursuant to Section 4(2) of the Securities Act (in that the shares of common stock were sold by the Company in a transaction not involving any public offering). The shares of common stock have not been registered for sale under the Securities Act.

Item 16.            Exhibits and Financial Statement Schedules.

The Exhibits to this registration statement are listed in the Index to Exhibits on page 99.

Item 17.            Undertakings.

(a)           The undersigned registrant hereby undertakes:

(1)           To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)           To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)           To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, changes in the volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

(iii)           To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

(2)           That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)           To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(4)           That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser:

(i)           If the registrant is relying on Rule 430B:

(A)           Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(B)           Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus.  As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date; or

(ii)           If the registrant is subject to Rule 430C, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness.  Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(5)           That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities:

The undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)           Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)           Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)           The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)           Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)           The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)           The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

(d)           (1)           That, for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2)           For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(e)           Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.  In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Amendment No. 1 to the registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Orlando, State of Florida, on this 7th day of November, 2011.

By:	/s/ J. James Gaynor
J. James Gaynor
President & Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 1 to the registration statement has been signed below by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

*	President & Chief Executive Officer	November 7, 2011
J. JAMES GAYNOR	(Principal Executive Officer)

*	Chief Financial Officer
DOROTHY M. CIPOLLA	(Principal Financial Officer and Principal Accounting Officer)	November 7, 2011

*
ROBERT RIPP	Chairman of the Board and Director	November 7, 2011

*
SOHAIL KHAN	Director	November 7, 2011

*
DR. STEVEN R. J. BRUECK	Director	November 7, 2011

*
LOUIS LEEBURG	Director	November 7, 2011

*
GARY SILVERMAN	Director	November 7, 2011

By:	/s/ J. James Gaynor
J. James Gaynor
Attorney-in-Fact

INDEX TO EXHIBITS

1.1	Form of Underwriting Agreement between LightPath Technologies, Inc. C.K. Cooper and Company, Inc. and Maxim Group LLC	*

3.1.1	Certificate of Incorporation of Registrant, filed June 15, 1992 with the Secretary of State of Delaware	1

3.1.2	Certificate of Amendment to Certificate of Incorporation of Registrant, filed October 2, 1995 with the Secretary of State of Delaware	1

3.1.3	Certificate of Designations of Class A common stock and Class E-1 common stock, Class E-2 common stock, and Class E-3 common stock of Registrant, filed November 9, 1995 with the Secretary of State of Delaware	1

3.1.4	Certificate of Designation of Series A Preferred Stock of Registrant, filed July 9, 1997 with the Secretary of State of Delaware	2

3.1.5	Certificate of Designation of Series B Stock of Registrant, filed October 2, 1997 with the Secretary of State of Delaware	3

3.1.6	Certificate of Amendment of Certificate of Incorporation of Registrant, filed November 12, 1997 with the Secretary of State of Delaware	3

3.1.7	Certificate of Designation of Series C Preferred Stock of Registrant, filed February 6, 1998 with the Secretary of State of Delaware	4

3.1.8	Certificate of Designation, Preferences and Rights of Series D Participating Preferred Stock of Registrant filed April 29, 1998 with the Secretary of State of Delaware	5

3.1.9	Certificate of Designation of Series F Preferred Stock of Registrant, filed November 2, 1999 with the Secretary of State of Delaware	6

3.1.10	Certificate of Amendment of Certificate of Incorporation of Registrant, filed February 28, 2003 with the Secretary of State of Delaware	7

3.2	Bylaws of Registrant	1

4.1	Rights Agreement dated May 1, 1998, between Registrant and Continental Stock Transfer & Trust Company	5

4.2	First Amendment to Rights Agreement dated as of February 28, 2008, between LightPath Technologies, Inc. and Continental Stock Transfer & Trust Company	12

4.3	Form of Warrant Agreement between LightPath Technologies, Inc. and Registrar and Transfer Company	*

4.4	Form of Underwriters’ Warrant	*

5.1	Opinion of Baker & Hostetler LLP, regarding legality of shares being offered.	**

10.1	Directors Compensation Agreement dated November 11, 1999 between Robert Ripp and LightPath Technologies, Inc. and First Amendment thereto	8(ǂ)

10.2	Amended and Restated Omnibus Incentive Plan dated October 15, 2002	9(ǂ)

10.3	Employee Letter Agreement dated June 12, 2008, between LightPath Technologies, Inc., and J. James Gaynor, its Chief Executive Officer & President	10(ǂ)

10.4	Form of Common Stock Purchase Warrant dated as of August 1, 2008, issued by LightPath Technologies, Inc., to certain investors	11

10.5	Securities Purchase Agreement dated as of August 1, 2008, by and among LightPath Technologies, Inc., and certain investors	11

10.6	Registration Rights Agreement dated as of August 1, 2008, by and among LightPath Technologies, Inc., and certain investors	11

10.7	Security Agreement dated as of August 1, 2008, by and among LightPath Technologies, Inc. and certain investors	11

10.8	Form of Subsidiary Guarantee dated as of August 1, 2008, by Geltech Inc., and LightPath Optical Instrumentation (Shanghai), Ltd., in favor of certain investors	11

10.9	Form of 8% Senior Secured Convertible Debenture dated as of August 1, 2008, issued by LightPath Technologies, Inc., to certain investors	11

10.10	First Amendment to the 8% Senior Secured Convertible Debenture, dated as of December 31, 2008	13

10.11	Amendment No. 2 to the Amended and Restated LightPath Technologies, Inc. Omnibus Incentive Plan, dated as of December 30, 2008	14(ǂ)

10.12	Form of Common Stock Purchase Warrant dated as of August 19, 2009, issued by LightPath Technologies, Inc., to certain investors	15

10.13	Securities Purchase Agreement dated as of August 19, 2009, by and among LightPath Technologies, Inc. and certain investors	15

10.14	Registration Rights Agreement dated as of August 19, 2009, by and among LightPath Technologies, Inc., and certain investors	15

10.15	Form of Common Stock Purchase Warrant dated as of April 8, 2010, issued by LightPath Technologies, Inc. to certain investors	16

10.16	Securities Purchase Agreement dated as of April 8, 2010, by and among LightPath Technologies, Inc. and certain investors	16

10.17	Registration Rights Agreement dated as of April 8, 2010, by and among LightPath Technologies, Inc., and certain investors	16

10.18	Second Amendment to the 8% Senior Secured Convertible Debenture, dated as of March 30, 2011	17

10.19	2004 Employee Stock Purchase Plan dated December 6, 2004	18

21.1	Subsidiaries of the Registrant	*

23.1	Consent of Baker & Hostetler LLP (Included in its opinion to be filed as Exhibit 5.1)	**

23.2	Consent of Cross, Fernandez & Riley, LLP	*

24.1	Powers of Attorney	19

Notes:

1.   This exhibit was filed as an exhibit to our Registration Statement on Form SB-2 (File No: 33-80119) filed with the Securities and Exchange Commission on December 7, 1995 and is incorporated herein by reference thereto.

2.   This exhibit was filed as an exhibit to our annual report on Form 10-KSB40 filed with the Securities and Exchange Commission on September 11, 1997 and is incorporated herein by reference thereto.

3.   This exhibit was filed as an exhibit to our quarterly report on Form 10-Q filed with the Securities and Exchange Commission on November 14, 1997 and is incorporated herein by reference thereto.

4.   This exhibit was filed as an exhibit to our Registration Statement on Form S-3 (File No. 333-47905) filed with the Securities and Exchange Commission on March 13, 1998 and is incorporated herein by reference thereto.

5.   This exhibit was filed as an exhibit to our Registration Statement on Form 8-A filed with the Securities and Exchange Commission on April 28, 1998 and is incorporated herein by reference thereto.

6.   This exhibit was filed as an exhibit to our Registration Statement on Form S-3 (File No: 333-94303) filed with the Securities and Exchange Commission on January 10, 2000 and is incorporated herein by reference thereto.

7.   This exhibit was filed as an exhibit to our Proxy Statement filed with the Securities and Exchange Commission on January 24, 2003 and is incorporated herein by reference thereto.

8.   This exhibit was filed as an exhibit to our annual report on Form 10-KSB filed with the Securities and Exchange Commission on August 31, 2000 and is incorporated herein by reference thereto.

9.   This exhibit was filed as an exhibit to our Proxy Statement filed with the Securities and Exchange Commission on September 12, 2002 and is incorporated herein by reference.

10. This exhibit was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 12, 2008, and is incorporated herein by reference thereto.

11. This exhibit was filed as an exhibit to our Current Report on Form 8-K/A filed with the Securities and Exchange Commission on August 6, 2008, and is incorporated herein by reference thereto.

12.  This exhibit was filed as amendment number 1 to form 8A filed with the Securities and Exchange Commission on February 28, 2008, and is incorporated herein by reference thereto.

13.  This exhibit was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on January 6, 2009, and is incorporated herein by reference thereto.

14.  This exhibit was filed as an exhibit to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on February 12, 2009, and is incorporated herein by reference thereto.

15.  This exhibit was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on August 20, 2009, and is incorporated herein by reference thereto.

16.  This exhibit was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 9, 2010, and is incorporated herein by reference thereto.

17.  This exhibit was filed as an exhibit to our Current Report on Form 8-K filed with the Securities and Exchange Commission on April 1, 2011, and is incorporated herein by reference thereto.

18.  This exhibit was filed as an exhibit to our Registration Statement on Form S-8 (Registration No. 333-121385) filed with the Securities and Exchange Commission on December 17, 2004 and is incorporated herein by reference thereto.

19.  This exhibit was filed as an exhibit to Registration Statement on Form S-1 (Registration No. 333-177079) filed with the Securities and Exchange Commission on September 29, 2011 and is incorporated herein by reference thereto.

 *Filed herewith

** To the extent applicable, to be filed by an amendment to this registration statement or incorporated by reference pursuant to a Current Report on Form 8-K in connection with the offering of securities registered hereunder.

ǂ Management Contract or Compensatory Plan or Arrangement.